Exhibit 10.1

Execution Version

CONTRIBUTION, CONVEYANCE AND ASSUMPTION AGREEMENT

by and among

USD LOGISTICS OPERATIONS GP LLC,

USD LOGISTICS OPERATIONS LP,

USD PARTNERS LP,

USD NORTH AMERICA GP LLC,

USD NORTH AMERICA LP,

USD GROUP LLC,

and

USD PARTNERS GP LLC,

dated as of

March 27, 2022

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TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

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CONTRIBUTION, CONVEYANCE AND ASSUMPTION AGREEMENT

This Contribution, Conveyance and Assumption Agreement (this “Agreement”) is made and entered into as of March 27, 2022, by and among USD Logistics Operations GP LLC, a Delaware limited liability company (“USDLO GP”), USD Logistics Operations LP, a Delaware limited partnership (“USDLO LP”), USD Partners LP, a Delaware limited partnership (the “Partnership” together with USDLO GP and USDLO LP, the “Partnership Acquiring Entities”), USD North America GP LLC, a Delaware limited liability company (“USDNA GP”), USD North America LP, a Delaware limited partnership (“USDNA LP,” together with USDNA GP, the “Hardisty Contributors”), USD Group LLC, a Delaware limited liability company (“USD Group”), and USD Partners GP LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner,” together with the Hardisty Contributors and USD Group, the “Contributor Parties”). The Partnership Acquiring Entities and the Contributor Parties are sometimes referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

RECITALS:

WHEREAS, USDNA GP is a wholly owned subsidiary of USD Group and the sole general partner of USD Netherlands Cooperatief U.A., a Dutch excluded liability cooperative (“Cooperative”) and USDNA LP is a wholly owned subsidiary of USD Group and the sole limited partner of Cooperative;

WHEREAS, Cooperative is the sole shareholder of USD Netherlands 1 B.V. (“BV1”) and USD Netherlands 2 B.V. (“BV2”), each a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands;

WHEREAS, at Closing, BV1 and USDNA LP will be the sole shareholders of USD Terminals Canada II ULC, a British Columbia unlimited liability company (“USDTC II”);

WHEREAS, BV1 is the sole shareholder of USD Terminals Canada III ULC, a British Columbia unlimited liability company (“USDTC III”);

WHEREAS, USDTC II is the sole owner of the Hardisty South terminal (collectively, “Hardisty South”);

WHEREAS, USD Group is the sole member of the General Partner;

WHEREAS, the General Partner owns all of the outstanding incentive distribution rights in the Partnership (the “IDRs”) and the General Partner Units (as defined in the Existing LP Agreement) representing an approximately 1.6% general partner economic interest in the Partnership (the “GP Interest”);

WHEREAS, USDNA GP intends to contribute all of the general partner interest in Cooperative (the “Hardisty GP Interest”) to USDLO GP, a wholly owned subsidiary of the Partnership, and USDNA LP intends to contribute (i) all of its interest in Cooperative (the “Hardisty LP Interest”), and (ii) all of its interest in USDTC II (the “USDTC II Interest,” and together with the Hardisty LP Interest and the Hardisty GP Interest, the “Hardisty Interests”), to USDLO LP, a wholly owned subsidiary of the Partnership (the contribution of the Hardisty Interests, collectively, the “Contribution”);

WHEREAS, USD Group, the Partnership and the General Partner have agreed to the cancellation of the IDRs and the restructuring of the GP Interest as provided in this Agreement;

WHEREAS, in connection with the transactions contemplated by this Agreement (the “Transaction”), the Partnership Acquiring Entities desire to deliver, or cause to be delivered, to the Contributor Parties the Total Consideration (as defined below), all in accordance with the terms of this Agreement; and

WHEREAS, the Conflicts Committee of the Board of Directors of the General Partner (the “Conflicts Committee”) found the Transaction to not be adverse to the interests of the Partnership, approved the Transaction by Special Approval (as such term is defined in the Existing LP Agreement) and recommended that the Board of Directors of the General Partner approve the Transaction and, subsequently, the Board of Directors of the General Partner has approved the Transaction.

NOW, THEREFORE, in consideration of the mutual undertakings and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms below:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with, such specified Person through one or more intermediaries or otherwise; provided, however, that for purposes of this Agreement, USD Group and its Subsidiaries (other than the Partnership and the Partnership’s Subsidiaries), on the one hand, and the Partnership and the Partnership’s Subsidiaries, on the other hand, shall not be considered Affiliates of each other.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Ancillary Documents” means, collectively, the Partnership Ancillary Documents and the Contributor Ancillary Documents.

“Arbitrating Accountant” has the meaning set forth in Section 2.10(c).

“Assignment Agreement” has the meaning set forth in Section 2.6(a).

“Books and Records” means all of the records and files primarily related to the operation of Hardisty South, including plans, drawings, instruction manuals, operating and technical data and records, whether computerized or hard copy, tax files, books, records, Tax Returns and tax work papers, supplier lists, reference catalogs, surveys, engineering statements, maintenance

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records and studies, environmental records, environmental reporting information, emission data, testing and sampling data and procedures, construction, inspection and operating records, and any and all information necessary to meet compliance obligations with respect to any applicable Laws, in each case primarily related to Hardisty South and existing as of the Closing Date and excluding the Excluded Books and Records.

“Business” means, collectively, the operations and business (a) as historically conducted by the Contributor Parties using Hardisty South and (b) as contemplated to be conducted following the Closing by the Partnership Acquiring Entities using Hardisty South.

“BV1” has the meaning set forth in the recitals to this Agreement.

“BV2” has the meaning set forth in the recitals to this Agreement.

“BV Interests” has the meaning set forth in Section 3.12(c).

“Cancellation” has the meaning set forth in Section 2.2.

“Cap” has the meaning set forth in Section 7.6(b).

“Cash Consideration” has the meaning set forth in Section 2.3.

“Claim Notice” has the meaning set forth in Section 7.3(a).

“Closing” has the meaning set forth in Section 2.5.

“Closing Date” has the meaning set forth in Section 2.5.

“Code” means the Internal Revenue Code of 1986, as amended.

“Closing Adjustment” has the meaning set forth in Section 2.10(a).

“Closing Adjustment Dispute Range” has the meaning set forth in Section 2.10(c).

“Commission” means the United States Securities and Exchange Commission.

“Conflicts Committee” has the meaning set forth in the recitals to this Agreement.

“Conflicts Committee Financial Advisor” means Jefferies LLC.

“Consent” has the meaning set forth in Section 5.3.

“Construction Loan Agreement” means the Construction Loan Agreement dated as of September 28, 2018, by and between USDTC II and BOKF, dba Bank of Oklahoma, a national banking association, as amended from time to time.

“Contract” means any contract, commitment, instrument, undertaking, lease, sublease, note, mortgage, conditional sales contract, license, sublicense, franchise agreement, indenture, settlement, Permit or other legally binding agreement (whether oral or written).

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“Contributor Ancillary Documents” means each agreement, document, instrument or certificate to be delivered by any Contributor Party, at the Closing pursuant to Section 2.6 hereof and each other document or Contract entered into by any Contributor Party, in connection with this Agreement or the Closing (including the Reorganization Transactions).

“Contributor Parties” has the meaning set forth in the preamble to this Agreement.

“Contributor Parties Closing Certificate” has the meaning set forth in Section 6.2(c).

“Contributor Indemnitees” has the meaning set forth in Section 7.1.

“Contributors’ Fundamental Representations” means the representations and warranties set forth in Section 3.1, Section 3.2, Section 3.3(b), Section 3.5, Section 3.12 and Section 3.16.

“Control” means, where used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” have correlative meanings.

“Conversion” has the meaning set forth in Section 2.2.

“Cooperative” has the meaning set forth in the recitals to this Agreement.

“Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of November 2, 2018, among the Partnership, USD Terminals Canada ULC, Citibank, N.A., U.S. Bank National Association and Bank of Montreal and the other lenders party thereto, as amended, supplemented or modified from time to time.

“Damages” has the meaning set forth in Section 7.1.

“Deductible” has the meaning set forth in Section 7.6(b).

“Dispute” has the meaning set forth in Section 2.10(b).

“Dispute Deadline” has the meaning set forth in Section 2.10(b).

“Dispute Notice” has the meaning set forth in Section 2.10(b).

“Effective Time” has the meaning set forth in Section 2.5.

“Encumbrance” means any mortgage, pledge, charge, hypothecation, claim, easement or right-of-way, servitude, right of purchase, security interest, deed of trust, conditional sales agreement, encroachment, encumbrance or other defect in title, interest, option, lien, right of first refusal or offer or other preferential right or option, whether or not imposed by operation of applicable Law, any voting trust or voting agreement, stockholder agreement or proxy.

“Enforceability Exceptions” has the meaning set forth in Section 3.2.

“Estimated Final Adjustment” has the meaning set forth in Section 2.10(b).

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“Environmental Laws” means any and all applicable Laws and other legally enforceable requirements and rules of common law, in each case, relating to the prevention of pollution or protection of human health, worker health or safety (in respect of exposure to Hazardous Materials) or the environment or imposing liability or standards of conduct concerning the use, generation, handling, management, manufacture, processing, treatment, storage, transportation, remediation, cleanup, handling, disposal or Release of, or exposure to, any Hazardous Materials.

“Excluded Books and Records” means books, records and files not relating primarily to the operation of Hardisty South.

“Existing LP Agreement” has the meaning set forth in Section 2.2.

“Final Adjustment” has the meaning set forth in Section 2.10(d).

“Final Determination” means (a) a decision, judgment, decree or other order by any court of competent jurisdiction, which decision, judgment, decree or other order has become final, (b) a closing agreement made under Section 7121 of the Code (or a comparable agreement under the laws of a state, local or foreign taxing jurisdiction) with the relevant Tax Authority or other administrative settlement with or final administrative decision by the relevant Tax Authority, (c) a final disposition of a claim for refund, or (d) any agreement between the Contributor Parties and the Partnership Acquiring Entities which they agree will have the same effect as an item in (a), (b), or (c) for purposes of this Agreement.

“Financial and Operational Information” has the meaning set forth in Section 3.8.

“Fraud” means actual willful and intentional fraud.

“Fundamental Representations” means, collectively, the Partnership Fundamental Representations and the Contributors’ Fundamental Representations.

“General Partner” has the meaning set forth in the preamble to this Agreement.

“Governmental Authority” means (a) the United States of America, Canada or the Netherlands, or any state, provincial, territorial, municipal, local or political subdivision thereof within the United States of America, Canada or the Netherlands, and (b) any court or any governmental or administrative department, commission, board, bureau or agency of the United States of America, Canada or the Netherlands, or of any state, provincial, territorial, municipal, local or political subdivision thereof within the United States of America, Canada or the Netherlands.

“GP Interest” has the meaning set forth in the recitals to this Agreement.

“Hardisty Contributors” has the meaning set forth in the preamble to this Agreement.

“Hardisty Entities” means, collectively, Cooperative, BV1, BV2, USDTC II and USDTC III.

“Hardisty GP Interest” has the meaning set forth in the recitals to this Agreement.

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“Hardisty Interests” has the meaning set forth in the recitals to this Agreement.

“Hardisty LP Interest” has the meaning set forth in the recitals to this Agreement.

“Hardisty South” has the meaning set forth in the recitals to this Agreement.

“Hazardous Material” means (a) any “hazardous substance” as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, (b) any “hazardous waste” as defined in the Resource Conservation and Recovery Act, as amended, (c) any petroleum, petroleum hydrocarbon, petrochemical or petroleum product, petroleum substance or crude oil and any components, fractions or derivatives thereof (d) any polychlorinated biphenyl, (e) any asbestos or asbestos containing material, (f) any per- or polyfluoroalkyl substance and (e) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material, waste or substance regulated under or for which liability or standards of conduct are imposed pursuant to any other applicable Environmental Law.

“IDRs” has the meaning set forth in the recitals to this Agreement.

“Indemnity Claim” has the meaning set forth in Section 7.3(a).

“Insurance Policies” has the meaning set forth in Section 3.15.

“knowledge” for the Contributor Parties, means actual knowledge, without a duty of inquiry or investigation of Josh Ruple, Adam Altsuler, Brad Sanders or Keith Benson.

“Law” means all laws (including common law), statutes, rules, regulations, ordinances, directives, orders or any similar provisions having the force or effect of Law of any applicable Governmental Authority.

“Liability” or “Liabilities” means any direct or indirect liability, indebtedness, obligation, cost, expense, claim, loss, Damage, deficiency, Tax, interest, penalty, amount paid in settlement, judgment, assessment, guaranty or endorsement of or by any Person, in the case of each of the foregoing, whether absolute or contingent, matured or unmatured, asserted or unasserted, accrued or unaccrued, due or to become due, liquidated or unliquidated.

“Litigation” has the meaning set forth in Section 3.7.

“Material Adverse Effect” means any change, circumstance, effect or condition that, individually or in the aggregate, (a) is, or could reasonably be expected to be, materially adverse to the business, financial condition, assets, liabilities or results of operations of the Business or the Hardisty Entities or (b) materially adversely affects, or could reasonably be expected to materially adversely affect, any Contributor Party’s ability to satisfy its obligations under the Transaction Documents, other than any changes (x) in the general state of the industries in which the Business operates, or (y) in general economic conditions (including changes in commodity prices or interest rates), financial or securities markets or political conditions, provided, that in the case of clauses (x) and (y), the impact on the Business is not materially disproportionate to the impact on companies engaged in similar lines of business as the Business.

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“Material Contract” means any material Contract (or series of related Contracts) (other than any Contract granting any Permits, servitudes, easements or rights-of- way) relating to the ownership or operation of the Business or the ownership, use or operation of Hardisty South, including the Contracts listed on Schedule A-1.

“New Common Units” has the meaning set forth in Section 2.3.

“NYSE” has the meaning set forth in Section 2.3.

“Organizational Documents” means, with respect to any Person, the articles of incorporation, certificate of incorporation, certificate of formation, certificate of limited partnership, notice of articles, bylaws, limited liability company agreement, operating agreement, partnership agreement, stockholders’ agreement, and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of such Person, including any amendments thereto.

“Outside Date” has the meaning set forth in Section 8.1(b).

“Partnership” has the meaning set forth in the preamble to this Agreement.

“Partnership Acquiring Entities” has the meaning set forth in the preamble to this Agreement.

“Partnership Ancillary Documents” means each agreement, document, instrument or certificate to be delivered by any Partnership Acquiring Entity, at the Closing pursuant to Section 2.7 hereof and each other document or Contract entered into by any Partnership Acquiring Entity, in connection with this Agreement or the Closing.

“Partnership Closing Certificate” has the meaning set forth in Section 6.3(c).

“Partnership Fundamental Representations” means the representations and warranties set forth in Section 4.1, Section 4.2, Section 4.3(b) and Section 4.5.

“Partnership Group” means, collectively, the Partnership and its Subsidiaries.

“Partnership Indemnitees” has the meaning set forth in Section 7.2.

“Partnership Material Adverse Effect” means any change, circumstance, effect or condition that (a) is, or could reasonably be expected to be, materially adverse to the business, financial condition, assets, liabilities or results of operations of the Partnership Group, taken as a whole or (b) materially adversely affects, or could reasonably be expected to materially adversely affect, the Partnership’s ability to satisfy its obligations under the Transaction Documents, other than any changes (x) in the general state of the industries in which the Partnership operates or (y) in general economic conditions (including changes in commodity prices or interest rates), financial or securities markets or political conditions, provided, that in the case of clauses (x) and (y), the impact on the Partnership is not materially disproportionate to the impact on companies engaged in similar lines of business as the Partnership.

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“Party” or “Parties” has the meaning set forth in the preamble to this Agreement.

“Permits” means permits, licenses, certificates, orders, approvals, authorizations, registrations, grants, consents, concessions, warrants, franchises and similar rights and privileges.

“Permitted Encumbrances” means (a) liens for Taxes not yet due and payable; (b) liens of mechanics, carriers, laborers, suppliers, workers and materialmen incurred in the ordinary course of business for sums not yet delinquent or being diligently contested in good faith; (c) liens securing rental, storage, throughput, handling or other fees or charges owing from time to time to common carriers, solely to the extent of such fees or charges; and (d) liens in connection with the Construction Loan Agreement, which shall be released at Closing.

“Person” means an individual or a corporation, firm, limited liability company, unlimited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Post-Closing Liabilities” has the meaning set forth in Section 7.1(c).

“Pre-Closing Liabilities” has the meaning set forth in Section 7.2(c).

“Pro-Rated Items” has the meaning set forth in Section 2.8.

“Release” means any release, spill, emission, leaking, pumping, pouring, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into or through the indoor or outdoor environment or into or out of any property.

“Reorganization Transactions” has the meaning set forth in Section 5.1(a).

“Revised LP Agreement” has the meaning set forth in Section 2.2.

“Securities Act” has the meaning set forth in Section 3.19(b).

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof; or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person; provided, however, that with respect to USD Group, the term “Subsidiary” shall not include any member of the Partnership Group.

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“Tax” or “Taxes” means any federal, state, local or foreign income tax, ad valorem tax, excise tax, sales tax, use tax, franchise tax, real or personal property tax, transfer tax, gross receipts tax or other tax, assessment, duty, fee, levy or other governmental charge, together with and including, any and all interest, fines, penalties, assessments, and additions to Tax resulting from, relating to, or incurred in connection with any of those or any contest or dispute thereof.

“Tax Authority” means any Governmental Authority having jurisdiction over the payment or reporting of any Tax.

“Tax Return” means any report, statement, form, return or other document or information required to be supplied to a Tax Authority in connection with Taxes.

“Total Consideration” has the meaning set forth in Section 2.3.

“Transaction” has the meaning set forth in the recitals to this Agreement.

“Transaction Documents” means this Agreement and the Ancillary Documents.

“Transfer Taxes” has the meaning set forth in Section 2.9.

“Unaffiliated Unitholders” means the unitholders of the Partnership other than the General Partner and its Affiliates.

“USD Group” has the meaning set forth in the preamble to this Agreement.

“USDLO GP” has the meaning set forth in the preamble to this Agreement.

“USDLO LP” has the meaning set forth in the preamble to this Agreement.

“USDNA GP” has the meaning set forth in the preamble to this Agreement.

“USDNA LP” has the meaning set forth in the preamble to this Agreement.

“USDTC II” has the meaning set forth in the recitals to this Agreement.

“USDTC II Interest” has the meaning set forth in the recitals to this Agreement.

“USDTC Interests” has the meaning set forth in Section 3.12(d).

“USDTC III” has the meaning set forth in the recitals to this Agreement.

ARTICLE II

CONTRIBUTIONS, CONVEYANCES, ACKNOWLEDGEMENTS AND CLOSING

Section 2.1 Contributions. At the Closing, and effective as of the Effective Time, on the terms and subject to the conditions of this Agreement:

(a) USDNA GP shall contribute, assign, transfer and convey all of the Hardisty GP Interest to USDLO GP;

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(b) USDNA LP shall contribute, assign, transfer and convey all of (i) the Hardisty LP Interest and (ii) the USDTC II Interest to USDLO LP; and

(c) the Partnership Acquiring Entities shall accept the contribution of the Hardisty Interests and shall assume the Post-Closing Liabilities from and after the Closing Date.

Section 2.2 Cancellation of the IDRs and Conversion of the GP Interest. At the Closing, USD Group shall cause the General Partner to amend and restate the Second Amended and Restated Agreement of Limited Partnership of USD Partners LP, dated as of October 15, 2014 (the “Existing LP Agreement”), as set forth in Exhibit A, and as so amended and restated shall be the limited partnership agreement of the Partnership (such amended and restated agreement being referred to as the “Revised LP Agreement”) until duly amended in accordance with its terms and applicable Law. Pursuant to the Revised LP Agreement, effective concurrently with the Closing, the IDRs shall be cancelled (the “Cancellation”) and the GP Interest owned by the General Partner shall be converted into a non-economic general partner interest in the Partnership (the “Conversion”).

Section 2.3 Consideration. At the Closing, in consideration for the contribution of the Hardisty Interests, the Cancellation and the Conversion, the Partnership shall: (i) pay to USD Group $75.0 million in cash (the “Cash Consideration”), as adjusted pursuant to Section 2.9, and (ii) issue to the General Partner (or its designee) 5,751,136 common units representing limited partner interests in the Partnership (the “New Common Units,” together with the Cash Consideration, the “Total Consideration”), which shall be listed on the New York Stock Exchange (the “NYSE”).

Section 2.4 Consent, Approval and Agreement of General Partner. In accordance with Section 13.3(b) and Section 13.3(c) of the Existing LP Agreement, the General Partner, in its individual capacity as the sole holder of the IDRs and the GP Interest, hereby consents to and approves the amendment and restatement of the Existing LP Agreement to be effected by the Revised LP Agreement.

Section 2.5 Closing. Subject to the terms and conditions of this Agreement and unless otherwise agreed in writing by the Parties, the closing of the Transaction (“Closing”) will take place on the date that is two business days immediately following the date of fulfillment or waiver (in accordance with the provisions hereof) of the last to be fulfilled or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be fulfilled at or after the Closing, but subject to the fulfillment or waiver of such conditions), or such other time or date as mutually agreed to by the Parties. The date of the Closing is referred to herein as the “Closing Date” and the Closing is deemed to be effective as of at 12:01 a.m., Central Time, on April 1, 2022 (the “Effective Time”).

Section 2.6 Deliveries by the Contributor Parties. At the Closing, the Contributor Parties shall deliver, or cause to be delivered, the following:

(a) A counterpart of an Assignment and Assumption Agreement in substantially the form of Exhibit B (the “Assignment Agreement”), duly executed by the Hardisty Contributors and all other instruments and agreements required to effect the assignment of the Hardisty Interests in their jurisdictions of formation.

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(b) A counterpart of the Revised LP Agreement, duly executed by the General Partner.

(c) The Contributor Parties Closing Certificate, duly executed by officers of the Contributor Parties.

(d) Evidence of the termination of the Construction Loan Agreement, executed releases releasing all Encumbrances thereunder and all other instruments and agreements reasonably required to effect and file of record the release of all Encumbrances thereunder.

(e) Such other documents as may be reasonably necessary or appropriate to effect the consummation of the transactions which are the subject of this Agreement.

Section 2.7 Deliveries by the Partnership Acquiring Entities. At the Closing, the Partnership Acquiring Entities shall deliver, or cause to be delivered, the following:

(a) The Cash Consideration adjusted for the Closing Adjustment.

(b) The New Common Units, by issuance in book-entry form of such New Common Units, to the General Partner (or its designee), by instruction to the Partnership’s transfer agent or otherwise (such instruction to be given at least two business days prior to Closing).

(c) A counterpart of the Assignment Agreement, duly executed by USDLO GP and USDLO LP.

(d) The Partnership Closing Certificate, duly executed by the General Partner.

(e) Such other documents as may be reasonably necessary or appropriate to effect the consummation of the transactions which are the subject of this Agreement.

Section 2.8 Prorations. The Contributor Parties shall be responsible for (or entitled to receive, as the case may be) all Taxes, prepaid items and other similar items (“Pro-Rated Items”) attributable to Hardisty South (for the avoidance of doubt, excluding insurance premiums) or the Hardisty Entities for periods prior to the Effective Time, and the Partnership Acquiring Entities shall be responsible for (or entitled to receive, as the case may be) all Pro-Rated Items for periods after the Effective Time. Pro-Rated Items for periods beginning before and ending after the Effective Time shall be allocated between the Partnership Acquiring Entities, on the one hand, and the Contributor Parties, on the other hand, in accordance with the provisions of this Section 2.8. The portion of each Pro-Rated Item allocated pursuant to this Section 2.8 to the portion of the applicable period ending at or prior to the Effective Time shall (i) in the case of any franchise taxes, sales or use taxes, value-added taxes, employment taxes, withholding taxes, and any tax based on or measured by income or receipts, be determined on a closing of the books basis, and (ii) in the case of any other Pro-Rated Item, be determined on the basis of the proportional number of days in the relevant determination period for all days through but not including the Closing Date. The prorations shall be paid at Closing by the Partnership Acquiring Entities to the

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Contributor Parties (if the prorations result in a net credit to the Contributor Parties) or by the Contributor Parties to the Partnership Acquiring Entities (if the prorations result in a net credit to Partnership Acquiring Entities) by increasing or reducing the funds to be delivered by the Partnership Acquiring Entities in payment of the Cash Consideration at Closing. If the actual amounts of any items to be prorated are not known as of the Closing Date, then such proration will be made at Closing on the basis of the best evidence then available; as soon as practicable after actual amounts are available, but in no event later than 90 days thereafter, re-prorations will be made on the basis of the actual amounts and a final cash settlement will be made between the Contributor Parties, on the one hand, and the Partnership Acquiring Entities, on the other hand (which obligation will survive the transfer and conveyance of the Hardisty Interests).

Section 2.9 Cash Consideration Adjustment.

(a) The Cash Consideration shall be increased by all capital contributions made by the Contributor Parties or their Affiliates to the Hardisty Entities attributable to the period on or after the Effective Time (other than capital contributions made by the Contributor Parties or their Affiliates in connection with the Reorganization Transactions).

(b) The Cash Consideration shall be decreased by all distributions received by a Contributor Party or their Affiliates from the Hardisty Entities attributable to the period on or after the Effective Time.

Section 2.10 Adjustment Procedures.

(a) At least five Business Days prior to the Closing, the Contributor Parties shall prepare and deliver to the Partnership a statement setting forth the Contributor Parties’ calculation of the adjustments pursuant to Section 2.9, together with reasonably sufficient detail to support such calculation, and the Parties shall work in good faith to agree on the amount of such calculation by the Closing, and the amount as so agreed shall be referred to as the “Closing Adjustment;” provided, that if the Parties are unable to agree on such calculation, then the Contributor Parties’ original calculation thereof shall be the Closing Adjustment.

(b) The Partnership shall notify the Contributor Parties in writing no later than one Business Day prior to the Closing (the “Dispute Deadline”) of any disagreements or disputes with respect to the Closing Adjustment (a “Dispute”). If the Partnership does not give written notice to Contributor Parties of a Dispute (a “Dispute Notice”) on or prior to the Dispute Deadline, the Closing Adjustment shall be deemed accepted and agreed to by the Parties and shall be final and binding upon the Parties with no further adjustments thereto. If the Partnership has a Dispute, the Partnership shall deliver to Contributor Parties a Dispute Notice prior to the Dispute Deadline, setting forth, in reasonable detail, the elements and amounts with which it disagrees and the reasons therefor. During the 15-day period following the delivery of the Dispute Notice, the Parties shall use commercially reasonable efforts to resolve the Dispute and agree in writing upon the adjusted Closing Adjustment (the “Estimated Final Adjustment”). If the Parties agree as to the Estimated Final Adjustment within such 15-day period, such Estimated Final Adjustment as so agreed shall be final and binding upon the Parties.

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(c) If the Parties are unable to resolve any Dispute within the 15-day period after the Partnership’s delivery of a Dispute Notice, the Parties shall jointly engage a mutually agreed upon nationally recognized accounting firm (the “Arbitrating Accountant”) as arbitrator to promptly resolve any Disputes. The Arbitrating Accountant’s sole function shall be to resolve the Dispute as specifically set forth in reasonable detail in the Dispute Notice with respect to the determination of the Estimated Final Adjustment consistent with the calculation of the Closing Adjustment. The Arbitrating Accountant shall allow the Parties to present their respective positions regarding the Dispute. The Arbitrating Accountant may, at its discretion, conduct a conference concerning the Dispute, at which conference each Party shall have the right to present additional documents, materials and other information and to have present its advisors, counsel and accountants. In connection with such process, there shall be no other hearings or any oral examinations, testimony, depositions, discovery or other similar proceedings. The Arbitrating Accountant shall thereafter promptly render its determination on the Dispute in writing and finalize the Estimated Final Adjustment; provided, that such written determination shall provide for the Estimated Final Adjustment to be no less than the amount proposed by the Partnership and no higher than the amount proposed by the Contributor Parties (the “Closing Adjustment Dispute Range”). Such written determination shall be final and binding upon the parties hereto, and judgment may be entered on the award. The Partnership and the Contributor Parties shall each bear half of the fees and expenses of the Arbitrating Accountant.

(d) The Estimated Final Adjustment for the Hardisty Entities that is final and binding on the parties hereto as determined in accordance with the terms of Section 2.10(b) or Section 2.10(c), as applicable, shall be the “Final Adjustment,” with such Final Adjustment not being outside of the Closing Adjustment Dispute Range. Within ten Business Days after the determination of the Final Adjustment:

(i) If the Final Adjustment expressed as a positive or negative number, as applicable, exceeds the Closing Adjustment expressed as a positive or negative number, as applicable, then the Partnership shall pay, by wire transfer of immediately available funds to an account designated in writing by the Contributor Parties, the amount of such excess;

(ii) If the Closing Adjustment expressed as a positive or negative number, as applicable, exceeds the Final Adjustment expressed as a positive or negative number, as applicable, then Contributor Parties shall pay, by wire transfer of immediately available funds to an account designated in writing by the Partnership, the amount of such excess; or

(iii) If the Final Adjustment is equal to the Closing Adjustment, then no adjustment or payment shall be made.

Section 2.11 Transfer Taxes. To the extent that any sales, use, transfer, purchase, filing, recordation, stamp, registration and similar Taxes are payable as a result of the Transaction (collectively, “Transfer Taxes”), such Transfer Taxes shall be borne 100% by USD Group. To the extent under applicable Law the transferee is responsible for filing Tax Returns or other documentation in respect of Transfer Taxes, the Partnership shall prepare and file all such Tax Returns or other documentation. The Parties shall provide such certificates and other information and otherwise cooperate in good faith to minimize, to the extent permitted under applicable Law, any Transfer Taxes. The Party that is not responsible under applicable Law for paying the Transfer Taxes shall pay its share of the Transfer Taxes to the responsible Party prior to the due date of such Transfer Taxes.

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Section 2.12 Reimbursement. If the Partnership Acquiring Entities, on the one hand, or the Contributor Parties, on the other hand, pays any Tax agreed to be borne by the other Party under this Agreement, such other Party shall promptly reimburse the paying Party for the amounts so paid following the receipt of notice thereof and reasonable supporting documentation. If any Party receives any Tax refund or credit (to the extent such credit reduces cash Taxes payable by such Party) applicable to a Tax paid by another Party hereunder, the receiving Party shall promptly pay such amounts to the Party entitled thereto. Any amount payable pursuant to this Section 2.12 shall be made by wire transfer of immediately available funds to the account specified by the Partnership Acquiring Entities or the Contributor Parties, as applicable.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE CONTRIBUTOR PARTIES

The Contributor Parties hereby represent and warrant to the Partnership Acquiring Entities as follows:

Section 3.1 Organization. Each Contributor Party is a Delaware limited partnership or limited liability company duly formed, validly existing and in good standing under the Laws of the state of Delaware. Each Contributor Party is duly authorized to conduct business and is in good standing under the applicable Laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a Material Adverse Effect.

Section 3.2 Authorization. Each Contributor Party has all requisite partnership or limited liability company power and authority and has taken all action necessary in order to execute, deliver and perform its obligations under this Agreement and the Contributor Ancillary Documents to which it is a party, to consummate the transactions contemplated hereby and thereby and to perform all the terms and conditions hereof and thereof to be performed by it. The execution, delivery, and performance by each Contributor Party of this Agreement and the Contributor Ancillary Documents to which it is a party, and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized by all necessary limited partnership or limited liability company action of such Contributor Party. This Agreement has been duly executed and delivered by each Contributor Party and constitutes, and each Contributor Ancillary Document executed by a Contributor Party has been duly executed and delivered by such Contributor Party and constitutes, a valid and legally binding obligation of such Contributor Party, enforceable against it in accordance with their terms, except to the extent that such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting creditors’ rights and remedies generally and (b) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances (collectively, “Enforceability Exceptions”).

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Section 3.3 No Violations. The execution, delivery and performance of this Agreement by each Contributor Party and the Contributor Ancillary Documents to which it is a party do not, and the consummation of the Transaction will not:

(a) constitute a breach or violation of, or result in a default (or an event that, with notice or lapse of time or both, would become a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, any note, bond, mortgage, indenture, deed of trust, license, franchise, lease, contract, agreement, joint venture or other instrument or obligation to which any Contributor Party is subject or bound or to which the Hardisty Interests, the IDRs, the GP Interest or Hardisty South is subject;

(b) constitute a breach or violation of, or a default under provisions of the Organizational Documents of any Contributor Party or any Hardisty Entity;

(c) contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to any Contributor Party or any Hardisty Entity;

(d) result in the creation of any material Encumbrances, other than, in each case, restrictions on transfer arising solely under applicable federal and state securities laws on any assets of any Contributor Party or any Hardisty Entity; or

(e) result in the revocation, cancellation, suspension or material modification, individually or in the aggregate, of any Permit possessed by any Contributor Party or any Hardisty Entity that is necessary for the ownership or operation of Hardisty South as currently conducted, including any Permits under any applicable Environmental Law;

except, in the case of clauses (a), (c), (d) and (e), as would not have, individually or in the aggregate, a Material Adverse Effect and except for such as will have been cured at or prior to the Closing.

Section 3.4 Bankruptcy. There are no bankruptcy, reorganization or rearrangement proceedings under any bankruptcy, insolvency, reorganization, moratorium or other similar laws with respect to creditors pending against, or, to the knowledge of the Contributor Parties, threatened against any Contributor Party. There is no pending or, to the knowledge of the Contributor Parties, threatened action for the dissolution, liquidation or insolvency of any of the Hardisty Entities.

Section 3.5 IDRs and GP Interest. The General Partner is the beneficial and record holder of the IDRs and the GP Interest and has good and valid title to the IDRs and the GP Interest, in each case, free and clear of all Encumbrances, and there is no subscription, option, warrant, call, right, agreement or commitment relating to the issuance, sale, delivery, repurchase or transfer by the General Partner of the IDRs or the GP Interest, except as set forth in the Existing LP Agreement.

Section 3.6 Consents. Except as set forth in Schedule 3.6, no Permit with any Governmental Authority or other Person is required to be obtained or made by or with respect to any Contributor Party in connection with:

(a) the execution, delivery, and performance of this Agreement or the Contributor Ancillary Documents to which it is a party or the consummation of the transactions contemplated hereby and thereby; or

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(b) the enforcement against any Contributor Party of its obligations under this Agreement or the Contributor Ancillary Documents to which it is a party;

except, in each case, (i) for those that have been obtained and (ii) for those that the failure to obtain would not have, individually or in the aggregate, a Material Adverse Effect.

Section 3.7 Laws and Regulations; Litigation. Except as set forth in Schedule 3.7, there are no pending or, to the Contributor Parties’ knowledge, threatened claims, fines, actions, suits, demands, investigations or proceedings or any arbitration or binding dispute resolution proceeding (collectively, “Litigation”) against the Hardisty Interests or any Hardisty Entity, or against or affecting the Business or Hardisty South or the ownership and operation of the Business or Hardisty South (other than Litigation under any Environmental Law, which is the subject of Section 3.11) that (i) would individually, or in the aggregate, have a Material Adverse Effect or (ii) seek any material injunctive relief with respect to the Business or Hardisty South. Except as would not, individually or in the aggregate, have a Material Adverse Effect, no Hardisty Entity is in violation of or in default under any law or regulation or under any order (other than Environmental Laws, which are the subject of Section 3.11) of any Governmental Authority applicable to it. Except as would not, individually or in the aggregate, have a Material Adverse Effect, no Litigation is pending or, to the Contributor Parties’ knowledge, threatened to which any Contributor Party is or may become a party that questions or involves the validity or enforceability of any of its respective obligations under this Agreement or seeks to prevent or delay, or seeks substantial damages in connection with, the consummation of the Transaction.

Section 3.8 Management Projections and Budgets. To the knowledge of the Contributor Parties, the projections and budgets (the “Financial and Operational Information”) provided to the Partnership (including those provided to the Conflicts Committee Financial Advisor) by the Contributor Parties as part of the Partnership’s review of the Business, the Hardisty Interests and Hardisty South in connection with this Agreement have a reasonable basis, were prepared in good faith and are consistent with the Contributor Parties’ management’s current expectations. To the knowledge of the Contributor Parties, the other financial and operational information provided by the Contributor Parties to the Partnership (including such information provided to the Conflicts Committee Financial Advisor) in connection with the Transaction is complete and correct in all material respects for the periods covered and is derived from and is consistent with the books and records of the Contributor Parties.

Section 3.9 No Liabilities. Except as set forth on Schedule 3.9, there are no Liabilities of the Hardisty Entities or Hardisty South, and there are no facts or circumstances that would result in any such Liabilities, other than (i) Liabilities incurred in the ordinary course of business consistent with past practices; (ii) Liabilities arising under the Material Contracts and (iii) Liabilities under this Agreement.

Section 3.10 No Adverse Change. Except for any actions taken by any Hardisty Entity contemplated by this Agreement, from January 1, 2022, (a) each Hardisty Entity has in all material respects operated Hardisty South in the ordinary course consistent with past practices, and (b) no fact, event, change, occurrence, development or circumstance has occurred that has had or would reasonably be expected to constitute, individually or in the aggregate, a Material Adverse Effect.

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Section 3.11 Environmental Matters. Except as set forth in Schedule 3.11, or as would not, individually or in the aggregate, have a Material Adverse Effect, the Hardisty Entities in the conduct of Business and the ownership and operation of Hardisty South: (i) are in compliance with Environmental Laws, (ii) are not the subject of any outstanding administrative or judicial order of judgment, agreement or arbitration award from any Governmental Authority under any Environmental Law and requiring remediation or the payment of a fine, penalty or response cost, (iii) have received all Permits required of them under applicable Environmental Laws necessary for the conduct of the Business and the ownership and operation of Hardisty South, (iv) are in compliance with all terms and conditions of any such Permits, (v) are not subject to any Litigation pending or threatened in writing involving any Environmental Law , and (vi) do not have any Liability to the knowledge of the Contributor Parties in connection with the Release of, or exposure to, any Hazardous Material.

Section 3.12 Hardisty Interests.

(a) The Hardisty Interests constitute 100% of the membership interest in Cooperative. The Hardisty Interests are not subject to and were not issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Law applicable to such interests or Cooperative’s Organizational Documents.

(b) Each Hardisty Entity is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization. Each Hardisty Entity is duly authorized to conduct business and is in good standing under the applicable Laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a Material Adverse Effect. The Contributor Parties have delivered to the Partnership correct and complete copies of the Organizational Documents of each of the Hardisty Entities, each as amended to date.

(c) Cooperative owns 100% of the equity interest in BV1 and BV2 (collectively, the “BV Interests”). The BV Interests are not subject to and were not issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Law applicable to such interests or the Organizational Documents of BV1 or BV2, as applicable.

(d) At Closing, BV1 and USDNA LP will collectively own 100% of the equity interest in USDTC II, and BV1 owns 100% of the equity interest in USDTC III (all the equity interests in USDTC II and USDTC III, collectively, the “USDTC Interests”). The USDTC Interests are not subject to and were not issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of Law applicable to such interests or the Organizational Documents of USDTC II or USDTC III, as applicable.

(e) Since their respective incorporations, Cooperative, BV1 and USDTC II have engaged in no business activities, have no operations, have owned no assets, have generated no revenues, and have incurred no Liabilities of any kind, whether known or unknown or otherwise, in each case except Liabilities (i) incurred to Governmental Authorities, or (ii) in connection with the ownership of Hardisty South or their formation and continued existence as legal entities (including Liabilities incurred in connection with the preparation and filing of Tax Returns, regulatory or governmental filings and the like).

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(f) Since their respective incorporations, BV2 and USDTC III have engaged in no business activities, have no operations, have owned no assets, have generated no revenues, and have incurred no Liabilities of any kind, whether known or unknown or otherwise, in each case except Liabilities (i) incurred to Governmental Authorities or (ii) in connection with their formation and continued existence as legal entities (including Liabilities incurred in connection with the preparation and filing of Tax Returns, regulatory or governmental filings and the like).

Section 3.13 Hardisty South.

(a) USDTC II owns all of the improvements and fixtures comprising Hardisty South and rights therein and thereto necessary to conduct the Business and to own, maintain and operate Hardisty South in a manner consistent in all material respects with the way the Business is currently conducted.

(b) Except as set forth on Schedule 3.13, none of the Hardisty Entities owns or holds a leasehold interest in any real property.

(c) All tangible personal property included in Hardisty South is owned by USDTC II free and clear of all Encumbrances except for Permitted Encumbrances. All tangible personal property included in Hardisty South is, in the aggregate, in good operating condition and repair (normal wear and tear excepted), is free from any material defects and has been maintained in accordance with applicable Laws, as well as generally accepted industry practice, and is sufficient for the purposes for which it is currently being used or held for use. None of the tangible personal property included in Hardisty South is currently in need of maintenance or repairs except for ordinary, routine maintenance.

Section 3.14 Permits. USDTC II holds or has a valid right to use all Permits (other than environmental Permits, which are the subject of Section 3.11) that are necessary for the conduct of the Business and the ownership and operation of Hardisty South in a manner consistent in all material respects with the way the Business is currently conducted, each in compliance with applicable Laws of applicable Governmental Authorities, except for those Permits the failure of which to have would not, individually or in the aggregate, have a Material Adverse Effect. USDTC II has at all times complied in all material respects with all terms and conditions of such Permits.

Section 3.15 Insurance. The Contributor Parties maintain policies of fire and casualty, liability and other forms of property and liability insurance (the “Insurance Policies”) related to Hardisty South and the Business in such amounts, with such deductibles, and against such risks and losses as are, in their judgment, reasonable for the Business and Hardisty South. All such policies are in full force and effect, all premiums due and payable thereon have been paid, and no notice of cancellation or termination has been received with respect to any such policy that has not been replaced on substantially similar terms prior to the date of such cancellation.

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Section 3.16 Brokerage Arrangements. No Contributor Party has entered, directly or indirectly, into any Contract with any Person, other than Tudor, Pickering, Holt & Co. (whose fee shall be paid by the Contributor Parties), that would obligate any Partnership Acquiring Entity to pay any commission, brokerage or “finder’s fee” or other fee in connection with this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby.

Section 3.17 Taxes. Except as set forth on Schedule 3.17 or as would not, individually or in the aggregate, have a Material Adverse Effect:

(a) all Tax Returns that are required to be filed by or with respect to the Hardisty Entities or Hardisty South on or prior to the Closing Date (taking into account any valid extension of time within which to file) have been or will be timely filed on or prior to the Closing Date and all such Tax Returns are or will be true, correct and complete in all material respects;

(b) no examination, audit, claim, assessment, levy, or administrative or judicial proceeding regarding any of the Tax Returns described in Section 3.17(a) or any Taxes of or with respect to any Hardisty Entity or Hardisty South is currently pending or has been proposed in writing or has been threatened in writing; and

(c) there are no Encumbrances (other than Permitted Encumbrances) on the Hardisty Interests or Hardisty South that arose in connection with any failure (or alleged failure) to pay any Tax.

Section 3.18 Material Contracts. The Contributor Parties have made available to the Partnership a correct and complete copy of each Material Contract (including any amendments thereto). Each Material Contract is in full force and effect, and none of the Hardisty Entities, or, to the knowledge of the Contributor Parties, any other party, is in breach or default thereunder and no event has occurred that upon receipt of notice or lapse of time or both would constitute any breach or default thereunder, except, in each case, for such breaches or defaults as would not, individually or in the aggregate, have a Material Adverse Effect. No Hardisty Entity has given or received from any third party any notice of any action or intent to terminate or amend in any material respect any Material Contract. To the knowledge of the Contributor Parties, no event has occurred that would give any counterparty to a Material Contract the right to terminate such Material Contract before the expiration thereof.

Section 3.19 Investment Intent and Securities Law Compliance.

(a) The Contributor Parties have been given reasonable access to full and fair disclosure of all material information regarding the Partnership and the New Common Units, including reasonable access to the books and records of the Partnership. The Contributor Parties acknowledge and agree that they have been provided, to their full satisfaction, with the opportunity to ask questions concerning the terms and conditions of an investment in the Partnership and have knowingly and voluntarily elected instead to rely solely on the Contributor Parties’ own investigation.

(b) The Contributor Parties understand that the New Common Units are “restricted securities” and have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any applicable state securities Laws. The Contributor Parties acknowledge that the New Common Units will bear a restrictive legend to that effect. The Contributor Parties acknowledge and agree that the Contributor Parties must bear the economic

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risk of this investment indefinitely, that the New Common Units issued to the General Partner or one of its Affiliates hereunder may not be sold or transferred or offered for sale or transfer by it without registration under the Securities Act and any applicable state securities or “Blue Sky” Laws or the availability of exemptions therefrom.

(c) The Contributor Parties have such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the New Common Units, and have so evaluated the merits and risks of such investment. The Contributor Parties are able to bear the economic risk of an investment in the New Common Units and, at the present time and in the foreseeable future, are able to afford a complete loss of such investment.

(d) The Contributor Parties understand that the New Common Units are being offered and issued to the General Partner or one of its Affiliates in reliance upon specific exemptions from the registration requirements of United States federal and state securities Laws and that the Partnership is relying upon the truth and accuracy of, and the Contributor Parties’ compliance with, the representations, warranties, agreements, acknowledgments and understandings, which are true, correct and complete, of the Contributor Parties set forth herein in order to determine the availability of such exemptions and the eligibility of the General Partner or one of its Affiliates to acquire the New Common Units.

Section 3.20 No Other Representations or Warranties; Schedules. Except as set forth in this Article III, no Contributor Party makes any other express or implied representation or warranty with respect to the Hardisty Interests, any Contributor Party, Hardisty South, the IDRs, the GP Interest, or the Transaction, and each Contributor Party disclaims any other representations or warranties. The disclosure of any matter or item in any schedule to this Agreement shall not be deemed to constitute an acknowledgment that any such matter is required to be disclosed.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP ACQUIRING ENTITIES

The Partnership Acquiring Entities hereby represent and warrant to the Contributor Parties as follows:

Section 4.1 Organization. Each Partnership Acquiring Entity is a Delaware limited partnership or limited liability company duly formed, validly existing and in good standing under the Laws of the state of Delaware, and has all limited partnership or limited liability company power and authority, as applicable, to own the Hardisty Interests and Hardisty South. Each Partnership Acquiring Entity is duly authorized to conduct business and is in good standing under the applicable Laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a Material Adverse Effect.

Section 4.2 Authorization. Each Partnership Acquiring Entity has all requisite partnership or limited liability company power and authority and has taken all action necessary in order to execute, deliver and perform its obligations under this Agreement and the Partnership Ancillary Documents to which it is a party, to consummate the transactions contemplated hereby

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and thereby and to perform all the terms and conditions hereof and thereof to be performed by it. The execution, delivery, and performance by each Partnership Acquiring Entity of this Agreement and the Partnership Ancillary Documents to which it is a party, and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized by all necessary limited partnership or limited liability company action of such Partnership Acquiring Entity. This Agreement has been duly executed and delivered by each Partnership Acquiring Entity and constitutes, and each Partnership Ancillary Document executed by a Partnership Acquiring Entity has been duly executed and delivered by such Partnership Acquiring Entity and constitutes, a valid and legally binding obligation of such Partnership Acquiring Entity, enforceable against it in accordance with their terms, except to the extent that such enforceability may be limited by Enforceability Exceptions.

Section 4.3 No Violations. The execution, delivery and performance of this Agreement by each Partnership Acquiring Entity and the Partnership Ancillary Documents to which it is a party do not, and the consummation of the Transaction will not:

(a) constitute a breach or violation of, or result in a default (or an event that, with notice or lapse of time or both, would become a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, any note, bond, mortgage, indenture, deed of trust, license, franchise, lease, contract, agreement, joint venture or other instrument or obligation to which any Partnership Acquiring Entity is subject or bound;

(b) constitute a breach or violation of, or a default under, provisions of the Organizational Documents of any Partnership Acquiring Entity;

(c) contravene or conflict with, or constitute a violation of, any provision of any Law binding upon or applicable to any Partnership Acquiring Entity;

(d) result in the creation of any material Encumbrances, other than, in each case, restrictions on transfer arising solely under applicable federal and state securities laws on any assets of any Partnership Acquiring Entity; or

(e) result in the revocation, cancellation, suspension or material modification, individually or in the aggregate, of any Permit possessed by any Partnership Acquiring Entity that is necessary for the ownership, lease or operation of its properties and other assets in the conduct of its business as currently conducted, including any Permits under any applicable Environmental Law;

except, in the case of clauses (a), (c), (d) and (e), as would not have, individually or in the aggregate, a Partnership Material Adverse Effect.

Section 4.4 Consents. Except as set forth in Schedule 4.4, and except for notice to, or consent of, Governmental Authorities related to the transfer of environmental Permits, no Permit or consent of any other Person is required to be obtained or made by or, with respect to any Partnership Acquiring Entity, in connection with:

(a) the execution, delivery, and performance of this Agreement or the Partnership Ancillary Documents to which it is a party or the consummation of the transactions contemplated hereby and thereby; or

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(b) the enforcement against any Partnership Acquiring Entity of its obligations under this Agreement or the Partnership Ancillary Documents to which it is a party;

except, in each case, (i) for those that have been obtained and (ii) for those that the failure to obtain would not have, individually or in the aggregate, a Partnership Material Adverse Effect.

Section 4.5 Brokerage Arrangements. None of the Partnership Acquiring Entities has entered, directly or indirectly, into any Contract with any Person, other than the Conflicts Committee Financial Advisor (whose fees shall be paid by the Partnership), that would obligate any Contributor Party to pay any commission, brokerage or “finder’s fee” or other fee in connection with this Agreement or the Transaction.

Section 4.6 New Common Units. The New Common Units being issued at Closing, when issued in consideration for the Contribution, the Cancellation and the Conversion as provided by this Agreement, will be duly authorized, validly issued, fully paid (to the extent required by the Partnership’s Organizational Documents) and nonassessable (except as such nonassessability may be affected by the Delaware Revised Uniform Limited Partnership Act) and free of any preemptive or similar rights (other than those set forth in the Existing LP Agreement) and will be approved for listing on the NYSE upon official notice of issuance.

Section 4.7 Investment.

(a) Each of USDLO GP and USDLO LP is an “accredited investor” as such term is defined in Rule 501 promulgated under the Securities Act. The Partnership Acquiring Entities have been given reasonable access to full and fair disclosure of all material information regarding the Hardisty Interests, the Hardisty Entities and Hardisty South, including reasonable access to the Books and Records. The Partnership Acquiring Entities acknowledge and agree that they have been provided, to their full satisfaction, with the opportunity to ask questions concerning the terms and conditions of an investment in the Hardisty Interests and have knowingly and voluntarily elected instead to rely solely on the Partnership Acquiring Entities’ own investigation and the representations and warranties of the Contributor Parties provided herein.

(b) The Partnership Acquiring Entities understand that the Hardisty Interests have not been registered under the Securities Act or any applicable state securities Laws. The Partnership Acquiring Entities acknowledge and agree that the Partnership Acquiring Entities must bear the economic risk of this investment indefinitely and that the Hardisty Interests contributed to the Partnership Acquiring Entities hereunder may not be sold or transferred, or offered for sale or transfer by it, without registration under the Securities Act and any applicable state securities or “Blue Sky” Laws or the availability of exemptions therefrom.

(c) The Partnership Acquiring Entities have such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Hardisty Interests, and have so evaluated the merits and risks of such investment. The Partnership Acquiring Entities are able to bear the economic risk of an investment in the Hardisty Interests and, at the present time and in the foreseeable future, are able to afford a complete loss of such investment.

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Section 4.8 Opinion of Financial Advisor. The Conflicts Committee Financial Advisor has delivered an opinion to the Conflicts Committee, to the effect that, as of the date of such opinion and based on and subject to the assumptions, limitations, qualifications and other matters set forth in such opinion, the Total Consideration to be paid by the Partnership pursuant to this Agreement is fair, from a financial point of view, to the Partnership and the Unaffiliated Unitholders.

Section 4.9 No Other Representations or Warranties; Schedules. Except as set forth in this Article IV, none of the Partnership Acquiring Entities makes any other express or implied representation or warranty with respect to the New Common Units or the Transaction, and disclaims any other representations or warranties. The disclosure of any matter or item in any schedule to this Agreement shall not be deemed to constitute an acknowledgment that any such matter is required to be disclosed.

ARTICLE V

COVENANTS

Section 5.1 Conduct of the Business. The Contributor Parties covenant and agree that from and after the execution of this Agreement and until the Closing, the Contributor Parties will not and will not permit any Hardisty Entity to take any of the following actions, except with the prior written consent of the Partnership or as otherwise contemplated by this Agreement:

(a) except in connection with the transactions set forth on Schedule 5.1(a) (the “Reorganization Transactions”), amend the Existing LP Agreement or other Organizational Documents of the Hardisty Entities or any Material Contract;

(b) except in connection with the Reorganization Transactions, authorize, issue, subdivide or reclassify any limited liability company membership interests, including the Hardisty Interests or the membership interests of each Hardisty Entity; amend, change or alter the rights, preferences or privileges thereof; or issue any options, warrants or rights to acquire any limited liability company membership interests of any Hardisty Entity or any interest therein;

(c) enter into any consolidation, merger, reorganization or the like;

(d) except as set forth on Schedule 5.1(d), borrow money, mortgage, re-mortgage, pledge, hypothecate or otherwise encumber any material asset of Hardisty South;

(e) sell, lease, lend, exchange or otherwise dispose of any material asset of Hardisty South;

(f) waive or release any rights or obligations under any Material Contract;

(g) except in connection with the Reorganization Transactions, make any capital contribution to the Hardisty Entities other than capital contributions in the ordinary course of business consistent with past practices; or

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(h) enter into an agreement to accomplish any of the foregoing items.

Section 5.2 Satisfaction of Conditions Precedent. From the date hereof until the earlier of the Closing Date or the termination of this Agreement, each Party will use all commercially reasonable efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement, including obtaining any and all necessary approvals of any Governmental Authority with respect to the proposed transaction and the satisfaction of the other conditions to Closing set forth in Article VI; provided, however, no Party shall be required to take or cause to be taken any action, or to do or cause to be done any thing, this Agreement contemplates to be taken or done, or caused to be taken or done, by another Party.

Section 5.3 Consents. The Contributor Parties shall use commercially reasonable efforts to obtain the consents listed on Schedule 3.6 (the “Consents”). Within three months after Closing, the Contributor Parties shall obtain all Consents listed in Schedule 3.6 and shall be responsible for all costs associated with obtaining such Consents and all Liabilities associated with failing to obtain any such Consent (and all such Liabilities shall be Pre-Closing Liabilities for all purposes hereunder).

Section 5.4 Waiver of Distributions. The Parties hereto acknowledge and agree that the Contributor Parties shall not be entitled to receive the quarterly distribution with respect to the first calendar quarter of 2022 otherwise payable on 5,290,000 of the New Common Units.

Section 5.5 Financial Statements. The Contributor Parties shall permit the Partnership and its representatives to contact the Contributor Parties’ accountants, auditors and employees, and shall use commercially reasonable efforts to cause such accountants, auditors and employees to discuss, cooperate and provide information reasonably requested by the Partnership or its representatives, including the delivery of management representation letters, in order for the Partnership to prepare audited and unaudited historical financial statements with respect to the Businesses and/or the Hardisty Entities and pro forma financial statements of the Partnership, in each case that meet the requirements of Regulation S-X promulgated under the Securities Act and within the timeframe specified for the Partnership to file such financial statements on Form 8-K under the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder. The Contributor Parties shall use commercially reasonable efforts to cause its accountants, auditors and employees to cooperate with the Partnership with regards to responding to any comments from the Commission on such financial statements. The obligations of the Contributor Parties under this Section 5.5 shall survive for five years after the Closing.

Section 5.6 NYSE Listing. Prior to the Closing, the Partnership will use its reasonable best efforts to obtain approval for listing, subject to notice of issuance, the New Common Units on the NYSE.

Section 5.7 Termination of Construction Loan Agreement. As of or prior to the Closing, the Contributor Parties shall cause the Construction Loan Agreement to be terminated, all outstanding amounts thereunder to be repaid in full, and all Encumbrances in connection therewith to be released.

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Section 5.8 Further Assurances. After the Closing, the Parties shall cooperate and use their respective commercially reasonable efforts to take, or cause to be taken, all appropriate actions and do, or cause to be done, all things necessary or appropriate to make effective the transactions contemplated by this Agreement and the other Transaction Documents, including the execution of any additional assignment or similar documents or instruments of transfer of any kind, the obtaining of consents which may be reasonably necessary or appropriate to carry out any of the provisions hereof and the taking of all such other actions as such Party may reasonably be requested to take by the other Party from to time to time, consistent with the terms of this Agreement or the other Transaction Documents, in order to effectuate the provisions and purposes of this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby.

Section 5.9 Joinder. To the extent any new subsidiary of the Hardisty Entities is created in connection with the Reorganization Transactions, such subsidiary of the Hardisty Entities shall enter into a joinder to this Agreement to become a party to this Agreement as if it was a Hardisty Entity.

Section 5.10 Tax Matters. Unless otherwise required by applicable Law or a “final determination” under Code section 1313, the Parties shall treat and report for federal and applicable state or non U.S. income tax purposes the Transaction as (i) a contribution of assets to the Partnership in exchange for partnership interests within the meaning of Code section 721, (ii) a reimbursement of capital expenditures within the meaning of Treasury Regulations section 1.707-4(d), to the maximum amount applicable, and (iii) a sale of assets for cash within the meaning of the Code section 707. The Parties shall cooperate fully with each other and shall make available to the other, as reasonably requested and at the expense of the requesting Party, and to any Governmental Authority responsible for the administration of any tax, all information, records or documents relating to tax liabilities or potential tax liabilities of any Contributor Party or related to the Hardisty Interests, the Hardisty Entities or Hardisty South for all periods at or prior to the Effective Time and any information which may be relevant to determining the amount payable under this Agreement, and shall preserve all such information, records and documents at least until the expiration of any applicable statute of limitations or extensions thereof.

Section 5.11 Cooperation for Litigation and Other Actions. Each Party shall cooperate reasonably with the other Party, at the requesting Party’s expense (but including only out-of-pocket expenses to unaffiliated third parties, photocopying and delivery costs and not the costs incurred by any Party for the wages or other benefits paid to its officers, directors or employees), in furnishing reasonably available information, testimony and other assistance in connection with any proceedings, tax audits or other disputes involving any of the Parties (other than in connection with disputes between the Parties).

Section 5.12 Retention of and Access to Books and Records.

(a) As promptly as practicable and in any event before 30 days after the Closing Date, the Contributor Parties will deliver or cause to be delivered to the Partnership Acquiring Entities, the Books and Records that are in the possession or control of the Contributor Parties.

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(b) The Partnership Acquiring Entities agree to afford the Contributor Parties and their respective accountants, counsel and other designated individuals, during normal business hours, upon reasonable request, at a mutually agreeable time, full access to and the right to make copies of the Books and Records (to the extent relating to the ownership and operation of Hardisty South prior to the Effective Time) at no cost to the Contributor Parties (other than for reasonable out-of-pocket expenses); provided that such access will not be construed to require the disclosure of such Books and Records that would cause the waiver of any attorney-client, work product or like privilege; provided, further, that in the event of any litigation, nothing herein shall limit any Party’s rights of discovery under applicable Law. Without limiting the generality of the preceding sentences, the Partnership Acquiring Entities agree to provide the Contributor Parties reasonable access to and the right to make copies of the Books and Records after the Closing for the purposes of assisting the Contributor Parties (i) in complying with the Contributor Parties’ obligations under this Agreement, (ii) in preparing tax returns, (iii) in responding to or disputing any tax audit, (iv) in asserting, defending or otherwise dealing with any action or dispute, known or unknown, under this Agreement, or (v) in asserting, defending or otherwise dealing with any third-party action by or against any Contributor Party relating to the Hardisty Interests or Hardisty South.

(c) The Contributor Parties agree to afford the Partnership Acquiring Entities and their respective accountants, counsel and other designated individuals, during normal business hours, upon reasonable request and at a mutually agreeable time, full access to and the right to make copies of the Excluded Books and Records (to the extent relating to the ownership and operation of Hardisty South) at no cost to the Partnership Acquiring Entities (other than for reasonable out-of-pocket expenses); provided that such access will not be construed to require the disclosure of such Excluded Books and Records that would cause the waiver of any attorney-client, work product or like privilege; provided, further, that in the event of any litigation, nothing herein shall limit any Party’s rights of discovery under applicable Law.

Section 5.13 Transfer Restrictions(a) . From and after the Closing, the General Partner (or its designee) shall not be permitted to sell, assign, transfer, convey or otherwise dispose of New Common Units received pursuant to Section 2.7(b) to a Person that is not an Affiliate of the General Partner until such time as the General Partner determines, based on advice of counsel, that each such New Common Unit will have like intrinsic economic and federal income tax characteristics to the intrinsic economic and federal income tax characteristics of a common unit representing a limited partner interest in the Partnership sold in the initial public offering of the Partnership.

ARTICLE VI

CONDITIONS TO CLOSING

Section 6.1 Conditions to Each Party’s Obligations. The respective obligation of each Party to proceed with the Closing is subject to the satisfaction or waiver by each of the Parties (subject to applicable Laws) on or prior to the Closing Date of all of the following conditions:

(a) all necessary filings with and consents of any Governmental Authority required for the consummation of the transactions contemplated by this Agreement shall have been made and obtained;

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(b) no Party shall be subject to any decree, order or injunction of a court of competent jurisdiction that prohibits the consummation of the transactions contemplated hereby, and no Law enacted, entered or issued by any Governmental Authority, or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement, shall be in effect; and

(c) the New Common Units shall have been approved for listing upon notice of issuance on the NYSE.

Section 6.2 Conditions to the Obligations of the Partnership. The obligation of the Partnership to proceed with the Closing is subject to the satisfaction or waiver by the Partnership on or prior to the Closing Date of the following conditions:

(a) the Contributor Parties shall have performed in all material respects the covenants and agreements contained in this Agreement required to be performed by them on or prior to the Closing Date;

(b) (i) the Contributors’ Fundamental Representations shall be true and correct (without regard to qualifications as to materiality or Material Adverse Effect contained therein) in all material respects as of the Closing Date, and (ii) the other representations and warranties of the Contributor Parties made in this Agreement shall be true and correct in all respects (without regard to qualifications as to materiality or Material Adverse Effect contained therein, except in the case of the representations and warranties contained in Section 3.10(b)) as of the Closing Date, except in the case of clause (ii) where the failure of the representations and warranties to be true and correct, individually or in the aggregate, has not had a Material Adverse Effect;

(c) the Contributor Parties shall have delivered to the Partnership a certificate dated the Closing Date and signed by an authorized officer of each of the Contributor Parties confirming the foregoing matters set forth in clauses (a) and (b) of this Section 6.2 (the “Contributor Parties Closing Certificate”);

(d) the Contributor Parties shall have delivered or caused the delivery of the Closing deliverables set forth in Section 2.6; and

(e) between the date hereof and the Closing Date, there shall not have been a Material Adverse Effect.

Section 6.3 Conditions to the Obligations of the Contributor Parties. The obligation of the Contributor Parties to proceed with the Closing is subject to the satisfaction or waiver by the Contributor Parties on or prior to the Closing Date of the following conditions:

(a) the Partnership shall have performed in all material respects the covenants and agreements contained in this Agreement required to be performed by it on or prior to the Closing Date;

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(b) (i) the Partnership Fundamental Representations shall be true and correct (without regard to qualifications as to materiality or Material Adverse Effect contained therein) in all material respects as of the Closing Date, and (ii) the other representations and warranties of the Partnership made in this Agreement shall be true and correct (without regard to qualifications as to materiality or Material Adverse Effect contained therein) in all respects as of the Closing Date, except in the case of clause (ii) where the failure of the representations and warranties to be true and correct, individually or in the aggregate, has not had a Partnership Material Adverse Effect;

(c) the Partnership shall have delivered to the Contributor Parties a certificate dated the Closing Date and signed by an authorized officer of the General Partner confirming the foregoing matters set forth in clauses (a) and (b) of this Section 6.3 (the “Partnership Closing Certificate”);

(d) the Partnership shall have delivered or caused the delivery of the Closing deliverables set forth in Section 2.7;

(e) the Partnership shall have delivered or caused the delivery of any amendments or waivers required for Closing pursuant to the Credit Agreement; and

(f) between the date hereof and the Closing Date, there shall not have been a Partnership Material Adverse Effect.

ARTICLE VII

INDEMNIFICATION

Section 7.1 Indemnification of the Contributor Parties and Other Parties. Solely for the purpose of indemnification in this Section 7.1, the representations and warranties of the Partnership Acquiring Entities in this Agreement shall be deemed to have been made without regard to any materiality or Partnership Material Adverse Effect or knowledge qualifiers. From and after the Closing Date, subject to the other provisions of this Article VII, the Partnership Acquiring Entities shall indemnify and hold the Contributor Parties and their respective Affiliates, directors, officers, employees, agents and representatives (together with the Contributor Parties, the “Contributor Indemnitees”) harmless from and against any and all damages, losses, deficiencies, costs, expenses, obligations, fines, expenditures, claims and liabilities, including court costs and reasonable attorneys’, accountants’ or other experts’ fees and reasonable expenses of investigation, defending and prosecuting Litigation (collectively, the “Damages”), suffered by the Contributor Indemnitees as a result of, caused by, arising out of, or in any way relating to:

(a) any breach of a representation or warranty of the Partnership Acquiring Entities in this Agreement,

(b) any breach of any agreement or covenant under this Agreement on the part of the Partnership Acquiring Entities, or

(c) any Liability that is based on or arises out of the business or operations of Hardisty South, or the ownership of the Hardisty Entities or the Hardisty Interests on or after the Closing Date, except in the case of this Section 7.1(c), arising out of a breach by the Contributor Parties of any of the representations, warranties or covenants of the Contributor Parties set forth in this Agreement (the “Post-Closing Liabilities”).

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Section 7.2 Indemnification of the Partnership and Other Parties. Solely for the purpose of indemnification in this Section 7.2, the representations and warranties of the Contributor Parties in this Agreement shall be deemed to have been made without regard to any materiality or Material Adverse Effect or knowledge qualifiers. From and after the Closing Date, subject to the other provisions of this Article VII, the Contributor Parties shall indemnify and hold the members of the Partnership Acquiring Entities and their respective Affiliates, directors, officers, employees, agents and representatives (together with the Partnership Acquiring Entities, the “Partnership Indemnitees”) harmless from and against any and all Damages suffered by the Partnership Indemnitees as a result of, caused by, arising out of, or in any way relating to:

(a) any breach of a representation or warranty of the Contributor Parties in this Agreement,

(b) any breach of any agreement or covenant in this Agreement on the part of the Contributor Parties, or

(c) any Liability that is based on or arises out of the business or operations of Hardisty South, or the ownership of the Hardisty Entities or the Hardisty Interests prior to the Closing Date or any Liability arising out of or in any way relating to the Reorganization Transactions, except in the case of this Section 7.2(c), arising out of a breach by Partnership Acquiring Entities of any of the representations, warranties or covenants of the Partnership Acquiring Entities set forth in this Agreement (the “Pre-Closing Liabilities”).

Section 7.3 Indemnification Procedures.

(a) Each indemnified party agrees that promptly after it becomes aware of facts giving rise to a claim by it for indemnification pursuant to this Article VII with respect to any matter as to which it claims to be entitled to indemnity under the provisions of this Agreement, such indemnified party must assert its claim for indemnification under this Article VII (each, an “Indemnity Claim”) by providing a written notice (a “Claim Notice”) to the indemnifying party allegedly required to provide indemnification protection under this Article VII specifying, in reasonable detail, the nature and basis for such Indemnity Claim (e.g., the underlying representation, warranty, covenant or agreement alleged to have been breached). Such notice shall include a demand for indemnification under this Agreement. Notwithstanding the foregoing, an indemnified party’s failure to send or delay in sending a third-party Claim Notice will not relieve the indemnifying party from liability hereunder with respect to such Indemnity Claim except to the extent the indemnifying party is prejudiced by such failure or delay and except as is otherwise provided herein. Except as specifically provided herein, each indemnified party’s rights and remedies set forth in this Agreement will survive the Closing.

(b) In the event of the assertion of any third-party Indemnity Claim for which, by the terms hereof, an indemnified party seeks indemnification from an indemnifying party, the indemnifying party will have the right, at such indemnifying party’s expense, to assume the defense of same, including the appointment and selection of counsel on behalf of the indemnified party so long as such counsel is reasonably acceptable to the indemnified party. If the indemnifying party elects to assume the defense of any such third-party Indemnity Claim, it shall within 20 business days of its receipt of the Claim Notice notify the indemnified party in writing

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of its intent to do so. Any such contest may be conducted in the name and on behalf of the indemnifying party or the indemnified party as may be appropriate. The indemnifying party will have the right to settle or compromise or take any corrective or remediation action with respect to any such Indemnity Claim by all appropriate proceedings, which proceedings will be prosecuted by the indemnifying party to a final conclusion or settled at the discretion of the indemnifying party. The indemnified party will be entitled, at its own cost, to participate with the indemnifying party in the defense of any such Indemnity Claim. If the indemnifying party assumes the defense of any such third-party Indemnity Claim but fails to reasonably prosecute such Indemnity Claim, or if the indemnifying party does not assume the defense of any such Indemnity Claim, the indemnified party may assume control of such defense and in the event it is determined pursuant to the procedures set forth in this Article VII that the Indemnity Claim was a matter for which the indemnifying party is required to provide indemnification under the terms of this Article VII , the indemnifying party will bear the reasonable costs and expenses of such defense (including reasonable attorneys’ fees and expenses).

(c) If requested by the indemnifying party, the indemnified party agrees to cooperate with the indemnifying party and its counsel in contesting any third-party Indemnity Claim that the indemnifying party elects to contest or, if consented to in writing by the indemnified party, in making any counterclaim against the Person asserting the third-party Indemnity Claim, or any cross-complaint against any Person, and the indemnifying party will reimburse the indemnified party for reasonable expenses incurred by it in so cooperating. At no cost or expense to the indemnified party, the indemnifying party shall reasonably cooperate with the indemnified party and its counsel in contesting any third-party Indemnity Claim.

(d) Notwithstanding anything to the contrary in this Agreement, the indemnifying party will not be permitted to settle, compromise, take any corrective or remedial action or enter into an agreed judgment or consent decree, in each case, that subjects the indemnified party to any injunctive or other non-monetary relief or any criminal liability, requires an admission of guilt or wrongdoing on the part of the indemnified party or imposes any continuing obligation on or requires any payment from the indemnified party without the indemnified party’s prior written consent.

Section 7.4 Calculation and Payment of Damages.

(a) In calculating amounts payable to an indemnified party for a claim for indemnification hereunder, the amount of any indemnified Damages shall be determined without duplication of any other Damages for which an indemnification claim has been made or could be made under any other representation, warranty, covenant or agreement and shall be computed net of (i) payments actually recovered under any insurance policy with respect to such Damages or (ii) any prior or subsequent actual recovery from any Person other than the applicable indemnifying party with respect to such Damages.

(b) The indemnification required hereunder shall be made by periodic payments of the amount thereof during the course of the investigation or defense, within 10 days as and when reasonably specific bills are received or loss, liability, claim, damage or expense is incurred and reasonable evidence thereof is delivered.

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Section 7.5 Waiver of Certain Damages. Notwithstanding any other provision of this Agreement, in no event shall any Party be liable pursuant to this Article VII for punitive, special, indirect, consequential, remote, speculative or lost profits damages of any kind or nature, including any damages based on diminution in value or any other damages based on a multiple of earnings or other multiple, regardless of the form of action through which such damages are sought, except for any such damages recovered by any third party against an indemnified party in respect of which such indemnified party would otherwise be entitled to indemnification pursuant to the terms hereof.

Section 7.6 Limitations on Indemnification. The following provisions of this Section 7.6 shall limit the indemnification obligations hereunder.

(a) An indemnifying party shall not be liable for any Damages pursuant to this Article VII unless a Claim Notice in accordance with Section 7.3(a) is given by the indemnified party to the indemnifying party with respect thereto on or before 5:00 p.m., Central Time, on or prior to the date that is 18 months from the Closing Date; provided, however, that written claims for indemnification (i) for Damages arising out of (x) a breach of any Fundamental Representations, (y) any Pro-Rated Item or (z) the Pre-Closing Liabilities may be made at any time, in each case regardless of the expiration of any applicable statute of limitations, (ii) for Damages arising out of a breach of representations and warranties contained in Section 3.17 (Taxes) may be made at any time prior to the date that is 30 days following the expiration of the statute of limitations applicable to the underlying subject matter and (iii) for Damages arising out of a breach of any covenant may be made at any time prior to the expiration of such covenant according to its terms.

(b) To the extent an indemnified party is entitled to indemnification for Damages pursuant to this Article VII, the indemnifying party shall not be liable for those Damages unless the aggregate amount of Damages exceeds $525,000 (the “Deductible”), in which event such indemnifying party shall pay or be liable for all such Damages in excess of the Deductible. The aggregate liability of an indemnifying party under this Article VII shall not exceed $10,500,000 (the “Cap”). The limitations in the previous two sentences shall not apply to Damages to the extent such costs arise out of (i) a breach of any Fundamental Representations, (ii) a breach of representations and warranties contained in Section 3.17 (Taxes), (iii) a breach of representations and warranties contained in Section 3.13 (Hardisty South), (iv) any Pro-Rated Item, (v) the Pre-Closing Liabilities, (vi) breach of any covenant or other agreement of the indemnifying party under this Agreement, or (vii) Fraud.

Section 7.7 Mitigation. The Parties agree that an indemnified party’s right to recourse under this Article VIII for any Damages shall be limited to the extent that such indemnified party would not have suffered such Damages had such indemnified party exercised commercially reasonable efforts to mitigate such Damages following the actual discovery by such indemnified party of the fact, event or circumstance giving rise to such Damages.

Section 7.8 Sole Remedy. After the Closing, no Party shall have liability under this Agreement or the Transaction except as is provided in this Article VII (other than claims or causes of action arising from Fraud, and other than claims for specific performance or claims arising under any Transaction Documents (other than this Agreement) (which claims shall be subject to the liability provisions of such Transaction Documents)).

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Section 7.9 Consideration Adjustment. The Parties agree to treat any payments made pursuant to this Article VII as an adjustment to the Cash Consideration for all Tax purposes, except as otherwise required by applicable Law following a Final Determination.

ARTICLE VIII

TERMINATION

Section 8.1 Events of Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a) by mutual written consent of the Contributor Parties and the Partnership;

(b) by either the Contributor Parties or the Partnership in writing after May 1, 2022 (the “Outside Date”), if the Closing has not occurred by that date, provided that as of such date the terminating Party is not in default under this Agreement;

(c) by the Partnership in writing without prejudice to other rights and remedies the Partnership or its Affiliates may have (provided that the Partnership and its Affiliates are not otherwise in material default or breach of this Agreement, or have not failed or refused to close without justification hereunder), if there has been a breach of, or failure to perform, any representation, warranty, covenant or agreement made by the Contributor Parties in this Agreement, such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied and such breach or failure to perform is not curable or, if curable, is not cured by the earlier of (i) the Outside Date and (ii) 30 days following receipt by the Contributor Parties of notice of such breach or failure from the Partnership;

(d) by the Contributor Parties in writing without prejudice to other rights and remedies the Contributor Parties or its Affiliates may have (provided that the Contributor Parties and their Affiliates are not otherwise in material default or breach of this Agreement, or have not failed or refused to close without justification hereunder), if there has been a breach of, or failure to perform, any representation, warranty, covenant or agreement made by the Partnership or its Affiliates in this Agreement, such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied and such breach or failure to perform is not curable or, if curable, is not cured by the earlier of (i) the Outside Date and (ii) 30 days following receipt by the Partnership of notice of such breach or failure from the Contributor Parties; or

(e) by either the Contributor Parties or the Partnership in writing, without Liability, if there shall be any order, writ, injunction or decree of any Governmental Authority binding on the Parties that prohibits or restrains any Party from consummating the transactions contemplated hereby; provided, however, that the applicable Party shall have used its reasonable best efforts to have any such order, writ, injunction or decree removed but it shall not have been removed within 30 days after entry by the Governmental Authority.

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Section 8.2 Effect of Termination. In the event of the termination of this Agreement by a Party as provided in Section 8.1, this Agreement shall thereafter become void except for this Section 8.2 and Section 9.2. Nothing in this Section 8.2 shall be deemed to release any Party from any liability for any breach by such Party of the terms and provisions of this Agreement or to impair any rights of any Party under this Agreement. If this Agreement is terminated by the Partnership pursuant to Section 8.1(c), then the Contributor Parties shall reimburse the Partnership for its out-of-pocket expenses incurred in connection with the negotiation, execution and performance of this Agreement (including legal fees and fees and expenses of the Conflicts Committee Financial Advisor, in either case incurred by the Partnership or the Conflicts Committee).

ARTICLE IX

MISCELLANEOUS

Section 9.1 Expenses. Unless otherwise specifically provided in this Agreement, each Party shall pay its own expenses incident to this Agreement or the other Transaction Documents and all action taken in preparation for effecting the provisions of this Agreement and the other Transaction Documents.

Section 9.2 Notices. Unless otherwise specifically provided in this Agreement, any notice, request, instruction, correspondence or other document to be given under or in relation to this Agreement shall be made in writing and shall be deemed to have been properly given if: (i) personally delivered (with written confirmation of receipt) or (ii) delivered by a recognized overnight delivery service (delivery fees prepaid), in either case to the appropriate address set forth below:

If to the Contributor Parties, addressed to:

USD Group LLC

811 Main Street

Suite 2800

Houston, Texas 77002

Attn: General Counsel

Email: *****@usdg.com

If to the Partnership Acquiring Entities, addressed to:

c/o USD Partners GP LLC

811 Main Street

Suite 2800

Houston, Texas 77002

Attn: General Counsel

Email: *****@usdg.com

Any Party may change any address to which notice is to be given to it by giving notice as provided above of such change of address.

Section 9.3 Governing Law and Venue.

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(a) This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Delaware without regard to choice of law principles.

(b) The Parties agree that the appropriate, exclusive and convenient forum for any disputes between the Parties arising out of this Agreement or the Transaction, except for the adjustment procedures set forth in Section 2.10, shall be in the Court of Chancery of the State of Delaware; provided that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such action may be brought in any federal court located in the State of Delaware or any other Delaware state court., and each of the Parties irrevocably submits to the jurisdiction of such courts solely in respect of any proceeding arising out of or related to this Agreement. The Parties further agree that the Parties shall not bring suit with respect to any disputes arising out of this Agreement or the Transaction in any court or jurisdiction other than the above specified courts. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTION.

Section 9.4 Public Statements. The Parties agree that prior to making any public announcement or statement with respect to this Agreement or the transaction represented herein, the Party desiring to make such public announcement or statement shall provide any other Party with a copy of the proposed announcement or statement prior to the intended release date of such announcement. The other Parties shall thereafter consult with the Party desiring to make the release, and the Parties shall exercise their reasonable best efforts to (a) agree upon the text of a joint public announcement or statement to be made by all Parties or (b) in the case of a statement to be made solely by one Party, obtain approval of any other Party to the text of a public announcement or statement. Nothing contained in this Section 9.4 shall be construed to require either Party to obtain approval of the other Party to disclose information with respect to this Agreement or the transaction represented herein to any Governmental Authority to the extent such disclosure is required by applicable Law or necessary to comply with disclosure requirements of the Commission, NYSE or any other regulated stock exchange.

Section 9.5 Entire Agreement; Amendments and Waivers. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the exhibits and schedules hereto, (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and (b) are not intended to confer upon any other Person any rights or remedies hereunder except as Article VII or Article IX contemplates or except as otherwise expressly provided herein or therein. Each Party agrees that (i) no other Party (including its agents and representatives) has made any representation, warranty, covenant or agreement to or with such Party relating to this Agreement or the Transaction, other than those expressly set forth in the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the exhibits and schedules hereto, and (ii) such Party has not relied upon any representation, warranty, covenant or agreement relating to this Agreement or the Transaction other than those referred to in clause (i) above. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the Parties. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

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Section 9.6 Binding Effect and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns, but neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned, by operation of law or otherwise, by any Party without the prior written consent of the other Parties.

Section 9.7 Severability. If any provision of this Agreement is determined to be void or unenforceable, in whole or in part, then (a) such provision shall be deemed inoperative to the extent it is deemed void or unenforceable, (b) the Parties agree to enter into such amendments to this Agreement in order to give effect, to the greatest extent legally possible, to the provision that is determined to be void or unenforceable, and (c) the other provisions of this Agreement in all other respects shall remain in full force and effect and binding and enforceable to the maximum extent permitted by applicable Law; provided, however, that in the event that a material term under this Agreement is so modified, the Parties will, timely and in good faith, negotiate to revise and amend this Agreement in a manner which preserves, as closely as possible, each Party’s business and economic objectives as expressed by the Agreement prior to such modification.

Section 9.8 Interpretation.

(a) The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and therefore waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

(b) The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Article,” “this Section” and “this clause,” and words of similar import, refer only to the Article, Section or clause hereof in which such words occur. The word “or” is exclusive, and the word “including” (in its various forms) means including without limitation.

(c) Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

(d) References herein to any Person shall include such Person’s successors and assigns; provided, however, that nothing contained in this clause (d) is intended to authorize any assignment or transfer not otherwise permitted by this Agreement.

(e) References herein to any Law shall be deemed to refer to such Law as amended, reenacted, supplemented or superseded in whole or in part and in effect from time to time and also to all rules and regulations promulgated thereunder.

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(f) References herein to any Contract mean such Contract as amended, supplemented or modified (including any waiver thereto) in accordance with the terms thereof, except that with respect to any Contract listed on any schedule hereto, all such amendments, supplements or modifications must also be listed on such schedule.

(g) Each representation, warranty, covenant and agreement contained in this Agreement will have independent significance, and the fact that any conduct or state of facts may be within the scope of two or more provisions in this Agreement, whether relating to the same or different subject matters and regardless of the relative levels of specificity, shall not be considered in construing or interpreting this Agreement.

Section 9.9 Headings and Schedules. The headings of the several Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The schedules referred to herein are attached hereto and incorporated herein by this reference, and the matters disclosed in those schedules shall be deemed to qualify the representation or warranty to which they expressly relate and any other representation or warranty, but only to the extent that it is reasonably apparent on its face that such disclosure is applicable to such other representation or warranty. The Parties acknowledge and agree that (a) the schedules may include certain items and information solely for informational purposes for the convenience of the Parties, and (b) the disclosure by any Party of any matter in any schedule shall not be deemed to constitute an acknowledgment by such Party that the matter is required to be disclosed by the terms of this Agreement or that the matter is material.

Section 9.10 Counterparts. This Agreement may be executed in one or more counterparts, including electronic, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

Section 9.11 Determinations by the Partnership. With respect to any notice, consent, approval or waiver that is required to be or may be taken or given by the Partnership (a) pursuant to the terms of this Agreement on or prior to the Closing Date, or (b) pursuant to Article VII after the Closing Date, such notice, consent, approval or waiver shall be taken or given by the Conflicts Committee on behalf of the Partnership.

[Signature page follows]

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IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.

USD NORTH AMERICA GP LLC

By:	/s/ Adam Altsuler
Name:	Adam Altsuler
Title:	Executive Vice President, Chief Financial Officer

USD NORTH AMERICA LP

By:	/s/ Adam Altsuler
Name:	Adam Altsuler
Title:	Executive Vice President, Chief Financial Officer

USD GROUP LLC

By:	/s/ Adam Altsuler
Name:	Adam Altsuler
Title:	Executive Vice President, Chief Financial Officer

USD PARTNERS GP LLC

By:	/s/ Adam Altsuler
Name:	Adam Altsuler
Title:	Executive Vice President, Chief Financial Officer

USD LOGISTICS OPERATIONS GP LLC

By:	/s/ Adam Altsuler
Name:	Adam Altsuler
Title:	Executive Vice President, Chief Financial Officer

USD LOGISTICS OPERATIONS LP

By:	/s/ Adam Altsuler
Name:	Adam Altsuler
Title:	Executive Vice President, Chief Financial Officer

USD PARTNERS LP

By:	/s/ Adam Altsuler
Name:	Adam Altsuler
Title:	Executive Vice President, Chief Financial Officer

Signature Page to Contribution Agreement

Exhibit A

Revised LP Agreement

THIRD AMENDED AND RESTATED

AGREEMENT OF

LIMITED PARTNERSHIP OF USD PARTNERS LP

A Delaware Limited Partnership

Dated as of [•], 2022

i

ii

iii

THIRD AMENDED AND RESTATED AGREEMENT

OF LIMITED PARTNERSHIP OF USD PARTNERS LP

THIS THIRD AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF USD PARTNERS LP dated as of [•], 2022, is entered into by and between USD Partners GP LLC, a Delaware limited liability company, as the General Partner, and any other Persons who become Partners in the Partnership or parties hereto as provided herein.

WHEREAS, the General Partner and the other parties thereto entered into that certain Second Amended and Restated Agreement of Limited Partnership of the Partnership dated as of October 15, 2014 (the “Prior Agreement”);

WHEREAS, on March 27, 2022, the Partnership, the General Partner, USD Group LLC, a Delaware limited liability company (“USDG”), certain subsidiaries of the Partnership and certain subsidiaries of USDG entered into a Contribution, Conveyance and Assumption Agreement (the “Conveyance Agreement”), pursuant to which, among other things, the parties thereto agreed to (i) the cancellation of all of the Incentive Distribution Rights and (ii) the conversion of the General Partner Interest (as defined in the Prior Agreement) into a non-economic general partner interest in the Partnership having the rights and obligations specified for the General Partner Interest in this Agreement, in each case, in accordance with, and with the terms specified in, the Conveyance Agreement;

WHEREAS, pursuant to the Conveyance Agreement, the Prior Agreement is required to be amended to reflect and implement the cancellation of the Incentive Distribution Rights and the conversion of the General Partner Interest into a non-economic general partner interest in the Partnership; and

WHEREAS, the General Partner desires to amend and restate the Prior Agreement in its entirety to provide for (i) the cancellation of the Incentive Distribution Rights, (ii) the creation of the non-economic General Partner Interest and (iii) such other changes as the General Partner has determined are necessary and appropriate and do not adversely affect the Limited Partners considered as a whole (or any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect.

NOW, THEREFORE, the General Partner does hereby amend and restate the Prior Agreement, pursuant to its authority under Section 13.1(d) of the Prior Agreement, to provide, in its entirety, as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

“Adjusted Capital Account” means, with respect to any Partner, the balance in such Partner’s Capital Account at the end of each taxable period of the Partnership after giving effect to the following adjustments: (a) credit to such Capital Account any amount which such Partner is (i) obligated to restore under the standards set by Treasury Regulation Section 1.704-1(b)(2)(ii)(c) or (ii) deemed obligated to restore pursuant to the penultimate sentences of Treasury Regulation Sections 1.704-2(g)(1) and 1.704-2(i)(5)) and (b) debit to such Capital Account the items described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith. The “Adjusted Capital Account” of a Partner in respect of any Partnership Interest shall be the amount that such Adjusted Capital Account would be if such Partnership Interest were the only interest in the Partnership held by such Partner from and after the date on which such Partnership Interest was first issued.

“Adjusted Property” means any property the Carrying Value of which has been adjusted pursuant to Section 5.5(d).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with, the Person in question. As used herein, the term “control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Agreed Allocation” means any allocation, other than a Required Allocation, of an item of income, gain, loss or deduction pursuant to the provisions of Section 6.1, including a Curative Allocation (if appropriate to the context in which the term “Agreed Allocation” is used).

“Agreed Value” of (a) a Contributed Property means the fair market value of such property or asset at the time of contribution and (b) an Adjusted Property means the fair market value of such Adjusted Property on the date of the Revaluation Event, in each case as determined by the General Partner. The General Partner shall use such method as it determines to be appropriate to allocate the aggregate Agreed Value of Contributed Properties contributed to the Partnership in a single or integrated transaction among each separate property on a basis proportional to the fair market value of each Contributed Property.

“Agreement” means this Third Amended and Restated Agreement of Limited Partnership of USD Partners LP, as it may be amended, supplemented or restated from time to time.

“Associate” means, when used to indicate a relationship with any Person, (a) any corporation or organization of which such Person is a director, officer, manager, general partner or managing member or is, directly or indirectly, the owner of 20% or more of any class of voting stock or other voting interest; (b) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same principal residence as such Person.

“Available Cash” means, with respect to any Quarter ending prior to the Liquidation Date:

(a) the sum of:

(i) all cash and cash equivalents of the Partnership Group (or the Partnership’s proportionate share of cash and cash equivalents in the case of Subsidiaries that are not wholly owned) on hand at the end of such Quarter; and

(ii) if the General Partner so determines, all or any portion of additional cash and cash equivalents of the Partnership Group (or the Partnership’s proportionate share of cash and cash equivalents in the case of Subsidiaries that are not wholly owned) on hand on the date of determination of Available Cash with respect to such Quarter resulting from Working Capital Borrowings made subsequent to the end of such Quarter, less

(b) the amount of any cash reserves established by the General Partner (or the Partnership’s proportionate share of cash reserves in the case of Subsidiaries that are not wholly owned) to:

(i) provide for the proper conduct of the business of the Partnership Group (including cash reserves for future capital expenditures and for anticipated future debt service requirements of the Partnership Group) subsequent to such Quarter;

(ii) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which any Group Member is a party or by which it is bound or its assets are subject; or

(iii) provide funds for distributions under Section 6.3 in respect of any one or more of the next four Quarters;

provided, however, that the General Partner may not establish cash reserves pursuant to subclause (b)(iii) above if the effect of such reserves would be that the Partnership is unable to distribute $0.2875 per Common Unit (subject to proportionate adjustments in the event of any Common Unit distribution, combination or subdivision (whether effected by a distribution payable in Units)) with respect to such Quarter; and, provided, further, that disbursements made by a Group Member or cash reserves established, increased or reduced after the end of such Quarter but on or before the date of determination of Available Cash with respect to such Quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, within such Quarter if the General Partner so determines.

Notwithstanding the foregoing, “Available Cash” with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.

“Board of Directors” means the board of directors of the General Partner.

“Book-Tax Disparity” means with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for U.S. federal income tax purposes as of such date. A Partner’s share of the Partnership’s Book-Tax Disparities in all of its Contributed Property and Adjusted Property will be reflected by the difference between such Partner’s Capital Account balance as maintained pursuant to Section 5.5 and the hypothetical balance of such Partner’s Capital Account computed as if it had been maintained strictly in accordance with U.S. federal income tax accounting principles.

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the States of New York and Delaware shall not be regarded as a Business Day.

“Capital Account” means the capital account maintained for a Partner pursuant to Section 5.5. The “Capital Account” of a Partner in respect of any Partnership Interest shall be the amount that such Capital Account would be if such Partnership Interest were the only interest in the Partnership held by such Partner from and after the date on which such Partnership Interest was first issued.

“Capital Contribution” means (a) any cash, cash equivalents or the Net Agreed Value of Contributed Property that a Partner contributes to the Partnership or that is contributed or deemed contributed to the Partnership on behalf of a Partner (including, in the case of an underwritten offering of Units, the amount of any underwriting discounts or commissions) or (b) current distributions that a Partner is entitled to receive but otherwise waives.

“Capital Improvement” means any (a) replacement, improvement or expansion of capital assets owned by any Group Member, (b) acquisition (through an asset acquisition, merger, stock acquisition or other form of investment), construction or development of new capital assets by any Group Member, or (c) Capital Contribution by a Group Member to a Person that is not a Subsidiary in which a Group Member has, or after such Capital Contribution will have, directly or indirectly, an equity interest, to fund such Group Member’s pro rata share of the cost of any replacement, improvement or expansion of existing capital assets or acquisition, construction or development of new capital assets, by such Person, in each case if and to the extent such replacement, improvement, expansion, acquisition, construction or development is made to increase over the long-term, the operating capacity, operating income or asset base of the Partnership Group, in the case of clauses (a) and (b), or such Person, in the case of clause (c), from the operating capacity, operating income or asset base of the Partnership Group or such Person, as the case may be, existing immediately prior to such replacement, improvement, expansion, acquisition, construction, development or Capital Contribution.

“Carrying Value” means (a) with respect to a Contributed Property or an Adjusted Property, the Agreed Value of such property reduced (but not below zero) by all depreciation, amortization and other cost recovery deductions charged to the Partners’ Capital Accounts in respect of such property and (b) with respect to any other Partnership property, the adjusted basis of such property for U.S. federal income tax purposes, all as of the time of determination; provided, however, that the Carrying Value of any property shall be adjusted from time to time in accordance with Section 5.5(d) to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Partnership properties, as deemed appropriate by the General Partner.

“Cause” means a court of competent jurisdiction has entered a final, non-appealable judgment finding the General Partner is liable to the Partnership or any Limited Partner for actual fraud or willful or wanton misconduct in its capacity as a general partner of the Partnership.

“Certificate” means a certificate in such form (including in global form if permitted by applicable rules and regulations) as may be adopted by the General Partner, issued by the Partnership evidencing ownership of one or more Partnership Interests. The initial form of certificate approved by the General Partner for Common Units is attached as Exhibit A to this Agreement.

“Certificate of Limited Partnership” means the Certificate of Limited Partnership of the Partnership filed with the Secretary of State of the State of Delaware as referenced in Section 7.2, as such Certificate of Limited Partnership may be amended, supplemented or restated from time to time.

“Citizenship Eligibility Trigger” is defined in Section 4.9(a)(ii).

“claim” (as used in Section 7.11(c)) is defined in Section 7.11(c).

“Closing Date” means the first date on which Common Units were issued and delivered by the Partnership to the Underwriters pursuant to the provisions of the Underwriting Agreement.

“Closing Price” means, in respect of any class of Limited Partner Interests, as of the date of determination, the last sale price on such day, regular way, or in case no such sale takes place on such day, the average of the closing bid and asked prices on such day, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the principal National Securities Exchange on which the respective Limited Partner Interests are listed or admitted to trading or, if such Limited Partner Interests are not listed or admitted to trading on any National Securities Exchange, the last quoted price on such day or, if not so quoted, the average of the high bid and low asked prices on such day in the over-the-counter market, as reported by the primary reporting system then in use in relation to such Limited Partner Interests of such class, or, if on any such day such Limited Partner Interests of such class are not quoted by any such organization, the average of the closing bid and asked prices on such day as furnished by a professional market maker making a market in such Limited Partner Interests of such class selected by the General Partner, or if on any such day no market maker is making a market in such Limited Partner Interests of such class, the fair value of such Limited Partner Interests on such day as determined by the General Partner.

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor law.

“Combined Interest” is defined in Section 11.3(a).

“Commission” means the United States Securities and Exchange Commission.

“Common Unit” means a Partnership Interest having the rights and obligations specified with respect to Common Units in this Agreement.

“Common Unit Trading Price” means current trading price of the Common Units as determined in the reasonable discretion of the General Partner.

“Conflicts Committee” means a committee of the Board of Directors composed entirely of two or more directors, each of whom (a) is not an officer or employee of the General Partner, (b) is not an officer or employee of any Affiliate of the General Partner or a director of any Affiliate of the General Partner (other than any Group Member), (c) is not a holder of any ownership interest in the General Partner or any of its Affiliates, including any Group Member, other than Common Units and awards that are granted to such director under the LTIP and (d) is determined by the Board of Directors to be independent under the independence standards for directors who serve on an audit committee of a board of directors established by the Securities Exchange Act and the rules and regulations of the Commission thereunder and by the National Securities Exchange on which any class of Partnership Interests is listed or admitted to trading.

“Continuous Employment” means continued employment by Ultimate Parent (or any successor), any subsidiary of Ultimate Parent (or any successor), the Partnership, the General Partner or any Affiliate of the Partnership or the General Partner.

“Contributed Property” means each property, in such form as may be permitted by the Delaware Act, but excluding cash, contributed to the Partnership. Once the Carrying Value of a Contributed Property is adjusted pursuant to Section 5.5(d), such property shall no longer constitute a Contributed Property, but shall be deemed an Adjusted Property.

“Contribution Agreement” means that certain Contribution, Conveyance and Assumption Agreement to be dated as of the Closing Date among the General Partner, the Partnership and certain other parties, together with the additional conveyance documents and instruments contemplated or referenced thereunder, as such may be amended, supplemented or restated from time to time.

“Conveyance Agreement” is defined in the Recitals to this Agreement.

“Curative Allocation” means any allocation of an item of income, gain, deduction, loss or credit pursuant to the provisions of Section 6.1(d)(xi).

“Current Market Price” means, in respect of any class of Limited Partner Interests, as of the date of determination, the average of the daily Closing Prices per Limited Partner Interest of such class for the 20 consecutive Trading Days immediately prior to such date.

“Delaware Act” means the Delaware Revised Uniform Limited Partnership Act, 6 Del C. Section 17-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

“Departing General Partner” means a former General Partner from and after the effective date of any withdrawal or removal of such former General Partner pursuant to Section 11.1 or 11.2.

“Economic Risk of Loss” has the meaning set forth in Treasury Regulation Section 1.752-2(a).

“Eligibility Certificate” is defined in Section 4.9(b).

“Eligible Holder” means a Person that satisfies the eligibility requirements established by the General Partner for Partners pursuant to Section 4.9.

“Event Issue Value” means, with respect to any Common Unit as of any date of determination, (i) in the case of a Revaluation Event that includes the issuance of Common Units pursuant to a public offering and solely for cash, the price paid for such Common Units, or (ii) in the case of any other Revaluation Event, the Closing Price of the Common Units on the date of such Revaluation Event or, if the General Partner determines that a value for the Common Unit other than such Closing Price more accurately reflects the Event Issue Value, the value determined by the General Partner.

“Event of Withdrawal” is defined in Section 11.1(a).

“Excess Distribution” is defined in Section 6.1(d)(iii)(A).

“Excess Distribution Unit” is defined in Section 6.1(d)(iii)(A).

“Final Prospectus” means the final prospectus filed by the Partnership under the Rule 424 of the Securities Act with respect to the Initial Offering.

“General Partner” means USD Partners GP LLC, a Delaware limited liability company, and its successors and permitted assigns that are admitted to the Partnership as general partner of the Partnership, in their capacities as general partner of the Partnership (except as the context otherwise requires).

“General Partner Interest” means the non-economic management interest of the General Partner in the Partnership (in its capacity as a general partner without reference to any Limited Partner Interest held by it), which includes any and all rights, powers and benefits to which the General Partner is entitled as provided in this Agreement, together with all obligations of the General Partner to comply with the terms and provisions of this Agreement. The General Partner Interest does not include any rights to profits or losses or any rights to receive distributions from operations or upon the liquidation or winding-up of the Partnership.

“Gross Liability Value” means, with respect to any Liability of the Partnership described in Treasury Regulation Section 1.752-7(b)(3)(i), the amount of cash that a willing assignor would pay to a willing assignee to assume such Liability in an arm’s-length transaction.

“Group” means two or more Persons that with or through any of their respective Affiliates or Associates have any contract, arrangement, understanding or relationship for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent given to such Person in response to a proxy or consent solicitation made to 10 or more Persons), exercising investment power or disposing of any Partnership Interests.

“Group Member” means a member of the Partnership Group.

“Group Member Agreement” means the partnership agreement of any Group Member, other than the Partnership, that is a limited or general partnership, the limited liability company agreement of any Group Member that is a limited liability company, the certificate of incorporation and bylaws or similar organizational documents of any Group Member that is a corporation, the joint venture agreement or similar governing document of any Group Member that is a joint venture and the governing or organizational or similar documents of any other Group Member that is a Person other than a limited or general partnership, limited liability company, corporation or joint venture, as such may be amended, supplemented or restated from time to time.

“Holder” as used in Section 7.11, is defined in Section 7.11(a).

“Incentive Distribution Right” means a Limited Partner Interest having the rights and obligations specified with respect to Incentive Distribution Rights in the Prior Agreement.

“Indemnified Persons” is defined in Section 7.11(c).

“Indemnitee” means (a) any General Partner, (b) any Departing General Partner, (c) any Person who is or was an Affiliate of the General Partner or any Departing General Partner, (d) any Person who is or was a manager, managing member, general partner, director, officer, employee, agent, fiduciary or trustee of any Group Member, a General Partner, any Departing General Partner or any of their respective Affiliates, (e) any Person who is or was serving at the request of a General Partner, any Departing General Partner or any of their respective Affiliates as an officer, director, manager, managing member, general partner, employee, agent, fiduciary or trustee of another Person owing a fiduciary or similar duty to any Group Member; provided that a Person shall not be an Indemnitee by reason of providing, on a fee-for-services basis, trustee, fiduciary or custodial services, (f) any Person who controls a General Partner or Departing General Partner and (g) any Person the General Partner designates as an “Indemnitee” for purposes of this Agreement because such Person’s service, status or relationship exposes such Person to potential claims, demands, actions, suits or proceedings relating to the Partnership Group’s business and affairs.

“Ineligible Holder” is defined in Section 4.9(c).

“Initial Offering” means the initial offering and sale of Common Units to the public, as described in the Registration Statement.

“Liability” means any liability or obligation of any nature, whether accrued, contingent or otherwise.

“Limited Partner” means, unless the context otherwise requires, each Person that is a limited partner of the Partnership upon the effectiveness of this Agreement, each additional Person that becomes a Limited Partner pursuant to the terms of this Agreement and any Departing General Partner upon the change of its status from General Partner to Limited Partner pursuant to Section 11.3, in each case, in such Person’s capacity as a limited partner of the Partnership.

“Limited Partner Interest” means the equity interest of a Limited Partner in the Partnership, which may be evidenced by Common Units or other Partnership Interests or a combination thereof or interest therein, and includes any and all benefits to which such Limited Partner is entitled as provided in this Agreement, together with all obligations of such Limited Partner to comply with the terms and provisions of this Agreement.

“Liquidation Date” means (a) in the case of an event giving rise to the dissolution of the Partnership of the type described in clauses (a) and (b) of the first sentence of Section 12.2, the date on which the applicable time period during which the holders of Outstanding Units have the right to elect to continue the business of the Partnership has expired without such an election being made, and (b) in the case of any other event giving rise to the dissolution of the Partnership, the date on which such event occurs.

“Liquidator” means one or more Persons selected pursuant to Section 12.3 to perform the functions described in Section 12.4 as liquidating trustee of the Partnership within the meaning of the Delaware Act.

“LTIP” means the Long-Term Incentive Plan of the General Partner, as may be amended, or any equity compensation plan successor thereto.

“Merger Agreement” is defined in Section 14.1.

“National Securities Exchange” means an exchange registered with the Commission under Section 6(a) of the Securities Exchange Act (or any successor to such Section) and any other securities exchange (whether or not registered with the Commission under Section 6(a) (or successor to such Section) of the Securities Exchange Act) that the General Partner shall designate as a National Securities Exchange for purposes of this Agreement.

“Net Agreed Value” means (a) in the case of any Contributed Property, the Agreed Value of such property or other asset reduced by any Liabilities either assumed by the Partnership upon such contribution or to which such property or other asset is subject when contributed and (b) in the case of any property distributed to a Partner by the Partnership, the Partnership’s Carrying Value of such property (as adjusted pursuant to Section 5.5(d)(ii)) at the time such property is distributed, reduced by any Liabilities either assumed by such Partner upon such distribution or to which such property is subject at the time of distribution, in either case as determined and required by the Treasury Regulations promulgated under Section 704(b) of the Code.

“Net Income” means, for any taxable period, the excess, if any, of the Partnership’s items of income and gain for such taxable period over the Partnership’s items of loss and deduction for such taxable period. The items included in the calculation of Net Income shall be determined in accordance with Section 5.5 but shall not include any items specially allocated under Section 6.1(d).

“Net Loss” means, for any taxable period, the excess, if any, of the Partnership’s items of loss and deduction for such taxable period over the Partnership’s items of income and gain for such taxable period. The items included in the calculation of Net Loss shall be determined in accordance with Section 5.5 but shall not include any items specially allocated under Section 6.1(d).

“Noncompensatory Option” has the meaning set forth in Treasury Regulation Section 1.721-2(f).

“Nonrecourse Built-in Gain” means with respect to any Contributed Properties or Adjusted Properties that are subject to a mortgage or pledge securing a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Partners pursuant to Section 6.2(b) if such properties were disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.

“Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including any expenditure described in Section 705(a) (2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(b), are attributable to a Nonrecourse Liability.

“Nonrecourse Liability” has the meaning set forth in Treasury Regulation Section 1.752-1(a)(2).

“Notice of Election to Purchase” is defined in Section 15.1(b).

“Omnibus Agreement” means that certain Omnibus Agreement to be dated the Closing Date among Ultimate Parent, the General Partner, USD Group LLC, USD Logistics Operations LP and the Partnership, as such may be amended, supplemented or restated from time to time.

“Opinion of Counsel” means a written opinion of counsel (who may be regular counsel to the Partnership or the General Partner or any of its Affiliates) acceptable to the General Partner.

“Outstanding” means, with respect to Partnership Interests, all Partnership Interests that are issued by the Partnership and reflected as outstanding on the Partnership’s books and records as of the date of determination; provided, however, that if at any time any Person or Group (other than the General Partner or its Affiliates) beneficially owns 20% or more of the Outstanding Partnership Interests of any class then Outstanding, none of the Partnership Interests owned by such Person or Group shall be entitled to be voted on any matter or be considered to be Outstanding when sending notices of a meeting of Limited Partners to vote on any matter (unless otherwise required by law), calculating required votes, determining the presence of a quorum or for other similar purposes under this Agreement, except that Partnership Interests so owned shall be considered to be Outstanding for purposes of Section 11.1(b)(iv) (such Partnership Interests shall not, however, be treated as a separate class of Partnership Interests for purposes of this Agreement or the Delaware Act); provided, further, that the foregoing limitation shall not apply to (i) any Person or Group who acquired 20% or more of the Outstanding Partnership Interests of any class then Outstanding directly from the General Partner or its Affiliates (other than the Partnership), (ii) any Person or Group who acquired 20% or more of the Outstanding Partnership Interests of any class then Outstanding directly or indirectly from a Person or Group described in clause (i) provided that the General Partner shall have notified such Person or Group in writing that such limitation shall not apply, or (iii) any Person or Group who acquired 20% or more of any Partnership Interests issued by the Partnership with the prior approval of the Board of Directors provided that the General Partner shall have notified such Person or Group in writing that such limitation shall not apply.

“Partner Nonrecourse Debt” has the meaning set forth in Treasury Regulation Section 1.704-2(b)(4).

“Partner Nonrecourse Debt Minimum Gain” has the meaning set forth in Treasury Regulation Section 1.704-2(i)(2).

“Partner Nonrecourse Deductions” means any and all items of loss, deduction or expenditure (including any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(i), are attributable to a Partner Nonrecourse Debt.

“Partners” means the General Partner and the Limited Partners.

“Partnership” means USD Partners LP, a Delaware limited partnership.

“Partnership Change in Control” means (a) a “Change in Control” as defined in the Partnership’s 2014 Incentive Stock Plan, as such plan may be adopted, amended, supplemented or restated from time to time, (b) any Person or group, other than Ultimate Parent or its Affiliates, becomes the beneficial owner, by way of merger, consolidation, recapitalization, reorganization or otherwise, of 50% or more of the combined voting power of the equity interests in the General Partner or the Partnership, (c) the Limited Partners approve, in one or a series of transactions, a plan of complete liquidation of the Partnership, (d) the sale or other disposition by either the General Partner or the Partnership of all or substantially all of its assets in one or more transactions to any Person other than the General Partner or an Affiliate of the General Partner, (e) a transaction resulting in a Person other than USD Partners GP LLC or one of its Affiliates being the general partner of the Partnership, or (f) a transaction resulting in the general partner of the Partnership ceasing to be an Affiliate of Ultimate Parent.

“Partnership Group” means, collectively, the Partnership and its Subsidiaries.

“Partnership Interest” means any equity interest, including any class or series of equity interest (or, in the case of the General Partner Interest, a non-economic management interest) in the Partnership, which shall include any General Partner Interest and Limited Partner Interests but shall exclude any options, rights, warrants and appreciation rights relating to an equity interest in the Partnership.

“Partnership Minimum Gain” means that amount determined in accordance with the principles of Treasury Regulation Sections 1.704-2(b)(2) and 1.704-2(d).

“Percentage Interest” means as of any date of determination (a) as to any Unitholder with respect to Units, as the case may be, the product obtained by multiplying (i) 100% less the percentage applicable to clause (b) below by (ii) the quotient obtained by dividing (A) the number of Units held by such Unitholder by (B) the total number of Outstanding Units, and (b) as to the holders of other Partnership Interests issued by the Partnership in accordance with Section 5.6, the percentage established as a part of such issuance. The Percentage Interest with respect to the General Partner Interest shall at all times be zero.

“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Plan of Conversion” has the meaning given such term in Section 14.1.

“Prior Agreement” has the meaning set forth in the recitals to this Agreement.

“Pro Rata” means (a) when used with respect to Units or any class thereof, apportioned equally among all designated Units in accordance with their relative Percentage Interests and (b) when used with respect to Partners or Record Holders, apportioned among all Partners or Record Holders in accordance with their relative Percentage Interests.

“Purchase Date” means the date determined by the General Partner as the date for purchase of all Outstanding Limited Partner Interests of a certain class (other than Limited Partner Interests owned by the General Partner and its Affiliates) pursuant to Article XV.

“Quarter” means, unless the context requires otherwise, a fiscal quarter of the Partnership, or, with respect to the fiscal quarter of the Partnership in which the Closing Date occurs, the portion of such fiscal quarter after the Closing Date.

“Rate Eligibility Trigger” is defined in Section 4.9(a)(i).

“Recapture Income” means any gain recognized by the Partnership (computed without regard to any adjustment required by Section 734 or Section 743 of the Code) upon the disposition of any property or asset of the Partnership, which gain is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or asset.

“Record Date” means the date established by the General Partner or otherwise in accordance with this Agreement for determining (a) the identity of the Record Holders entitled to notice of, or to vote at, any meeting of Limited Partners or entitled to vote by ballot or give approval of Partnership action in writing without a meeting or entitled to exercise rights in respect of any lawful action of Limited Partners or (b) the identity of Record Holders entitled to receive any report or distribution or to participate in any offer.

“Record Holder” means (a) with respect to any class of Partnership Interests for which a Transfer Agent has been appointed, the Person in whose name a Partnership Interest of such class is registered on the books of the Transfer Agent as of the closing of business on a particular Business Day, or (b) with respect to other classes of Partnership Interests, the Person in whose name any such other Partnership Interest is registered on the books that the General Partner has caused to be kept as of the closing of business on such Business Day.

“Redeemable Interests” means any Partnership Interests for which a redemption notice has been given, and has not been withdrawn, pursuant to Section 4.10.

“Registration Statement” means the Registration Statement on Form S-1, as it has been amended or supplemented, filed by the Partnership with the Commission under the Securities Act to register the offering and sale of the Common Units in the Initial Offering.

“Required Allocations” means any allocation of an item of income, gain, loss or deduction pursuant to Section 6.1(d)(i), Section 6.1(d)(ii), Section 6.1(d)(iv), Section 6.1(d)(v), Section 6.1(d)(vi), Section 6.1(d)(vii) or Section 6.1(d)(ix).

“Revaluation Event” means an event that results in adjustment of the Carrying Value of each Partnership property pursuant to Section 5.5(d).

“Securities Act” means the Securities Act of 1933, as amended, supplemented or restated from time to time and any successor to such statute.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time and any successor to such statute.

“Special Approval” means approval by a majority of the members of the Conflicts Committee.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if such Person, directly or by one or more Subsidiaries of such Person, or a combination thereof, controls such partnership on the date of determination or (c) any other Person in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Surviving Business Entity” is defined in Section 14.2(b)(ii).

“Trading Day” means, for the purpose of determining the Current Market Price of any class of Limited Partner Interests, a day on which the principal National Securities Exchange on which such class of Limited Partner Interests is listed or admitted to trading is open for the transaction of business or, if Limited Partner Interests of a class are not listed or admitted to trading on any National Securities Exchange, a day on which banking institutions in New York City generally are open.

“transfer” is defined in Section 4.4(a).

“Transfer Agent” means such bank, trust company or other Person (including the General Partner or one of its Affiliates) as may be appointed from time to time by the Partnership to act as registrar and transfer agent for any class of Partnership Interests; provided, that if no Transfer Agent is specifically designated for any class of Partnership Interests, the General Partner shall act in such capacity.

“Treasury Regulation” means the United States Treasury regulations promulgated under the Code.

“Ultimate Parent” means US Development Group, LLC, a Delaware limited liability company.

“Underwriter” means each Person named as an underwriter in Schedule I to the Underwriting Agreement who purchased Common Units pursuant thereto.

“Underwriting Agreement” means that certain Underwriting Agreement, dated October 8, 2014, among the Underwriters, the Partnership, the General Partner and the other parties thereto, providing for the purchase of Common Units by the Underwriters.

“Unit” means a Partnership Interest that is designated as a “Unit” and shall include Common Units but shall not include the General Partner Interest.

“Unitholders” means the holders of Units.

“Unit Majority” means at least a majority of the Outstanding Common Units.

“Unrealized Gain” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the fair market value of such property as of such date (as determined under Section 5.5(d)) over (b) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.5(d) as of such date).

“Unrealized Loss” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.5(d) as of such date) over (b) the fair market value of such property as of such date (as determined under Section 5.5(d)).

“Unrestricted Person” means (a) each Indemnitee, (b) each Partner, (c) each Person who is or was a member, partner, director, officer, employee or agent of any Group Member, a General Partner or any Departing General Partner or any Affiliate of any Group Member, a General Partner or any Departing General Partner and (d) any Person the General Partner designates as an “Unrestricted Person” for purposes of this Agreement.

“U.S. GAAP” means United States generally accepted accounting principles, as in effect from time to time, consistently applied.

“Withdrawal Opinion of Counsel” is defined in Section 11.1(b).

“Working Capital Borrowings” means borrowings used solely for working capital purposes or to pay distributions to Partners, made pursuant to a credit facility, commercial paper facility or other similar financing arrangement; provided that when incurred it is the intent of the borrower to repay such borrowings within 12 months from sources other than additional Working Capital Borrowings.

Section 1.2 Construction. Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; (c) the terms “include”, “includes”, “including” and words of like import shall be deemed to be followed by the words “without limitation”; and (d) the terms “hereof”, “herein” and “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement. The table of contents and headings contained in this Agreement are for reference purposes only, and shall not affect in any way the meaning or interpretation of this Agreement. The General Partner has the power to construe and interpret this Agreement and to act upon any such construction or interpretation. To the fullest extent permitted by law, any construction or interpretation of this Agreement by the General Partner, any action taken pursuant thereto and any determination made by the General Partner in good faith shall, in each case, be conclusive and binding on all Record Holders, each other Person or Group who acquires an interest in a Partnership Interest and all other Persons for all purposes.

ARTICLE II

ORGANIZATION

Section 2.1 Formation. The Partnership was previously formed as a limited partnership pursuant to the provisions of the Delaware Act. The General Partner hereby amends and restates the Prior Agreement in its entirety. This amendment and restatement shall become effective on the date of this Agreement. Except as expressly provided to the contrary in this Agreement, the rights, duties (including fiduciary duties), liabilities and obligations of the Partners and the administration, dissolution and termination of the Partnership shall be governed by the Delaware Act.

Section 2.2 Name. The name of the Partnership shall be “USD Partners LP”. Subject to applicable law, the Partnership’s business may be conducted under any other name or names as determined by the General Partner, including the name of the General Partner. The words “Limited Partnership,” “LP,” “Ltd.” or similar words or letters shall be included in the Partnership’s name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The General Partner may change the name of the Partnership at any time and from time to time and shall notify the Limited Partners of such change in the next regular communication to the Limited Partners.

Section 2.3 Registered Office; Registered Agent; Principal Office; Other Offices. Unless and until changed by the General Partner, the registered office of the Partnership in the State of Delaware shall be located at Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office shall be The Corporation Trust Company. The principal office of the Partnership shall be located at 811 Main Street, Suite 2800, Houston, Texas 77002, or such other place as the General Partner may from time to time designate by notice to the Limited Partners. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner determines to be necessary or appropriate. The address of the General Partner shall be 811 Main Street, Suite 2800, Houston, Texas 77002, or such other place as the General Partner may from time to time designate by notice to the Limited Partners.

Section 2.4 Purpose and Business. The purpose and nature of the business to be conducted by the Partnership shall be to (a) engage directly in, or enter into or form, hold and dispose of any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that is approved by the General Partner, in its sole discretion, and that lawfully may be conducted by a limited partnership organized pursuant to the Delaware Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Partnership pursuant to the agreements relating to such business activity, and (b) do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to a Group Member; provided, however, that the General Partner shall not cause the Partnership to engage, directly or indirectly, in any business activity that the General

Partner determines would be reasonably likely to cause the Partnership to be treated as an association taxable as a corporation or otherwise taxable as an entity for U.S. federal income tax purposes. To the fullest extent permitted by law, the General Partner shall have no duty or obligation to propose or approve, and may, in its sole discretion, decline to propose or approve, the conduct by the Partnership of any business and may decline to do so free of any fiduciary duty or obligation whatsoever to the Partnership, any Limited Partner or any other Person bound by this Agreement and, in declining to so propose or approve, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity.

Section 2.5 Powers. The Partnership shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described in Section 2.4 and for the protection and benefit of the Partnership.

Section 2.6 Term. The term of the Partnership commenced upon the filing of the Certificate of Limited Partnership in accordance with the Delaware Act and shall continue until the dissolution of the Partnership in accordance with the provisions of Article XII. The existence of the Partnership as a separate legal entity shall continue until the cancellation of the Certificate of Limited Partnership as provided in the Delaware Act.

Section 2.7 Title to Partnership Assets. Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. Title to any or all of the Partnership assets may be held in the name of the Partnership, the General Partner, one or more of its Affiliates or one or more nominees, as the General Partner may determine. The General Partner hereby declares and warrants that any Partnership assets for which record title is held in the name of the General Partner or one or more of its Affiliates or one or more nominees shall be held by the General Partner or such Affiliate or nominee for the use and benefit of the Partnership in accordance with the provisions of this Agreement; provided, however, that the General Partner shall use reasonable efforts to cause record title to such assets (other than those assets in respect of which the General Partner determines that the expense and difficulty of conveyancing makes transfer of record title to the Partnership impracticable) to be vested in the Partnership or one or more of the Partnership’s designated Affiliates as soon as reasonably practicable; provided, further, that, prior to the withdrawal or removal of the General Partner or as soon thereafter as practicable, the General Partner shall use reasonable efforts to effect the transfer of record title to the Partnership and, prior to any such transfer, will provide for the use of such assets in a manner satisfactory to the successor General Partner. All Partnership assets shall be recorded as the property of the Partnership in its books and records, irrespective of the name in which record title to such Partnership assets is held.

ARTICLE III

RIGHTS OF LIMITED PARTNERS

Section 3.1 Limitation of Liability. The Limited Partners shall have no liability under this Agreement except as expressly provided in this Agreement or the Delaware Act.

Section 3.2 Management of Business. No Limited Partner, in its capacity as such, shall participate in the operation, management or control (within the meaning of the Delaware Act) of the Partnership’s business, transact any business in the Partnership’s name or have the power to sign documents for or otherwise bind the Partnership. All actions taken by any Affiliate of the General Partner or any officer, director, employee, manager, member, general partner, agent or trustee of the General Partner or any of its Affiliates, or any officer, director, employee, manager, member, general partner, agent or trustee of a Group Member, in its capacity as such, shall not be deemed to be participating in the control of the business of the Partnership by a limited partner of the Partnership (within the meaning of Section 17-303(a) of the Delaware Act) and shall not affect, impair or eliminate the limitations on the liability of the Limited Partners under this Agreement.

Section 3.3 Outside Activities of the Limited Partners. Subject to (i) the provisions of Section 7.5, which shall continue to be applicable to the Persons referred to therein, regardless of whether such Persons shall also be Limited Partners, and (ii) the terms of the Omnibus Agreement, each Limited Partner shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities in direct competition with the Partnership Group. Neither the Partnership nor any of the other Partners shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner.

Section 3.4 Rights of Limited Partners.

(a) Each Limited Partner shall have the right, for a purpose that is reasonably related, as determined by the General Partner, to such Limited Partner’s interest as a Limited Partner in the Partnership, upon reasonable written demand stating the purpose of such demand and at such Limited Partner’s own expense, to obtain:

(i) true and full information regarding the status of the business and financial condition of the Partnership (provided that the requirements of this Section 3.4(a)(i) shall be satisfied to the extent the Limited Partner is furnished the Partnership’s most recent annual report and any subsequent quarterly or periodic reports required to be filed (or which would be required to be filed) with the Commission pursuant to Section 13 of the Securities Exchange Act);

(ii) a current list of the name and last known business, residence or mailing address of each Record Holder;

(iii) a copy of this Agreement and the Certificate of Limited Partnership and all amendments thereto, together with copies of the executed copies of all powers of attorney pursuant to which this Agreement, the Certificate of Limited Partnership and all amendments thereto have been executed;

(iv) information as to the amount of cash, and a description and statement of the agreed value of any other capital contribution, contributed or to be contributed by each Partner and the date on which each became a Partner; and

(v) such other information regarding the affairs of the Partnership as the General Partner determines is just and reasonable.

To the fullest extent permitted by law, the rights to information granted to the Limited Partners pursuant to this Section 3.4(a) replace in their entirety any rights to information provided for in Section 17-305(a) of the Delaware Act, and each of the Limited Partners, each other Person or Group who acquires an interest in a Partnership Interest and each other Person bound by this Agreement hereby agrees to the fullest extent permitted by law that they do not have any rights as Limited Partners, interest holders or otherwise to receive any information either pursuant to Sections 17-305(a) of the Delaware Act or otherwise except for the information identified in this Section 3.4(a).

(b) The General Partner may keep confidential from the Limited Partners, for such period of time as the General Partner deems reasonable, (i) any information that the General Partner reasonably believes to be in the nature of trade secrets or (ii) other information the disclosure of which the General Partner believes (A) is not in the best interests of the Partnership Group, (B) could damage the Partnership Group or its business or (C) that any Group Member is required by law or by agreement with any third-party to keep confidential (other than agreements with Affiliates of the Partnership the primary purpose of which is to circumvent the obligations set forth in this Section 3.4).

(c) Notwithstanding any other provision of this Agreement or Section 17-305 of the Delaware Act, each of the Limited Partners, each other Person or Group who acquires an interest in a Partnership Interest and each other Person bound by this Agreement hereby agrees to the fullest extent permitted by law that they do not have rights to receive information from the Partnership or any Indemnitee for the purpose of determining whether to pursue litigation or assist in pending litigation against the Partnership or any Indemnitee relating to the affairs of the Partnership except pursuant to the applicable rules of discovery relating to litigation commenced by such Person or Group.

ARTICLE IV

CERTIFICATES; RECORD HOLDERS; TRANSFER OF PARTNERSHIP INTERESTS;

REDEMPTION OF PARTNERSHIP INTERESTS

Section 4.1 Certificates. Notwithstanding anything to the contrary herein, unless the General Partner shall determine otherwise in respect of some or all of any or all classes of Partnership Interests, Partnership Interests shall not be evidenced by certificates. Certificates that may be issued shall be executed on behalf of the Partnership by the Chairman of the Board, Chief Executive Officer, President or any Executive Vice President or Vice President and the Chief Financial Officer or the Secretary or any Assistant Secretary of the General Partner. No Certificate for a class of Partnership Interests shall be valid for any purpose until it has been countersigned by the Transfer Agent for such class of Partnership Interests; provided, however, that if the General Partner elects to cause the Partnership to issue Partnership Interests of such class in global form, the Certificate shall be valid upon receipt of a certificate from the Transfer Agent certifying that the Partnership Interests have been duly registered in accordance with the directions of the Partnership.

Section 4.2 Mutilated, Destroyed, Lost or Stolen Certificates.

(a) If any mutilated Certificate is surrendered to the Transfer Agent, the appropriate officers of the General Partner on behalf of the Partnership shall execute, and the Transfer Agent shall countersign and deliver in exchange therefor, a new Certificate evidencing the same number and type of Partnership Interests as the Certificate so surrendered.

(b) The appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and the Transfer Agent shall countersign, a new Certificate in place of any Certificate previously issued if the Record Holder of the Certificate:

(i) makes proof by affidavit, in form and substance satisfactory to the General Partner, that a previously issued Certificate has been lost, destroyed or stolen;

(ii) requests the issuance of a new Certificate before the General Partner has notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

(iii) if requested by the General Partner, delivers to the General Partner a bond, in form and substance satisfactory to the General Partner, with surety or sureties and with fixed or open penalty as the General Partner may direct to indemnify the Partnership, the Partners, the General Partner and the Transfer Agent against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and

(iv) satisfies any other reasonable requirements imposed by the General Partner or the Transfer Agent.

If a Limited Partner fails to notify the General Partner within a reasonable period of time after such Limited Partner has notice of the loss, destruction or theft of a Certificate, and a transfer of the Limited Partner Interests represented by the Certificate is registered before the Partnership, the General Partner or the Transfer Agent receives such notification, the Limited Partner shall, to the fullest extent permitted by law, be precluded from making any claim against the Partnership, the General Partner or the Transfer Agent for such transfer or for a new Certificate.

(c) As a condition to the issuance of any new Certificate under this Section 4.2, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Transfer Agent) reasonably connected therewith.

Section 4.3 Record Holders. The Partnership and the General Partner shall be entitled to recognize the Record Holder as the Partner with respect to any Partnership Interest and, accordingly, shall not be bound to recognize any equitable or other claim to, or interest in, such Partnership Interest on the part of any other Person, regardless of whether the Partnership or the General Partner shall have actual or other notice thereof, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which such Partnership Interests are listed or admitted to trading. Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person in acquiring and/or holding Partnership Interests, as between the Partnership on the one hand, and such other Persons on the other, such representative Person shall be (a) the Record Holder of such Partnership Interest and (b) bound by this Agreement and shall have the rights and obligations of a Limited Partner hereunder as, and to the extent, provided herein.

Section 4.4 Transfer Generally.

(a) The term “transfer,” when used in this Agreement with respect to a Partnership Interest, shall mean a transaction (i) by which the General Partner assigns its General Partner Interest to another Person, and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition by law or otherwise or (ii) by which the holder of a Limited Partner Interest assigns all or part such Limited Partner Interest to another Person who is or becomes a Limited Partner, and includes a sale, assignment, gift, exchange or any other disposition by law or otherwise, excluding a pledge, encumbrance, hypothecation or mortgage but including any transfer upon foreclosure of any pledge, encumbrance, hypothecation or mortgage.

(b) No Partnership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article IV. Any transfer or purported transfer of a Partnership Interest not made in accordance with this Article IV shall be, to the fullest extent permitted by law, null and void.

(c) Nothing contained in this Agreement shall be construed to prevent a disposition by any stockholder, member, partner or other owner of any Partner of any or all of the shares of stock, membership interests, limited liability company interests, partnership interests or other ownership interests in such Partner and the term “transfer” shall not mean any such disposition.

Section 4.5 Registration and Transfer of Limited Partner Interests.

(a) The General Partner shall keep or cause to be kept on behalf of the Partnership a register in which, subject to such reasonable regulations as it may prescribe and subject to the provisions of Section 4.5(b), the Partnership will provide for the registration and transfer of Limited Partner Interests.

(b) The Partnership shall not recognize any transfer of Limited Partner Interests evidenced by Certificates until the Certificates evidencing such Limited Partner Interests are surrendered for registration of transfer. No charge shall be imposed by the General Partner for such transfer; provided, that as a condition to the issuance of any new Certificate under this Section 4.5, the General Partner may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto. Upon surrender of a Certificate for registration of transfer of any Limited Partner Interests evidenced by a Certificate, and subject to the provisions hereof, the appropriate officers of the General Partner on behalf of the Partnership shall execute and deliver, and in the case of Certificates evidencing Limited Partner Interests, the Transfer Agent shall countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the holder’s instructions, one or more new Certificates evidencing the same aggregate number and type of Limited Partner Interests as was evidenced by the Certificate so surrendered.

(c) By acceptance of the transfer of any Limited Partner Interests in accordance with this Section 4.5 and except as provided in Section 4.8, each transferee of a Limited Partner Interest (including any nominee holder or an agent or representative acquiring such Limited Partner Interests for the account of another Person) (i) shall be admitted to the Partnership as a Limited Partner with respect to the Limited Partner Interests so transferred to such Person when any such transfer or admission is reflected in the books and records of the Partnership and such Limited Partner becomes the Record Holder of the Limited Partner Interests so transferred, (ii) shall become bound, and shall be deemed to have agreed to be bound, by the terms of this Agreement, (iii) represents that the transferee has the capacity, power and authority to enter into this Agreement and (iv) makes the consents, acknowledgements and waivers contained in this Agreement, all with or without execution of this Agreement by such Person. The transfer of any Limited Partner Interests and the admission of any new Limited Partner shall not constitute an amendment to this Agreement.

(d) Subject to (i) the foregoing provisions of this Section 4.5, (ii) Section 4.3, (iii) Section 4.7, (iv) with respect to any class or series of Limited Partner Interests, the provisions of any statement of designations or an amendment to this Agreement establishing such class or series, (v) any contractual provisions binding on any Limited Partner and (vi) provisions of applicable law including the Securities Act, Limited Partner Interests shall be freely transferable.

(e) The General Partner and its Affiliates shall have the right at any time to transfer their Common Units to one or more Persons without Unitholder approval.

Section 4.6 Transfer of the General Partner’s General Partner Interest.

(a) The General Partner may at its option transfer all or any part of its General Partner Interest without Unitholder approval.

(b) Notwithstanding anything herein to the contrary, no transfer by the General Partner of all or any part of its General Partner Interest to another Person shall be permitted unless (i) the transferee agrees to assume the rights and duties of the General Partner under this Agreement and to be bound by the provisions of this Agreement, (ii) the Partnership receives an Opinion of Counsel that such transfer would not result in the loss of limited liability under Delaware law of any Limited Partner or cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (to the extent not already so treated or taxed) and (iii) such transferee also agrees to purchase all (or the appropriate portion thereof, if applicable) of the partnership or membership interest held by General Partner as the general partner or managing member, if any, of each other Group Member. In the case of a transfer pursuant to and in compliance with this Section 4.6, the transferee or successor (as the case may be) shall, subject to compliance with the terms of Section 10.2, be admitted to the Partnership as the General Partner effective immediately prior to the transfer of the General Partner Interest, and the business of the Partnership shall continue without dissolution.

(c) For purpose of clarification, the conversion of the General Partner Interest (as defined in the Prior Agreement) into a non-economic general partner interest in the Partnership as of the date hereof is not a transfer of the General Partner Interest subject to this Section 4.6.

Section 4.7 Reserved.

Section 4.8 Restrictions on Transfers.

(a) Notwithstanding the other provisions of this Article IV, no transfer of any Partnership Interests shall be made if such transfer would (i) violate the then applicable federal or state securities laws or rules and regulations of the Commission, any state securities commission or any other governmental authority with jurisdiction over such transfer, (ii) terminate the existence or qualification of the Partnership under the laws of the jurisdiction of its formation, or (iii) cause the Partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (to the extent not already so treated or taxed).

(b) The General Partner may impose restrictions on the transfer of Partnership Interests if it determines, with the advice of counsel, that such restrictions are necessary or advisable to (i) avoid a significant risk of the Partnership becoming taxable as a corporation or otherwise becoming taxable as an entity for U.S. federal income tax purposes or (ii) preserve the uniformity of the Limited Partner Interests (or any class or classes thereof). The General Partner may impose such restrictions by amending this Agreement; provided, however, that any amendment that would result in the delisting or suspension of trading of any class of Limited Partner Interests on the principal National Securities Exchange on which such class of Limited Partner Interests is then listed or admitted to trading must be approved, prior to such amendment being effected, by the holders of at least a majority of the Outstanding Limited Partner Interests of such class.

(c) Nothing contained in this Agreement, other than Section 4.8(a), shall preclude the settlement of any transactions involving Partnership Interests entered into through the facilities of any National Securities Exchange on which such Partnership Interests are listed or admitted to trading.

Section 4.9 Eligibility Certificates; Ineligible Holders.

(a) If at any time the General Partner determines, with the advice of counsel, that:

(i) The U.S. federal income tax status (or lack of proof of the U.S. federal income tax status) of one or more Limited Partners or their beneficial owners has or is reasonably likely to have a material adverse effect on the rates that can be charged to customers by any Group Member with respect to assets that are subject to regulation by the Federal Energy Regulatory Commission or similar regulatory body (a “Rate Eligibility Trigger”); or

(ii) any Group Member is subject to any federal, state or local law or regulation that would create a substantial risk of cancellation or forfeiture of any property in which the Group Member has an interest based on the nationality, citizenship or other related status of a Limited Partner (a “Citizenship Eligibility Trigger”);

then, the General Partner, without the approval of any Limited Partner or any other Person, may adopt such amendments to this Agreement as it determines to be necessary or appropriate to (x) in the case of a Rate Eligibility Trigger, obtain such proof of the U.S. federal income tax status of the Limited Partners and, to the extent relevant, their beneficial owners, as the General Partner determines to be necessary or appropriate to reduce the risk of the occurrence of a material adverse effect on the rates that can be charged to customers by any Group Member or (y) in the case of a Citizenship Eligibility Trigger, obtain such proof of the nationality, citizenship or other related status of the Limited Partner, and to the extent relevant, its beneficial owners as the General Partner determines to be necessary or appropriate to eliminate or mitigate a significant risk of cancellation or forfeiture of any properties or interests therein of a Group Member.

(b) Such amendments may include provisions requiring all Limited Partners to certify as to their (and their beneficial owners’) status as Eligible Holders upon demand and on a regular basis, as determined by the General Partner, and may require transferees of Units to so certify prior to being admitted to the Partnership as a Limited Partner or its beneficial owners (any such required certificate, an “Eligibility Certificate”).

(c) Such amendments may provide that any Limited Partner who fails to furnish to the General Partner within a reasonable period requested proof of its (and its beneficial owners’) status as an Eligible Holder or if upon receipt of such Eligibility Certificate or other requested information the General Partner determines that a Limited Partner (or its beneficial owner) is not an Eligible Holder (an “Ineligible Holder”), the Limited Partner Interests owned by such Limited Partner shall be subject to redemption in accordance with the provisions of Section 4.10. In addition, the General Partner shall be treated as the owner of all Limited Partner Interests owned by an Ineligible Holder and the Limited Partner with respect thereto.

(d) The General Partner shall, in exercising voting rights in respect of Limited Partner Interests held by it on behalf of Ineligible Holders, cast such votes in the same manner and in the same ratios as the votes of Limited Partners (including the General Partner and its Affiliates) in respect of Limited Partner Interests other than those of Ineligible Holders are cast.

(e) Upon dissolution of the Partnership, an Ineligible Holder shall have no right to receive a distribution in kind pursuant to Section 12.4 but shall be entitled to the cash equivalent thereof, and the Partnership shall provide cash in exchange for an assignment of the Ineligible Holder’s share of any distribution in kind. Such payment and assignment shall be treated for purposes hereof as a purchase by the Partnership from the Ineligible Holder of the portion of his Limited Partner Interest representing his right to receive his share of such distribution in kind.

(f) At any time after an Ineligible Holder can and does certify that he has become an Eligible Holder, an Ineligible Holder may, upon application to the General Partner, request that with respect to any Limited Partner Interests of such Ineligible Holder not redeemed pursuant to Section 4.10, such Ineligible Holder be admitted as a Limited Partner, and upon approval of the General Partner, such Ineligible Holder shall be admitted as a Limited Partner and shall no longer constitute an Ineligible Holder and the General Partner shall cease to be deemed to be the owner and Limited Partner in respect of such Ineligible Holder’s Limited Partner Interests.

Section 4.10 Redemption of Partnership Interests of Ineligible Holders.

(a) If at any time a Limited Partner fails to furnish an Eligibility Certificate or other information requested within the period of time specified in amendments adopted pursuant to Section 4.9, or if upon receipt of such Eligibility Certificate or other information the General Partner determines, with the advice of counsel, that a Limited Partner is an Ineligible Holder, the Partnership may, unless the Limited Partner establishes to the satisfaction of the General Partner that such Limited Partner is an Eligible Holder or has transferred his Partnership Interests to a Person who is an Eligible Holder and who furnishes an Eligibility Certificate to the General Partner prior to the date fixed for redemption as provided below, redeem the Limited Partner Interest of such Limited Partner as follows:

(i) The General Partner shall, not later than the 30th day before the date fixed for redemption, give notice of redemption to the Limited Partner, at his last address designated on the records of the Partnership or the Transfer Agent, as applicable, by registered or certified mail, postage prepaid. The notice shall be deemed to have been given when so mailed. The notice shall specify the Redeemable Interests, the date fixed for redemption, the place of payment, that payment of the redemption price will be made upon redemption of the Redeemable Interests (or, if later in the case of Redeemable Interests evidenced by Certificates, upon surrender of the Certificate evidencing the Redeemable Interests) and that on and after the date fixed for redemption no further allocations or distributions to which the Limited Partner would otherwise be entitled in respect of the Redeemable Interests will accrue or be made.

(ii) The aggregate redemption price for Redeemable Interests shall be an amount equal to the Current Market Price (the date of determination of which shall be the date fixed for redemption) of Limited Partner Interests of the class to be so redeemed multiplied by the number of Limited Partner Interests of each such class included among the Redeemable Interests. The redemption price shall be paid, as determined by the General Partner, in cash or by delivery of a promissory note of the Partnership in the principal amount of the redemption price, bearing interest at the rate of 8% annually and payable in three equal annual installments of principal together with accrued interest, commencing one year after the redemption date.

(iii) The Limited Partner or his duly authorized representative shall be entitled to receive the payment for the Redeemable Interests at the place of payment specified in the notice of redemption on the redemption date (or, if later in the case of Redeemable Interests evidenced by Certificates, upon surrender by or on behalf of the Limited Partner at the place specified in the notice of redemption, of the Certificate evidencing the Redeemable Interests, duly endorsed in blank or accompanied by an assignment duly executed in blank).

(iv) After the redemption date, Redeemable Interests shall no longer constitute issued and Outstanding Limited Partner Interests.

(b) The provisions of this Section 4.10 shall also be applicable to Limited Partner Interests held by a Limited Partner as nominee of a Person determined to be an Ineligible Holder.

(c) Nothing in this Section 4.10 shall prevent the recipient of a notice of redemption from transferring his Limited Partner Interest before the redemption date if such transfer is otherwise permitted under this Agreement. Upon receipt of notice of such a transfer, the General Partner shall withdraw the notice of redemption, provided the transferee of such Limited Partner Interest certifies to the satisfaction of the General Partner that he is an Eligible Holder. If the transferee fails to make such certification, such redemption will be effected from the transferee on the original redemption date.

ARTICLE V

CAPITAL CONTRIBUTIONS AND ISSUANCE OF PARTNERSHIP INTERESTS

Section 5.1 IDR Restructuring Transaction.

(a) Concurrently with the execution of this Agreement and pursuant to this Agreement and the Conveyance Agreement, the General Partner Interest (as defined in the Prior Agreement) that existed immediately prior to the execution of this Agreement is hereby converted into a non-economic General Partner Interest in the Partnership and all of the outstanding General Partner Units (as defined in the Prior Agreement) are hereby cancelled. As of the execution of this Agreement, the General Partner hereby continues as general partner of the Partnership and holds the General Partner Interest, and the Partnership is hereby continued without dissolution.

(b) Concurrently with the execution of this Agreement and pursuant to this Agreement and the Conveyance Agreement, all outstanding Incentive Distribution Rights are hereby redeemed by the Partnership and such Incentive Distribution Rights are hereby cancelled.

(c) Concurrently with the execution of this Agreement, pursuant to the Conveyance Agreement and in consideration for the transactions contemplated thereunder, including the transactions set forth in Section 5.1(a) and Section 5.1(b) above, the Partnership has issued [•] Common Units to the General Partner, which issuance is hereby ratified and approved.

Section 5.2 Contributions by the General Partner. Except as set forth in Article XII, the General Partner shall not be obligated to make any additional Capital Contributions to the Partnership.

Section 5.3 Contributions by Limited Partners. No Limited Partner will be required to make any additional Capital Contribution to the Partnership pursuant to this Agreement.

Section 5.4 Interest and Withdrawal. No interest shall be paid by the Partnership on Capital Contributions. No Partner shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon termination of the Partnership may be considered as such by law and then only to the extent provided for in this Agreement. Except to the extent expressly provided in this Agreement, no Partner shall have priority over any other Partner either as to the return of Capital Contributions or as to profits, losses or distributions. Any such return shall be a compromise to which all Partners agree within the meaning of Section 17-502(b) of the Delaware Act.

Section 5.5 Capital Accounts.

(a) The Partnership shall maintain for each Partner (or a beneficial owner of Partnership Interests held by a nominee, agent or representative in any case in which such nominee, agent or representative has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method acceptable to the General Partner) owning a Partnership Interest a separate Capital Account with respect to such Partnership Interest in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). Such Capital Account shall be increased by (i) the amount of all Capital Contributions made to the Partnership with respect to such Partnership Interest and (ii) all items of Partnership income and gain (including income and gain exempt from tax) computed in accordance with Section 5.5(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1, and decreased by (x) the amount of cash or Net Agreed Value of all actual and deemed distributions of cash or property made with respect to such Partnership Interest and (y) all items of Partnership deduction and loss computed in accordance with Section 5.5(b) and allocated with respect to such Partnership Interest pursuant to Section 6.1.

(b) For purposes of computing the amount of any item of income, gain, loss or deduction that is to be allocated pursuant to Article VI and is to be reflected in the Partners’ Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for U.S. federal income tax purposes (including any method of depreciation, cost recovery or amortization used for that purpose), provided, that:

(i) Solely for purposes of this Section 5.5, the Partnership shall be treated as owning directly its proportionate share (as determined by the General Partner based upon the provisions of the applicable Group Member Agreement or governing, organizational or similar documents) of all property owned by (x) any other Group Member that is classified as a partnership or disregarded entity for U.S. federal income tax purposes and (y) any other partnership, limited liability company, unincorporated business or other entity classified as a partnership or disregarded entity for U.S. federal income tax purposes of which a Group Member is, directly or indirectly, a partner, member or other equity holder.

(ii) All fees and other expenses incurred by the Partnership to promote the sale of (or to sell) a Partnership Interest that can neither be deducted nor amortized under Section 709 of the Code, if any, shall, for purposes of Capital Account maintenance, be treated as an item of deduction at the time such fees and other expenses are incurred and shall be allocated among the Partners pursuant to Section 6.1.

(iii) The computation of all items of income, gain, loss and deduction shall be made, except as otherwise provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(m), without regard to any election under Section 754 of the Code that may be made by the Partnership. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code (including pursuant to Treasury Regulation Section 1.734-2(b)(1)) is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment in the Capital Accounts shall be treated as an item of gain or loss.

(iv) In the event the Carrying Value of Partnership property is adjusted pursuant to Section 5.5(d), any Unrealized Gain resulting from such adjustment shall be treated as an item of gain, and any Unrealized Loss resulting from such adjustment shall be treated as an item of loss.

(v) An item of income of the Partnership that is described in Section 705(a)(1)(B) of the Code (with respect to items of income that are exempt from tax) shall be treated as an item of income for the purpose of this Section 5.5(b), and an item of expense of the Partnership that is described in Section 705(a)(2)(B) of the Code (with respect to expenditures that are not deductible and not chargeable to capital accounts), shall be treated as an item of deduction for the purpose of this Section 5.5(b).

(vi) In accordance with the requirements of Section 704(b) of the Code, any deductions for depreciation, cost recovery or amortization attributable to any Contributed Property shall be determined as if the adjusted basis of such property on the date it was acquired by the Partnership were equal to the Agreed Value of such property. Upon an adjustment pursuant to Section 5.5(d) to the Carrying Value of any Partnership property subject to depreciation, cost recovery or amortization, any further deductions for such depreciation, cost recovery or amortization attributable to such property shall be determined under the rules prescribed by Treasury Regulation Section 1.704-3(d)(2) as if the adjusted basis of such property were equal to the Carrying Value of such property immediately following such adjustment.

(vii) The Gross Liability Value of each Liability of the Partnership described in Treasury Regulation Section 1.752-7(b)(3)(i) shall be adjusted at such times as provided in this Agreement for an adjustment to Carrying Values. The amount of any such adjustment shall be treated for purposes hereof as an item of loss (if the adjustment increases the Carrying Value of such Liability of the Partnership) or an item of gain (if the adjustment decreases the Carrying Value of such Liability of the Partnership).

(c) A transferee of a Partnership Interest shall succeed to a pro rata portion of the Capital Account of the transferor relating to the Partnership Interest so transferred.

(d)

(i) In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), on an issuance of additional Partnership Interests for cash or Contributed Property, the issuance of Partnership Interests as consideration for the provision of services, or the conversion of the General Partner’s Combined Interest to Common Units pursuant to Section 11.3(b), the Capital Account of each Partner and the Carrying Value of each Partnership property immediately prior to such issuance or conversion shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, and any such Unrealized Gain or Unrealized Loss shall be treated, for purposes of maintaining Capital Accounts, as if it had been recognized on an actual sale of each such property for an amount equal to its fair market value immediately prior to such issuance and had been allocated among the Partners at such time pursuant to Section 6.1 in the same manner as any item of gain or loss actually recognized following an event giving rise to the dissolution of the Partnership would have been allocated; provided, however, that in the event of an issuance of Partnership Interests for a de minimis amount of cash or Contributed Property, or in the event of an issuance of a de minimis amount of Partnership Interests as consideration for the provision of services, the General Partner may determine that such adjustments are unnecessary for the proper administration of the Partnership. If, upon the occurrence of a Revaluation Event described in this Section 5.5(d), a Noncompensatory Option of the Partnership is outstanding, the Partnership shall adjust the Carrying Value of each Partnership property in accordance with Treasury Regulation Sections 1.704-1(b)(2)(iv)(f)(1) and 1.704-1(b)(2) (iv)(h)(2). In determining such Unrealized Gain or Unrealized Loss, the aggregate fair market value of all Partnership property (including cash or cash equivalents) immediately prior to the issuance of additional Partnership Interests (or, in the case of an issuance of a Noncompensatory Option, immediately after such issuance if required pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(1)) shall be determined by the General Partner using such method of valuation as it may adopt. In making its determination of the fair market values of individual properties, the General Partner may first determine an aggregate value for the assets of the Partnership that takes into account the current trading price of the Common Units, the fair market value of all other Partnership Interests at such time, including with respect to any adjustment pursuant to this Section 5.5(d)(i) during the taxable period that includes the closing of the transactions set forth in the Conveyance Agreement in exchange therefor, a value for the Incentive Distribution Rights and the General Partner Interest (as defined in the Prior Agreement) owned by the General Partner that is equal to the current trading price of the Common Units plus cash received by the General Partner pursuant to the terms of the Conveyance Agreement, and the amount of Partnership Liabilities. The General Partner may allocate such aggregate value among the individual properties of the Partnership (in such manner as it determines appropriate). Absent a contrary determination by the General Partner, the aggregate fair market value of all Partnership assets (including, without limitation, cash or cash equivalents) immediately prior to a Revaluation Event shall be the value that would result in the Capital Account for each Common Unit that is Outstanding prior to such Revaluation Event being equal to the Event Issue Value.

(ii) In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), immediately prior to any actual or deemed distribution to a Partner of any Partnership property (other than a distribution of cash that is not in redemption or retirement of a Partnership Interest), the Capital Accounts of all Partners and the Carrying Value of all Partnership property shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, and any such Unrealized Gain or Unrealized Loss shall be treated, for purposes of maintaining Capital Accounts, as if it had been recognized on an actual sale of each such property for an amount equal to its fair market value immediately prior to such issuance and had been allocated among the Partners, at such time, pursuant to Section 6.1 in the same manner as any item of gain or loss actually recognized following an event giving rise to the dissolution of the Partnership would have been allocated. In determining such Unrealized Gain or Unrealized Loss the aggregate fair market value of all Partnership property (including cash or cash equivalents) immediately prior to a distribution shall (A) in the case of a distribution other than a distribution that is not made pursuant to Section 12.4 or in the case of a deemed distribution, be determined in the same manner as that provided in Section 5.5(d)(i) or (B) in the case of a liquidating distribution pursuant to Section 12.4, be determined by the Liquidator using such method of valuation as it may adopt.

Section 5.6 Issuances of Additional Partnership Interests.

(a) The Partnership may issue additional Partnership Interests (other than General Partner Interests) and options, rights, warrants and appreciation rights relating to the Partnership Interests for any Partnership purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as the General Partner shall determine, all without the approval of any Limited Partners.

(b) Each additional Partnership Interest authorized to be issued by the Partnership pursuant to Section 5.6(a) may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Partnership Interests), as shall be fixed by the General Partner, including (i) the right to share in Partnership profits and losses or items thereof; (ii) the right to share in Partnership distributions; (iii) the rights upon dissolution and liquidation of the Partnership; (iv) whether, and the terms and conditions upon which, the Partnership may or shall be required to redeem the Partnership Interest (including sinking fund provisions); (v) whether such Partnership Interest is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which each Partnership Interest will be issued, evidenced by certificates and assigned or transferred; (vii) the method for determining the Percentage Interest as to such Partnership Interest; and (viii) the right, if any, of each such Partnership Interest to vote on Partnership matters, including matters relating to the relative rights, preferences and privileges of such Partnership Interest.

(c) The General Partner shall take all actions that it determines to be necessary or appropriate in connection with (i) each issuance of Partnership Interests and options, rights, warrants and appreciation rights relating to Partnership Interests pursuant to this Section 5.6, (ii) the conversion of the Combined Interest into Units pursuant to the terms of this Agreement, (iii) reflecting admission of such additional Limited Partners in the books and records of the Partnership as the Record Holders of such Limited Partner Interests and (iv) all additional issuances of Partnership Interests. The General Partner shall determine the relative rights, powers and duties of the holders of the Units or other Partnership Interests being so issued. The General Partner shall do all things necessary to comply with the Delaware Act and is authorized and directed to do all things that it determines to be necessary or appropriate in connection with any future issuance of Partnership Interests or in connection with the conversion of the Combined Interest into Units pursuant to the terms of this Agreement, including compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency or any National Securities Exchange on which the Units or other Partnership Interests are listed or admitted to trading.

(d) No fractional Units shall be issued by the Partnership.

Section 5.7 Reserved.

Section 5.8 Limited Preemptive Right. Except as provided in this Section 5.8 or as otherwise provided in a separate agreement by the Partnership, no Person shall have any preemptive, preferential or other similar right with respect to the issuance of any Partnership Interest, whether unissued, held in the treasury or hereafter created. The General Partner shall have the right, which it may from time to time assign in whole or in part to any of its Affiliates, to purchase Partnership Interests from the Partnership whenever, and on the same terms that, the Partnership issues Partnership Interests to Persons other than the General Partner and its Affiliates, to the extent necessary to maintain the Percentage Interests of the General Partner and its Affiliates equal to that which existed immediately prior to the issuance of such Partnership Interests.

Section 5.9 Splits and Combinations.

(a) Subject to Section 5.9(d), the Partnership may make a Pro Rata distribution of Partnership Interests to all Record Holders or may effect a subdivision or combination of Partnership Interests so long as, after any such event, each Partner shall have the same Percentage Interest in the Partnership as before such event, and any amounts calculated on a per Unit basis or stated as a number of Units are proportionately adjusted retroactive to the beginning of the Partnership.

(b) Whenever such a distribution, subdivision or combination of Partnership Interests is declared, the General Partner shall select a Record Date as of which the distribution, subdivision or combination shall be effective and shall send notice thereof at least 20 days prior to such Record Date to each Record Holder as of a date not less than 10 days prior to the date of such notice. The General Partner also may cause a firm of independent public accountants selected by it to calculate the number of Partnership Interests to be held by each Record Holder after giving effect to such distribution, subdivision or combination. The General Partner shall be entitled to rely on any certificate provided by such firm as conclusive evidence of the accuracy of such calculation.

(c) Promptly following any such distribution, subdivision or combination, the Partnership may issue Certificates to the Record Holders of Partnership Interests as of the applicable Record Date representing the new number of Partnership Interests held by such Record Holders, or the General Partner may adopt such other procedures that it determines to be necessary or appropriate to reflect such changes. If any such combination results in a smaller total number of Partnership Interests Outstanding, the Partnership shall require, as a condition to the delivery to a Record Holder of such new Certificate, the surrender of any Certificate held by such Record Holder immediately prior to such Record Date.

(d) The Partnership shall not issue fractional Units upon any distribution, subdivision or combination of Units. If a distribution, subdivision or combination of Units would result in the issuance of fractional Units but for the provisions of Section 5.6(d) and this Section 5.9(d), each fractional Unit shall be rounded to the nearest whole Unit (and a 0.5 Unit shall be rounded to the next higher Unit).

Section 5.10 Fully Paid and Non-assessable Nature of Limited Partner Interests. All Limited Partner Interests issued pursuant to, and in accordance with the requirements of, this Article V shall be fully paid and non-assessable Limited Partner Interests in the Partnership, except as such non-assessability may be affected by Section 17-303(a), 17-607 or 17-804 of the Delaware Act.

ARTICLE VI

ALLOCATIONS AND DISTRIBUTIONS

Section 6.1 Allocations for Capital Account Purposes. For purposes of maintaining the Capital Accounts and in determining the rights of the Partners among themselves, the Partnership’s items of income, gain, loss and deduction (computed in accordance with Section 5.5(b)) for each taxable period shall be allocated among the Partners as provided herein below.

(a) Net Income. After giving effect to the special allocations set forth in Section 6.1(d), Net Income for each taxable period and all items of income, gain, loss and deduction taken into account in computing Net Income for such taxable period shall be allocated as follows:

(i) First, to the General Partner until the aggregate amount of Net Income allocated to the General Partner pursuant to this Section 6.1(a)(i) for the current and all previous taxable periods is equal to the aggregate amount of Net Loss allocated to the General Partner pursuant to Section 6.1(b)(ii) for all previous taxable periods; and

(ii) Second, the balance, if any, to the Unitholders, Pro Rata.

(b) Net Loss. After giving effect to the special allocations set forth in Section 6.1(d), Net Loss for each taxable period and all items of income, gain, loss and deduction taken into account in computing Net Loss for such taxable period shall be allocated as follows:

(i) First, to the Unitholders, Pro Rata; provided, however, that Net Losses shall not be allocated pursuant to this Section 6.1(b)(i) to the extent that such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable period (or increase any existing deficit balance in its Adjusted Capital Account); and

(ii) Second, the balance, if any, 100% to the General Partner.

(c) [Reserved]

(d) Special Allocations. Notwithstanding any other provision of this Section 6.1, the following special allocations shall be made for such taxable period in the following order:

(i) Partnership Minimum Gain Chargeback. Notwithstanding any other provision of this Section 6.1, if there is a net decrease in Partnership Minimum Gain during any Partnership taxable period, each Partner shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(f)(6), 1.7042(g)(2) and 1.704-2(j)(2)(i), or any successor provision. For purposes of this Section 6.1(d), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d) with respect to such taxable period (other than an allocation pursuant to Section 6.1(d)(vi) and Section 6.1(d)(vii)). This Section 6.1(d)(i) is intended to comply with the Partnership Minimum Gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

(ii) Chargeback of Partner Nonrecourse Debt Minimum Gain. Notwithstanding the other provisions of this Section 6.1 (other than Section 6.1(d)(i)), except as provided in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain during any Partnership taxable period, any Partner with a share of Partner Nonrecourse Debt Minimum Gain at the beginning of such taxable period shall be allocated items of Partnership income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions. For purposes of this Section 6.1(d), each Partner’s Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d), other than Section 6.1(d)(i) and other than an allocation pursuant to Section 6.1(d)(vi) and Section 6.1(d)(vii), with respect to such taxable period. This Section 6.1(d)(ii) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(iii) Priority Allocations.

(A) If the amount of cash or the Net Agreed Value of any property distributed (except cash or property distributed pursuant to Section 12.4) with respect to a Unit for a taxable period exceeds the amount of cash or the Net Agreed Value of property distributed with respect to another Unit within the same taxable period (the amount of the excess, an “Excess Distribution” and the Unit with respect to which the greater distribution is paid, an “Excess Distribution Unit”), then there shall be allocated gross income and gain to each Unitholder receiving an Excess Distribution with respect to the Excess Distribution Unit until the aggregate amount of such items allocated with respect to such Excess Distribution Unit pursuant to this Section 6.1(d)(iii)(A) for the current taxable period and all previous taxable periods is equal to the amount of the Excess Distribution.

(iv) Qualified Income Offset. In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Partnership gross income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury

Regulations promulgated under Section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible; provided, that an allocation pursuant to this Section 6.1(d)(iv) shall be made only if and to the extent that such Partner would have a deficit balance in its Adjusted Capital Account after all other allocations provided for in this Section 6.1 have been tentatively made as if this Section 6.1(d)(iv) were not in this Agreement.

(v) Gross Income Allocation. In the event any Partner has a deficit balance in its Capital Account at the end of any taxable period in excess of the sum of (A) the amount such Partner is required to restore pursuant to the provisions of this Agreement and (B) the amount such Partner is deemed obligated to restore pursuant to Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5), such Partner shall be specially allocated items of Partnership gross income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 6.1(d)(v) shall be made only if and to the extent that such Partner would have a deficit balance in its Adjusted Capital Account after all other allocations provided for in this Section 6.1 have been tentatively made as if Section 6.1(d)(iv) and this Section 6.1(d)(v) were not in this Agreement.

(vi) Nonrecourse Deductions. Nonrecourse Deductions for any taxable period shall be allocated to the Partners Pro Rata. If the General Partner determines that the Partnership’s Nonrecourse Deductions should be allocated in a different ratio to satisfy the safe harbor requirements of the Treasury Regulations promulgated under Section 704(b) of the Code, the General Partner is authorized to revise the prescribed ratio to the numerically closest ratio that does satisfy such requirements.

(vii) Partner Nonrecourse Deductions. Partner Nonrecourse Deductions for any taxable period shall be allocated 100% to the Partner that bears the Economic Risk of Loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i). If more than one Partner bears the Economic Risk of Loss with respect to a Partner Nonrecourse Debt, the Partner Nonrecourse Deductions attributable thereto shall be allocated between or among such Partners in accordance with the ratios in which they share such Economic Risk of Loss.

(viii) Nonrecourse Liabilities. For purposes of Treasury Regulation Section 1.752-3(a)(3), the Partners agree that Nonrecourse Liabilities of the Partnership in excess of the sum of (A) the amount of Partnership Minimum Gain and (B) the total amount of Nonrecourse Built-in Gain shall be allocated as determined by the General Partner in accordance with any permissible method under Treasury Regulation Section 1.752-3(a)(3).

(ix) Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code (including pursuant to Treasury Regulation Section 1.734-2(b)(1)) is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.

(x) Economic Uniformity; Changes in Law. For the proper administration of the Partnership and for the preservation of uniformity of the Limited Partner Interests (or any class or classes thereof), the General Partner shall (i) adopt such conventions as it deems appropriate in determining the amount of depreciation, amortization and cost recovery deductions; (ii) make special allocations of income, gain, loss, deduction, Unrealized Gain or Unrealized Loss; and (iii) amend the provisions of this Agreement as appropriate (x) to reflect the proposal or promulgation of Treasury Regulations under Section 704(b) or Section 704(c) of the Code or (y) otherwise to preserve or achieve uniformity of the Limited Partner Interests (or any class or classes thereof). The General Partner may adopt such conventions, make such allocations and make such amendments to this Agreement as provided in this Section 6.1(d)(x) only if such conventions, allocations or amendments would not have a material adverse effect on the Partners, the holders of any class or classes of Limited Partner Interests issued and Outstanding or the Partnership, and if such allocations are consistent with the principles of Section 704 of the Code. For the avoidance of doubt, the General Partner shall make special allocations to income, gain, loss, deduction, Unrealized Gain or Unrealized Loss to provide uniformity to Common Units in preparation for a transfer of such Common Units (other than a transfer to an Affiliate).

(xi) Curative Allocation.

(A) Notwithstanding any other provision of this Section 6.1, other than the Required Allocations, the Required Allocations shall be taken into account in making the Agreed Allocations so that, to the extent possible, the net amount of items of gross income, gain, loss and deduction allocated to each Partner pursuant to the Required Allocations and the Agreed Allocations, together, shall be equal to the net amount of such items that would have been allocated to each such Partner under the Agreed Allocations had the Required Allocations and the related Curative Allocation not otherwise been provided in this Section 6.1. Notwithstanding the preceding sentence, Required Allocations relating to (1) Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partnership Minimum Gain and (2) Partner Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Partner Nonrecourse Debt Minimum Gain. In exercising its discretion under this Section 6.1(d)(xi)(A), the General Partner may take into account future Required Allocations that, although not yet made, are likely to offset other Required Allocations previously made. Allocations pursuant to this Section 6.1(d)(xi)(A) shall only be made with respect to Required Allocations to the extent the General Partner determines that such allocations will otherwise be inconsistent with the economic agreement among the Partners. Further, allocations pursuant to this Section 6.1(d)(xi)(A) shall be deferred with respect to allocations pursuant to clauses (1) and (2) of the second sentence of this Section 6.1(d)(xi)(A) to the extent the General Partner determines that such allocations are likely to be offset by subsequent Required Allocations.

(B) The General Partner shall, with respect to each taxable period, (1) apply the provisions of Section 6.1(d)(xi)(A) in whatever order is most likely to minimize the economic distortions that might otherwise result from the Required Allocations, and (2) divide all allocations pursuant to Section 6.1(d)(xi)(A) among the Partners in a manner that is likely to minimize such economic distortions.

Section 6.2 Allocations for Tax Purposes.

(a) Except as otherwise provided herein, for U.S. federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Partners in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Section 6.1.

(b) In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or Adjusted Property, items of income, gain, loss, depreciation, amortization and cost recovery deductions shall be allocated for U.S. federal income tax purposes among the Partners in the manner provided under Section 704(c) of the Code, and the Treasury Regulations promulgated under Section 704(b) and 704(c) of the Code, as determined appropriate by the General Partner (taking into account the General Partner’s discretion under Section 6.1(d)(x)(F)); provided, that the General Partner shall apply the principles of Treasury Regulation Section 1.704-3(d) in all events.

(c) The General Partner may determine to depreciate or amortize the portion of an adjustment under Section 743(b) of the Code attributable to unrealized appreciation in any Adjusted Property (to the extent of the unamortized Book-Tax Disparity) using a predetermined rate derived from the depreciation or amortization method and useful life applied to the unamortized Book-Tax Disparity of such property, despite any inconsistency of such approach with Treasury Regulation Section 1.167(c)-l(a)(6) or any successor regulations thereto. If the General Partner determines that such reporting position cannot reasonably be taken, the General Partner may adopt depreciation and amortization conventions under which all purchasers acquiring Limited Partner Interests in the same month would receive depreciation and amortization deductions, based upon the same applicable rate as if they had purchased a direct interest in the Partnership’s property. If the General Partner chooses not to utilize such aggregate method, the General Partner may use any other depreciation and amortization conventions to preserve the uniformity of the intrinsic tax characteristics of any Limited Partner Interests, so long as such conventions would not have a material adverse effect on the Limited Partners or the Record Holders of any class or classes of Limited Partner Interests.

(d) In accordance with Treasury Regulation Sections 1.1245-1(e) and 1.1250-1(f), any gain allocated to the Partners upon the sale or other taxable disposition of any Partnership asset shall, to the extent possible, after taking into account other required allocations of gain pursuant to this Section 6.2, be characterized as Recapture Income in the same proportions and to the same extent as such Partners (or their predecessors in interest) have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as Recapture Income.

(e) All items of income, gain, loss, deduction and credit recognized by the Partnership for U.S. federal income tax purposes and allocated to the Partners in accordance with the provisions hereof shall be determined without regard to any election under Section 754 of the Code that may be made by the Partnership; provided, however, that such allocations, once made, shall be adjusted (in the manner determined by the General Partner) to take into account those adjustments permitted or required by Sections 734 and 743 of the Code.

(f) Each item of Partnership income, gain, loss and deduction, for federal income tax purposes, shall be determined for each taxable period and prorated on a monthly basis and shall be allocated to the Partners as of the opening of the National Securities Exchange on which the Partnership Interests are listed or admitted to trading on the first Business Day of each month; provided, however, that gain or loss on a sale or other disposition of any assets of the Partnership or any other extraordinary item of income or loss realized and recognized other than in the ordinary course of business, as determined by the General Partner, shall be allocated to the Partners as of the opening of the National Securities Exchange on which the Partnership Interests are listed or admitted to trading on the first Business Day of the month in which such gain or loss is recognized for federal income tax purposes. The General Partner may revise, alter or otherwise modify such methods of allocation to the extent permitted or required by Section 706 of the Code and the regulations or rulings promulgated thereunder or for the proper administration of the Partnership.

(g) Allocations that would otherwise be made to a Limited Partner under the provisions of this Article VI shall instead be made to the beneficial owner of Limited Partner Interests held by a nominee, agent or representative in any case in which such nominee, agent or representative has furnished the identity of such owner to the Partnership in accordance with Section 6031(c) of the Code or any other method determined by the General Partner.

(h) If, as a result of an exercise of a Noncompensatory Option, a Capital Account reallocation is required under Treasury Regulation Section 1.704-1(b)(2)(iv)(s)(3), the General Partner shall make corrective allocations pursuant to Treasury Regulation Section 1.704-1(b)(4)(x).

Section 6.3 Distributions; Characterization of Distributions; Distributions to Record Holders.

(a) The Board of Directors may adopt a cash distribution policy, which it may change from time to time without amendment to this Agreement. Distributions will be made as and when declared by the General Partner. All distributions and redemption payments required to be made under this Agreement or otherwise made by the Partnership shall be made subject to Sections 17-607 and 17-804 of the Delaware Act, notwithstanding any other provision of this Agreement.

(b) Subject to the last sentence of Section 6.3(a), in the event of the dissolution and liquidation of the Partnership, all Partnership assets shall be applied and distributed solely in accordance with, and subject to the terms and conditions of, Section 12.4.

(c) The General Partner may treat taxes paid by the Partnership on behalf of, or amounts withheld with respect to, all or less than all of the Partners, as a distribution of Available Cash to such Partners, as determined appropriate under the circumstances by the General Partner.

(d) Each distribution in respect of a Partnership Interest shall be paid by the Partnership, directly or through any Transfer Agent or through any other Person or agent, only to the Record Holder of such Partnership Interest as of the Record Date set for such distribution. Such payment shall constitute full payment and satisfaction of the Partnership’s liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.

ARTICLE VII

MANAGEMENT AND OPERATION OF BUSINESS

Section 7.1 Management.

(a) The General Partner shall conduct, direct and manage all activities of the Partnership. Except as otherwise expressly provided in this Agreement, but without limitation on the ability of the General Partner to delegate its rights and powers to other Persons, all management powers over the business and affairs of the Partnership shall be exclusively vested in the General Partner, and no other Partner shall have any management power over the business and affairs of the Partnership. In addition to the powers now or hereafter granted to a general partner of a limited partnership under applicable law or that are granted to the General Partner under any other provision of this Agreement, the General Partner, subject to Section 7.3, shall have full power and authority to do all things and on such terms as it determines to be necessary or appropriate to conduct the business of the Partnership, to exercise all powers set forth in Section 2.5 and to effectuate the purposes set forth in Section 2.4, including the following:

(i) the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible or exchangeable into Partnership Interests, and the incurring of any other obligations;

(ii) the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership;

(iii) the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Partnership or the merger or other combination of the Partnership with or into another Person (the matters described in this clause (iii) being subject, however, to any prior approval that may be required by Section 7.3 or Article XIV);

(iv) the use of the assets of the Partnership (including cash on hand) for any purpose consistent with the terms of this Agreement, including the financing of the conduct of the operations of the Partnership Group; the lending of funds to other Persons (including other Group Members); the repayment or guarantee of obligations of any Group Member; and the making of capital contributions to any Group Member;

(v) the negotiation, execution and performance of any contracts, conveyances or other instruments (including instruments that limit the liability of the Partnership under contractual arrangements to all or particular assets of the Partnership, with the other party to the contract to have no recourse against the General Partner or its assets other than its interest in the Partnership, even if the same results in the terms of the transaction being less favorable to the Partnership than would otherwise be the case);

(vi) the distribution of cash or cash equivalents by the Partnership;

(vii) the selection, employment, retention and dismissal of employees (including employees having titles such as “president,” “vice president,” “secretary” and “treasurer”) and agents, outside attorneys, accountants, consultants and contractors of the General Partner or the Partnership Group and the determination of their compensation and other terms of employment or hiring;

(viii) the maintenance of insurance for the benefit of the Partnership Group, the Partners and Indemnitees;

(ix) the formation of, or acquisition of an interest in, and the contribution of property and the making of loans to, any further limited or general partnerships, joint ventures, corporations, limited liability companies or other Persons (including the acquisition of interests in, and the contributions of property to, any Group Member from time to time);

(x) the control of any matters affecting the rights and obligations of the Partnership, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation, arbitration or mediation and the incurring of legal expense and the settlement of claims and litigation;

(xi) the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

(xii) the entering into of listing agreements with any National Securities Exchange and the delisting of some or all of the Limited Partner Interests from, or requesting that trading be suspended on, any such exchange;

(xiii) the purchase, sale or other acquisition or disposition of Partnership Interests, or the issuance of options, rights, warrants, appreciation rights, phantom or tracking interests relating to Partnership Interests;

(xiv) the undertaking of any action in connection with the Partnership’s participation in the management of any Group Member; and

(xv) the entering into of agreements with any of its Affiliates to render services to a Group Member or to itself in the discharge of its duties as General Partner of the Partnership.

(b) Notwithstanding any other provision of this Agreement or any Group Member Agreement, each of the Partners and each other Person who acquires an interest in a Partnership Interest and each other Person who is otherwise bound by this Agreement hereby (i) approves, ratifies and confirms the execution, delivery and performance by the parties thereto of this Agreement, each Group Member Agreement, the Contribution Agreement, the Omnibus Agreement and the other agreements described in or filed as exhibits to the Registration Statement that are related to the transactions contemplated by the Registration Statement (in the case of each agreement other than this Agreement, without giving effect to any amendments, supplements or restatements after the date hereof); (ii) agrees that the General Partner (on its own behalf or on behalf of the Partnership) is authorized to execute, deliver and perform the agreements referred to in clause (i) of this sentence and the other agreements, acts, transactions and matters described in or contemplated by the Registration Statement on behalf of the Partnership without any further act, approval or vote of the Partners, the other Persons who acquire an interest in a Partnership Interest and the Persons who are otherwise bound by this Agreement; and (iii) agrees that the execution, delivery or performance by the General Partner, any Group Member or any Affiliate of any of them of this Agreement or any agreement authorized or permitted under this Agreement (including the exercise by the General Partner or any Affiliate of the General Partner of the rights accorded pursuant to Article XV or any determination or action (or not making any determination or action) by the General Partner, the Board of Directors or any committee of the Board of Directors (including the Conflicts Committee) associated with the repayment, refinancing or amendment of the terms of any borrowing in connection the leveraged distribution described in the Registration Statement) shall not constitute a breach by the General Partner or any other Person of any fiduciary or other duty existing at law, in equity or otherwise that the General Partner or such Person may owe the Partnership, the Limited Partners, the other Persons who acquire an interest in a Partnership Interest or the Persons who are otherwise bound by this Agreement.

Section 7.2 Certificate of Limited Partnership. The General Partner has caused the Certificate of Limited Partnership to be filed with the Secretary of State of the State of Delaware as required by the Delaware Act. The General Partner shall use all reasonable efforts to cause to be filed such other certificates or documents that the General Partner determines to be necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware or any other state in which the Partnership may elect to do business or own property. To the extent the General Partner determines such action to be necessary or appropriate, the General Partner shall file amendments to and restatements of the Certificate of Limited Partnership and do all things to maintain the Partnership as a limited partnership (or a partnership or other entity in which the limited partners have limited liability) under the laws of the State of Delaware or of any other state in which the Partnership may elect to do business or own property. Subject to the terms of Section 3.4(a), the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate of Limited Partnership, any qualification document or any amendment thereto to any Partner.

Section 7.3 Restrictions on the General Partner’s Authority. Except as provided in Article XII and Article XIV, the General Partner may not sell, exchange or otherwise dispose of all or substantially all of the assets of the Partnership Group, taken as a whole, in a single transaction or a series of related transactions without the approval of a Unit Majority; provided, however, that this provision shall not preclude or limit the General Partner’s ability to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of the Partnership Group and shall not apply to any forced sale of any or all of the assets of the Partnership Group pursuant to the foreclosure of, or other realization upon, any such encumbrance.

Section 7.4 Reimbursement of the General Partner.

(a) The General Partner shall be reimbursed on a monthly basis, or such other basis as the General Partner may determine, for (i) all direct and indirect expenses it incurs or payments it makes on behalf of the Partnership Group (including salary, bonus, incentive compensation and other amounts paid to any Person (including Affiliates of the General Partner), to perform services for the Partnership Group or for the General Partner in the discharge of its duties to the Partnership Group), and (ii) all other expenses allocable to the Partnership Group or otherwise incurred by the General Partner in connection with operating the Partnership Group’s business (including expenses allocated to the General Partner by its Affiliates). The General Partner shall determine in good faith the expenses that are allocable to the General Partner or any member of the Partnership Group. Reimbursements pursuant to this Section 7.4 shall be in addition to any reimbursement to the General Partner as a result of indemnification pursuant to Section 7.6. The General Partner and its Affiliates may charge any member of the Partnership Group a management fee to the extent necessary to allow the Partnership Group to reduce the amount of any state franchise or income tax or any tax based upon revenues or gross margin of any member of the Partnership Group if the tax benefit produced by the payment for such management fee exceeds the amount of such fee.

(b) The General Partner, without the approval of the Limited Partners (who shall have no right to vote in respect thereof), may propose and adopt on behalf of the Partnership benefit plans, programs and practices (including the USD Partners LP Long-Term Incentive Plan and other plans, programs and practices involving the issuance of Partnership Interests), or cause the Partnership to issue Partnership Interests (or other awards under the USD Partners LP Long-Term Incentive Plan) in connection with, or pursuant to, any benefit plan, program or practice maintained or sponsored by the General Partner or any of its Affiliates, in each case for the benefit of employees, officers, consultants and directors of the General Partner or its Affiliates, in respect of services performed, directly or indirectly, for the benefit of the Partnership Group. The Partnership agrees to issue or sell to the General Partner or any of its Affiliates any Partnership Interests that the General Partner or such Affiliates are obligated to provide to any employees, officers, consultants and directors pursuant to any such benefit plans, programs or practices. Expenses incurred by the General Partner in connection with any such plans, programs and practices (including the net cost to the General Partner or such Affiliates of Partnership Interests purchased by the General Partner or such Affiliates, from the Partnership or otherwise, to fulfill awards under such plans, programs and practices) shall be reimbursed in accordance with Section 7.4(a). Any and all obligations of the General Partner under any benefit plans, programs or practices adopted by the General Partner as permitted by this Section 7.4(b) shall constitute obligations of the General Partner hereunder and shall be assumed by any successor General Partner approved pursuant to Section 11.1 or Section 11.2 or the transferee of or successor to all of the General Partner’s General Partner Interest pursuant to Section 4.6.

Section 7.5 Outside Activities.

(a) The General Partner, for so long as it is the General Partner of the Partnership (i) agrees that its sole business will be to act as a general partner or managing member, as the case may be, of the Partnership and any other partnership or limited liability company of which the Partnership is, directly or indirectly, a partner or member and to undertake activities that are ancillary or related thereto (including being a Limited Partner) and (ii) shall not engage in any business or activity or incur any debts or liabilities except in connection with or incidental to (A) its performance as general partner or managing member, if any, of one or more Group Members or as described in or contemplated by the Registration Statement, (B) the acquiring, owning or disposing of debt securities or equity interests in any Group Member, (C) the guarantee of, and mortgage, pledge, or encumbrance of any or all of its assets in connection with, any indebtedness of any Group Member or (D) the performance of its obligations under the Omnibus Agreement.

(b) Subject to the terms of the Omnibus Agreement, each Unrestricted Person (other than the General Partner) shall have the right to engage in businesses of every type and description and other activities for profit and to engage in and possess an interest in other business ventures of any and every type or description, whether in businesses engaged in or anticipated to be engaged in by any Group Member, independently or with others, including business interests and activities in direct competition with the business and activities of any Group Member. No such business interest or activity shall constitute a breach of this Agreement, any fiduciary or other duty existing at law, in equity or otherwise, or obligation of any type whatsoever to the Partnership or other Group Member, any Partner, any Person who acquires an interest in a Partnership Interest or any Person who is otherwise bound by this Agreement.

(c) Notwithstanding anything to the contrary in this Agreement or any duty otherwise existing at law or in equity (i) the doctrine of corporate opportunity, or any analogous doctrine, shall not apply to any Unrestricted Person (including the General Partner) and (ii) except as set forth in the Omnibus Agreement, no Unrestricted Person (including the General Partner) who acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Partnership, shall have any duty to communicate or offer such opportunity to any Group Member, and such Unrestricted Person (including the General Partner) shall not be liable to the Partnership or any other Group Member, any Partner, any Person who acquires an interest in a Partnership Interest or any other Person who is otherwise bound by this Agreement for breach of any fiduciary or other duty existing at law, in equity or otherwise by reason of the fact that such Unrestricted Person (including the General Partner) pursues or acquires such opportunity for itself, directs such opportunity to another Person or does not communicate such opportunity information to any Group Member.

(d) The General Partner and each of its Affiliates may acquire Units or other Partnership Interests in addition to those acquired on the Closing Date and, except as otherwise expressly provided in this Agreement, shall be entitled to exercise, at their option, all rights relating to all Units or other Partnership Interests acquired by them. The term “Affiliates” when used in this Section 7.5(d) with respect to the General Partner shall not include any Group Member.

Section 7.6 Indemnification.

(a) To the fullest extent permitted by law, all Indemnitees shall be indemnified and held harmless by the Partnership from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened pending or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee and acting (or refraining to act) in such capacity; provided, that the Indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Agreement, the Indemnitee acted in bad faith or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful. Any indemnification pursuant to this Section 7.6 shall be made only out of the assets of the Partnership, it being agreed that the General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification.

(b) To the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 7.6(a) in appearing at, participating in or defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to this Section 7.6, the Indemnitee is not entitled to be indemnified upon receipt by the Partnership of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be ultimately determined that the Indemnitee is not entitled to be indemnified as authorized by this Section 7.6.

(c) The indemnification provided by this Section 7.6 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the holders of Outstanding Limited Partner Interests, as a matter of law, in equity or otherwise, both as to actions in the Indemnitee’s capacity as an Indemnitee and as to actions in any other capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

(d) The Partnership may purchase and maintain (or reimburse the General Partner or its Affiliates for the cost of) insurance, on behalf of an Indemnitee and such other Persons as the General Partner shall determine, against any liability that may be asserted against, or expense that may be incurred by, such Indemnitee in connection with the Partnership’s activities or such Indemnitee’s activities on behalf of the Partnership, regardless of whether the Partnership would have the power to indemnify such Indemnitee against such liability under the provisions of this Agreement.

(e) For purposes of this Section 7.6, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute “fines” within the meaning of Section 7.6(a); and action taken or omitted by an Indemnitee with respect to any employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in the best interests of the Partnership.

(f) In no event may an Indemnitee subject the Limited Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

(g) An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.6 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(h) The provisions of this Section 7.6 are for the benefit of the Indemnitees and their heirs, successors, assigns, executors and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

(i) No amendment, modification or repeal of this Section 7.6 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Partnership, nor the obligations of the Partnership to indemnify any such Indemnitee under and in accordance with the provisions of this Section 7.6 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.7 Liability of Indemnitees.

(a) Notwithstanding anything to the contrary set forth in this Agreement, no Indemnitee shall be liable for monetary damages to the Partnership, the Partners or any other Person who is otherwise bound by this Agreement, for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was criminal. In the case where an Indemnitee is liable for damages, those damages shall only be direct damages and shall not, to the fullest extent permitted by law, include punitive damages, consequential damages or lost profits.

(b) The General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the General Partner shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the General Partner in good faith.

(c) To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Partnership, the Partners, any Person who acquires an interest in a Partnership Interest or is otherwise bound by this Agreement, the General Partner and any other Indemnitee acting in connection with the Partnership’s business or affairs shall not be liable, to the fullest extent permitted by law, to the Partnership, the Partners, any Person who acquires an interest in a Partnership Interest or is otherwise bound by this Agreement, for its reliance on the provisions of this Agreement.

(d) Any amendment, modification or repeal of this Section 7.7 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of the Indemnitees under this Section 7.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.8 Standards of Conduct and Modification of Duties.

(a) Whenever the General Partner, the Board of Directors or any committee of the Board of Directors (including the Conflicts Committee), makes a determination or takes or declines to take any action, or any Affiliates of the General Partner cause the General Partner to do so, in its capacity as the general partner of the Partnership as opposed to in its individual capacity, whether under this Agreement, any Group Member Agreement or any other agreement contemplated hereby or otherwise, then, unless a lesser standard is provided for in this Agreement, or the determination, action or omission has been approved as provided in Section 7.8(c)(ii), the General Partner, the Board of Directors, such committee or such Affiliates causing the General Partner to do so, shall make such determination or take or decline to take such action in good faith and shall not be subject to any fiduciary duty or other duty or obligation or any other different or higher standard (all of which duties, obligations and standards are hereby eliminated, waived and disclaimed) contemplated under this Agreement, any Group Member Agreement or any other agreements contemplated hereby or otherwise, or under the Delaware Act or any other law, rule or regulation or at equity. A determination, other action or failure to act by the General Partner, the Board of Directors of the General Partner or any committee thereof (including the Conflicts Committee) or any Affiliate of the General Partner will be deemed to be in good faith unless the General Partner, the Board of Directors of the General Partner or any committee thereof (including the Conflicts Committee) or any Affiliate of the General Partner believed such determination, other action or failure to act was adverse to the interests of the Partnership. In any proceeding brought by or on behalf of the Partnership, any Limited Partner, or any Person who acquires an interest in a Partnership Interest or any other Person who is bound by this Agreement challenging such action, determination or failure to act, the Person bringing or prosecuting such proceeding shall have the burden of proving that such determination, action or failure to act was not in good faith.

(b) Whenever the General Partner makes a determination or takes or declines to take any action, or any of its Affiliates causes it to do so, in its individual capacity as opposed to in its capacity as the general partner of the Partnership, whether under this Agreement, any Group Member Agreements or any other agreement contemplated hereby or otherwise, then the General Partner, or such Affiliates causing it to do so, are entitled, to the fullest extent permitted by law, to make such determination or to take or decline to take such other action free of any duty (including any fiduciary duty) or obligation existing at law, in equity or otherwise or any obligation whatsoever to the Partnership, any Limited Partner, any other Person who acquires an interest in a Partnership Interest or any other Person who otherwise is bound by this Agreement, and the General Partner, or such Affiliates causing it to do so, shall not, to the fullest extent permitted by law, be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement or any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity. By way of illustration and not of limitation, whenever the phrases, “at the option of the General Partner,” “in its sole discretion” or some variation of those phrases, are used in this Agreement, it indicates that the General Partner is acting in its individual capacity. For the avoidance of doubt, whenever the General Partner votes or transfers its Partnership Interests, or refrains from voting or transferring its Partnership Interests, it shall be acting in its individual capacity.

(c) Unless a lesser standard is otherwise expressly provided in this Agreement or any Group Member Agreement, whenever a potential conflict of interest exists or arises between the General Partner or any of its Affiliates, on the one hand, and the Partnership, any Group Member or any Partner, any other Person who acquires an interest in a Partnership Interest or any other Person who is bound by this Agreement on the other hand, any resolution or course of action by the General Partner or its Affiliates in respect of such conflict of interest shall be permitted and deemed approved by all Partners, and shall not constitute a breach of this Agreement, of any Group Member Agreement, of any agreement contemplated herein or therein, or of any duty stated or implied by law or equity, if the resolution or course of action in respect of such conflict of interest is (i) approved by Special Approval or (ii) approved by the vote of a majority of the Outstanding Common Units (excluding Common Units owned by the General Partner and its Affiliates. If the General Partner does not submit the resolution or course of action as provided in either clauses (i) or (ii) in the preceding sentence, then any such resolution or course of action shall be governed by Section 7.8(a) above. The General Partner shall be authorized but not required in connection with its resolution of such conflict of interest to seek Special Approval or Unitholder approval of such resolution, and the General Partner may also adopt a resolution or course of action that has not received Special Approval or Unitholder approval. Whenever the General Partner makes a determination to refer any potential conflict of interest to the Conflicts Committee for Special Approval, seek Unitholder approval or adopt a resolution or course of action that has not received Special Approval or Unitholder approval, then the General Partner shall be entitled, to the fullest extent permitted by law, to make such determination free of any duty or obligation whatsoever to the Partnership or any Limited Partner, and the General Partner shall not, to the fullest extent permitted by law, be required to act in good faith or pursuant to any other standard or duty imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or otherwise or under the Delaware Act or any other law, rule or regulation or at equity, and the General Partner in making such determination shall be permitted to do so in its sole and absolute discretion. If Special Approval is sought, then it shall be presumed that, in making its decision, the Conflicts Committee acted in good faith, and if the Board of Directors determines that a director satisfies the eligibility requirements to be a member of the Conflicts Committee, then it shall be presumed that, in making its decision, the Board of Directors acted in good faith. In any proceeding brought by any Limited Partner or by or on behalf of such Limited Partner or any other Limited Partner or the Partnership or by or on behalf of any Person who acquires an interest in a Partnership Interest challenging any action by the Conflicts Committee with respect to any matter referred to the Conflicts Committee for Special Approval by the General Partner or whether a director satisfies the eligibility requirements to be a member of the Conflicts Committee, the Person bringing or prosecuting such proceeding shall have the burden of overcoming the presumption that the Conflicts Committee or the Board of Directors, as applicable, acted in good faith. Notwithstanding anything to the contrary in this Agreement or any duty otherwise existing at law or equity, the conflicts of interest described in the Registration Statement are hereby approved by all Partners and shall not constitute a breach of this Agreement.

(d) Notwithstanding anything to the contrary in this Agreement, the General Partner and its Affiliates or any other Indemnitee shall have no duty or obligation, express or implied, to (i) sell or otherwise dispose of, or approve the sale or disposition of, any asset of the Partnership Group other than in the ordinary course of business or (ii) permit any Group Member to use any facilities or assets of the General Partner and its Affiliates, except as may be provided in contracts entered into from time to time specifically dealing with such use. Any determination by the General Partner or any of its Affiliates to enter into such contracts shall be in its sole discretion.

(e) The Partners, each Person who acquires an interest in a Partnership Interest or is otherwise bound by this Agreement hereby authorize the General Partner, on behalf of the Partnership as a partner or member of a Group Member, to approve actions by the general partner or managing member of such Group Member similar to those actions permitted to be taken by the General Partner pursuant to this Section 7.8.

(f) For the avoidance of doubt, whenever the Board of Directors, any member of the Board of Directors, any committee of the Board of Directors (including the Conflicts Committee) and any member of any such committee, the officers of the General Partner or any Affiliates of the General Partner make a determination on behalf of or recommendation to the General Partner, or cause the General Partner to take or omit to take any action, whether in the General Partner’s capacity as the General Partner or in its individual capacity, the standards of care applicable to the General Partner shall apply to such Persons, and such Persons shall be entitled to all benefits and rights (but not the obligations) of the General Partner hereunder, including eliminations, waivers and modifications of duties (including any fiduciary duties) to the Partnership, any of its Partners or any other Person who acquires an interest in a Partnership Interest or any other Person bound by this Agreement and the protections and presumptions set forth in this Agreement.

Section 7.9 Other Matters Concerning the General Partner and Indemnitees.

(a) The General Partner and any other Indemnitee may rely upon, and shall be protected in acting or refraining from acting upon, any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

(b) The General Partner and any other Indemnitee may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisers selected by it, and any act taken or omitted in reliance upon the advice or opinion (including an Opinion of Counsel) of such Persons as to matters that the General Partner or such Indemnitee, as the case may be, reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such advice or opinion.

(c) The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers, a duly appointed attorney or attorneys-in-fact or the duly authorized officers of any Group Member.

Section 7.10 Purchase or Sale of Partnership Interests. The General Partner may cause the Partnership to purchase or otherwise acquire Partnership Interests. As long as Partnership Interests are held by any Group Member, such Partnership Interests shall not be considered Outstanding for any purpose, except as otherwise provided herein. The General Partner or any Affiliate of the General Partner may also purchase or otherwise acquire and sell or otherwise dispose of Partnership Interests for its own account, subject to the provisions of Articles IV and X.

Section 7.11 Registration Rights of the General Partner and its Affiliates.

(a) If (i) the General Partner or any Affiliate of the General Partner (including for purposes of this Section 7.11, any Person that is an Affiliate of the General Partner at the date hereof notwithstanding that it may later cease to be an Affiliate of the General Partner) holds Partnership Interests that it desires to sell and (ii) Rule 144 of the Securities Act (or any successor rule or regulation to Rule 144) or another exemption from registration is not available to enable such holder of Partnership Interests (the “Holder”) to dispose of the number of Partnership Interests it desires to sell at the time it desires to do so without registration under the Securities Act, then at the option and upon the request of the Holder, the Partnership shall file with the Commission as promptly as practicable after receiving such request, and use all commercially reasonable efforts to cause to become effective and remain effective for a period of not less than six months following its effective date or such shorter period as shall terminate when all Partnership Interests covered by such registration statement have been sold, a registration statement under the Securities Act registering the offering and sale of the number of Partnership Interests specified by the Holder; provided, however, that the Partnership shall not be required to effect more than three registrations pursuant to this Section 7.11(a); and provided further, however, that if the General Partner determines that a postponement of the requested registration would be in the best interests of the Partnership and its Partners due to a pending transaction, investigation or other event, the filing of such registration statement or the effectiveness thereof may be deferred for up to six months, but not thereafter. In connection with any registration pursuant to the immediately preceding sentence, the Partnership shall (i) promptly prepare and file (A) such documents as may be necessary to register or qualify the securities subject to such registration under the securities laws of such states as the Holder shall reasonably request; provided, however, that no such qualification shall be required in any jurisdiction where, as a result thereof, the Partnership would become subject to general service of process or to taxation or qualification to do business as a foreign corporation or partnership doing business in such jurisdiction solely as a result of such registration, and (B) such documents as may be necessary to apply for listing or to list the Partnership Interests subject to such registration on such National Securities Exchange as the Holder shall reasonably request, and (ii) do any and all other acts and things that may be necessary or appropriate to enable the Holder to consummate a public sale of such Partnership Interests in such states. Except as set forth in Section 7.11(c), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.

(b) If the Partnership shall at any time propose to file a registration statement under the Securities Act for an offering of Partnership Interests for cash (other than an offering relating solely to a benefit plan), the Partnership shall use all commercially reasonable efforts to include such number or amount of Partnership Interests held by any Holder in such registration statement as the Holder shall request; provided, that the Partnership is not required to make any effort or take any action to so include the Partnership Interests of the Holder once the registration statement becomes or is declared effective by the Commission, including any registration statement providing for the offering from time to time of Partnership Interests pursuant to Rule 415 of the Securities Act. If the proposed offering pursuant to this Section 7.11(b) shall be an underwritten offering, then, in the event that the managing underwriter or managing underwriters of such offering advise the Partnership and the Holder that in their opinion the inclusion of all or some of the Holder’s Partnership Interests would adversely and materially affect the timing or success of the offering, the Partnership shall include in such offering only that number or amount, if any, of Partnership Interests held by the Holder that, in the opinion of the managing underwriter or managing underwriters, will not so adversely and materially affect the offering. Except as set forth in Section 7.11(c), all costs and expenses of any such registration and offering (other than the underwriting discounts and commissions) shall be paid by the Partnership, without reimbursement by the Holder.

(c) If underwriters are engaged in connection with any registration referred to in this Section 7.11, the Partnership shall provide indemnification, representations, covenants, opinions and other assurance to the underwriters in form and substance reasonably satisfactory to such underwriters. Further, in addition to and not in limitation of the Partnership’s obligation under Section 7.6, the Partnership shall, to the fullest extent permitted by law, indemnify and hold harmless the Holder, its officers, directors and each Person who controls the Holder (within the meaning of the Securities Act) and any agent thereof (collectively, “Indemnified Persons”) from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnified Person may be involved, or is threatened to be involved, as a party or otherwise, under the Securities Act or otherwise (hereinafter referred to in this Section 7.11(c) as a “claim” and in the plural as “claims”) based upon, arising out of or resulting from any untrue statement or alleged untrue statement of any material fact contained in any registration statement under which any Partnership Interests were registered under the Securities Act or any state securities or Blue Sky laws, in any preliminary prospectus (if used prior to the effective date of such registration statement), or in any summary or final prospectus or issuer free writing prospectus or in any amendment or supplement thereto (if used during the period the Partnership is required to keep the registration statement current), or arising out of, based upon or resulting from the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements made therein not misleading; provided, however, that the Partnership shall not be liable to any Indemnified Person to the extent that any such claim arises out of, is based upon or results from an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, such preliminary, summary or final prospectus or free writing prospectus or such amendment or supplement, in reliance upon and in conformity with written information furnished to the Partnership by or on behalf of such Indemnified Person specifically for use in the preparation thereof.

(d) The provisions of Section 7.11(a) and Section 7.11(b) shall continue to be applicable with respect to the General Partner (and any of the General Partner’s Affiliates) after it ceases to be a general partner of the Partnership, during a period of two years subsequent to the effective date of such cessation and for so long thereafter as is required for the Holder to sell all of the Partnership Interests with respect to which it has requested during such two-year period inclusion in a registration statement otherwise filed or that a registration statement be filed; provided, however, that the Partnership shall not be required to file successive registration statements covering the same Partnership Interests for which registration was demanded during such two-year period. The provisions of Section 7.11(c) shall continue in effect thereafter.

(e) The rights to cause the Partnership to register Partnership Interests pursuant to this Section 7.11 may be assigned (but only with all related obligations) by a Holder to a transferee or assignee of such Partnership Interests, provided (i) the Partnership is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the Partnership Interests with respect to which such registration rights are being assigned; and (ii) such transferee or assignee agrees in writing to be bound by and subject to the terms set forth in this Section 7.11.

(f) Any request to register Partnership Interests pursuant to this Section 7.11 shall (i) specify the Partnership Interests intended to be offered and sold by the Person making the request, (ii) express such Person’s present intent to offer such Partnership Interests for distribution, (iii) describe the nature or method of the proposed offer and sale of Partnership Interests, and (iv) contain the undertaking of such Person to provide all such information and materials and take all action as may be required in order to permit the Partnership to comply with all applicable requirements in connection with the registration of such Partnership Interests.

Section 7.12 Reliance by Third Parties. Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General Partner and any officer of the General Partner authorized by the General Partner to act on behalf of and in the name of the Partnership has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any authorized contracts on behalf of the Partnership, and such Person shall be entitled to deal with the General Partner or any such officer as if it were the Partnership’s sole party in interest, both legally and beneficially. Each Limited Partner hereby waives, to the fullest extent permitted by law, any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the General Partner or any such officer in connection with any such dealing. In no event shall any Person dealing with the General Partner or any such officer or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General Partner or any such officer or its representatives. Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.

Section 7.13 Replacement of Fiduciary Duties. Notwithstanding any other provision of this Agreement, to the extent that, at law or in equity, the General Partner or any other Indemnitee would have duties (including fiduciary duties) to the Partnership, to another Partner, to any Person who acquires an interest in a Partnership Interest or to any other Person bound by this Agreement, all such duties (including fiduciary duties) are hereby eliminated, to the fullest extent permitted by law, and replaced with the duties or standards expressly set forth herein. The elimination of duties (including fiduciary duties) to the Partnership, each of the Partners, each other Person who acquires an interest in a Partnership Interest and each other Person bound by this Agreement and replacement thereof with the duties or standards expressly set forth herein are approved by the Partnership, each of the Partners, each other Person who acquires an interest in a Partnership Interest and each other Person bound by this Agreement.

ARTICLE VIII

BOOKS, RECORDS, ACCOUNTING AND REPORTS

Section 8.1 Records and Accounting. The General Partner shall keep or cause to be kept at the principal office of the Partnership appropriate books and records with respect to the Partnership’s business, including all books and records necessary to provide to the Limited Partners any information required to be provided pursuant to Section 3.4(a). Any books and records maintained by or on behalf of the Partnership in the regular course of its business, including the record of the Record Holders of Units or other Partnership Interests, books of account and records of Partnership proceedings, may be kept on, or be in the form of, computer disks, hard drives, magnetic tape, photographs, micrographics or any other information storage device; provided, that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Partnership shall be maintained, for financial reporting purposes, on an accrual basis in accordance with U.S. GAAP. The Partnership shall not be required to keep books maintained on a cash basis and the General Partner shall be permitted to calculate cash-based measures by making such adjustments to its accrual basis books to account for non-cash items and other adjustments as the General Partner determines to be necessary or appropriate.

Section 8.2 Fiscal Year. The fiscal year of the Partnership shall be a fiscal year ending December 31.

Section 8.3 Reports.

(a) As soon as practicable, but in no event later than 105 days after the close of each fiscal year of the Partnership, the General Partner shall cause to be mailed or made available, by any reasonable means, to each Record Holder of a Unit or other Partnership Interest as of a date selected by the General Partner, an annual report containing financial statements of the Partnership for such fiscal year of the Partnership, presented in accordance with U.S. GAAP, including a balance sheet and statements of operations, Partnership equity and cash flows, such statements to be audited by a firm of independent public accountants selected by the General Partner, and such other information as may be required by applicable law, regulation or rule of any National Securities Exchange on which the Units are listed or admitted to trading, or as the General Partner determines to be necessary or appropriate.

(b) As soon as practicable, but in no event later than 50 days after the close of each Quarter except the last Quarter of each fiscal year, the General Partner shall cause to be mailed or made available, by any reasonable means to each Record Holder of a Unit or other Partnership Interest, as of a date selected by the General Partner, a report containing unaudited financial statements of the Partnership and such other information as may be required by applicable law, regulation or rule of any National Securities Exchange on which the Units are listed or admitted to trading, or as the General Partner determines to be necessary or appropriate.

(c) The General Partner shall be deemed to have made a report available to each Record Holder as required by this Section 8.3 if it has either (i) filed such report with the Commission via its Electronic Data Gathering, Analysis and Retrieval system and such report is publicly available on such system or (ii) made such report available on any publicly available website maintained by the Partnership.

ARTICLE IX

TAX MATTERS

Section 9.1 Tax Returns and Information. The Partnership shall timely file all returns of the Partnership that are required for federal, state and local income tax purposes on the basis of the accrual method and the taxable period or year that it is required by law to adopt, from time to time, as determined by the General Partner. In the event the Partnership is required to use a taxable period other than a year ending on December 31, the General Partner shall use reasonable efforts to change the taxable period of the Partnership to a year ending on December 31. The tax information reasonably required by Record Holders for federal, state and local income tax reporting purposes with respect to a taxable period shall be furnished to them within 90 days of the close of the calendar year in which the Partnership’s taxable period ends. The classification, realization and recognition of income, gain, losses and deductions and other items shall be on the accrual method of accounting for U.S. federal income tax purposes.

Section 9.2 Tax Elections.

(a) The Partnership shall make the election under Section 754 of the Code in accordance with applicable regulations thereunder, subject to the reservation of the right to seek to revoke any such election upon the General Partner’s determination that such revocation is in the best interests of the Limited Partners. Notwithstanding any other provision herein contained, for the purposes of computing the adjustments under Section 743(b) of the Code, the General Partner shall be authorized (but not required) to adopt a convention whereby the price paid by a transferee of a Limited Partner Interest will be deemed to be the lowest quoted closing price of the Limited Partner Interests on any National Securities Exchange on which such Limited Partner Interests are listed or admitted to trading during the calendar month in which such transfer is deemed to occur pursuant to Section 6.2(f) without regard to the actual price paid by such transferee.

(b) Except as otherwise provided herein, the General Partner shall determine whether the Partnership should make any other elections permitted by the Code.

Section 9.3 Tax Controversies. Subject to the provisions hereof, the General Partner is designated as the “tax matters partner” (as defined in Section 6231(a)(7) of the Code) and is authorized and required to represent the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services and costs associated therewith. Each Partner agrees to cooperate with the tax matters partner and to do or refrain from doing any or all things reasonably required by the tax matters partner to conduct such proceedings.

Section 9.4 Withholding. Notwithstanding any other provision of this Agreement, the General Partner is authorized to take any action that may be required to cause the Partnership and other Group Members to comply with any withholding requirements established under the Code or any other federal, state or local law including pursuant to Sections 1441, 1442, 1445 and 1446 of the Code, or established under foreign law. To the extent that the Partnership is required or elects to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income to any Partner (including by reason of Section 1446 of the Code), the General Partner may treat the amount withheld as a distribution of cash pursuant to Section 6.3 or Section 12.4(c) in the amount of such withholding from such Partner.

ARTICLE X

ADMISSION OF PARTNERS

Section 10.1 Admission of Limited Partners.

(a) A Person shall be admitted as a Limited Partner and shall become bound by the terms of this Agreement if such Person purchases or otherwise lawfully acquires any Limited Partner Interest and becomes the Record Holder of such Limited Partner Interests in accordance with the provisions of Article IV, Article V or Article XIV hereof. A Person may become a Record Holder of a Unit without the consent or approval of any of the Partners. A Person may not become a Limited Partner without acquiring a Limited Partner Interest and until reflected on the books and records of the Partnership as the Record Holder of such Limited Partner Interest. The rights and obligations of a Person who is an Ineligible Holder shall be determined in accordance with Section 4.9.

(b) The name and mailing address of each Record Holder shall be listed on the books and records of the Partnership maintained for such purpose by the Partnership or the Transfer Agent. The General Partner shall update the books and records of the Partnership from time to time as necessary to reflect accurately the information therein (or shall cause the Transfer Agent to do so, as applicable). A Limited Partner Interest may be represented by a Certificate, as provided in Section 4.1.

(c) Any transfer of a Limited Partner Interest shall not entitle the transferee to share in the profits and losses, to receive distributions, to receive allocations of income, gain, loss, deduction or credit or any similar item or to any other rights to which the transferor was entitled until the transferee becomes a Limited Partner pursuant to Section 10.1(b).

Section 10.2 Admission of Successor General Partner. A success or General Partner approved pursuant to Section 11.1 or Section 11.2 or the transferee of or successor to all of the General Partner Interest pursuant to Section 4.6 who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner, effective immediately prior to the withdrawal or removal of the predecessor or transferring General Partner, pursuant to Section 11.1 or Section 11.2 or the transfer of the General Partner Interest pursuant to Section 4.6, provided, however, that no such successor shall be admitted to the Partnership until compliance with the terms of Section 4.6 has occurred and such successor has executed and delivered such other documents or instruments as may be required to effect such admission. Any such successor shall, subject to the terms hereof, carry on the business of the members of the Partnership Group without dissolution.

Section 10.3 Amendment of Agreement and Certificate of Limited Partnership. To effect the admission to the Partnership of any Partner, the General Partner shall take all steps necessary or appropriate under the Delaware Act to amend the records of the Partnership to reflect such admission and, if necessary, to prepare as soon as practicable an amendment to this Agreement and, if required by law, the General Partner shall prepare and file an amendment to the Certificate of Limited Partnership.

ARTICLE XI

WITHDRAWAL OR REMOVAL OF PARTNERS

Section 11.1 Withdrawal of the General Partner.

(a) The General Partner shall be deemed to have withdrawn from the Partnership upon the occurrence of any one of the following events (each such event herein referred to as an “Event of Withdrawal”);

(i) The General Partner voluntarily withdraws from the Partnership by giving written notice to the other Partners;

(ii) The General Partner transfers all of its General Partner Interest pursuant to Section 4.6;

(iii) The General Partner is removed pursuant to Section 11.2;

(iv) The General Partner (A) makes a general assignment for the benefit of creditors; (B) files a voluntary bankruptcy petition for relief under Chapter 7 of the United States Bankruptcy Code; (C) files a petition or answer seeking for itself a liquidation, dissolution or similar relief (but not a reorganization) under any law; (D) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the General Partner in a proceeding of the type described in clauses (A)-(C) of this Section 11.1(a)(iv) or (E) seeks, consents to or acquiesces in the appointment of a trustee (but not a debtor-in-possession), receiver or liquidator of the General Partner or of all or any substantial part of its properties;

(v) A final and non-appealable order of relief under Chapter 7 of the United States Bankruptcy Code is entered by a court with appropriate jurisdiction pursuant to a voluntary or involuntary petition by or against the General Partner; or

(vi) (A) if the General Partner is a corporation, a certificate of dissolution or its equivalent is filed for the General Partner, or 90 days expire after the date of notice to the General Partner of revocation of its charter without a reinstatement of its charter, under the laws of its state of incorporation; (B) if the General Partner is a partnership or a limited liability company, the dissolution and commencement of winding up of the General Partner; (C) if the General Partner is acting in such capacity by virtue of being a trustee of a trust, the termination of the trust; (D) if the General Partner is a natural person, his death or adjudication of incompetency; and (E) otherwise upon the termination of the General Partner.

If an Event of Withdrawal specified in Section 11.1(a)(iv), Section 11.1(a)(v) or Section 11.1(a)(vi)(A), (B), (C) or (E) occurs, the withdrawing General Partner shall give notice to the Limited Partners within 30 days after such occurrence. The Partners hereby agree that only the Events of Withdrawal described in this Section 11.1 shall result in the withdrawal of the General Partner from the Partnership.

(b) Withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall not constitute a breach of this Agreement under the following circumstances: (i) at any time during the period beginning on the Closing Date and ending at 11:59 pm, prevailing Eastern Standard Time, on September 30, 2024, the General Partner voluntarily withdraws by giving at least 90 days’ advance notice of its intention to withdraw to the Limited Partners; provided, that prior to the effective date of such withdrawal, the withdrawal is approved by Unitholders holding at least a majority of the Outstanding Common Units (excluding Common Units held by the General Partner and its Affiliates) and the General Partner delivers to the Partnership an Opinion of Counsel (“Withdrawal Opinion of Counsel”) that such withdrawal (following the selection of the successor General Partner) would not result in the loss of the limited liability under the Delaware Act of any Limited Partner or cause any Group Member to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (to the extent not already so treated or taxed); (ii) at any time after 11:59 pm, prevailing Eastern Standard Time, on September 30, 2024, the General Partner voluntarily withdraws by giving at least 90 days’ advance notice to the Unitholders, such withdrawal to take effect on the date specified in such notice; (iii) at any time that the General Partner ceases to be the General Partner pursuant to Section 11.1(a)(ii) or is removed pursuant to Section 11.2; or (iv) notwithstanding clause (i) of this sentence, at any time that the General Partner voluntarily withdraws by giving at least 90 days’ advance notice of its intention to withdraw to the Limited Partners, such withdrawal to take effect on the date specified in the notice, if at the time such notice is given one Person and its Affiliates (other than the General Partner and its Affiliates) own beneficially or of record or control at least 50% of the Outstanding Units. The withdrawal of the General Partner from the Partnership upon the occurrence of an Event of Withdrawal shall also constitute the withdrawal of the General Partner as general partner or managing member, if any, to the extent applicable, of the other Group Members. If the General Partner gives a notice of withdrawal pursuant to Section 11.1(a)(i), a Unit Majority, may, prior to the effective date of such withdrawal, elect a successor General Partner. The Person so elected as successor General Partner shall automatically become the successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. If, prior to the effective date of the General Partner’s withdrawal pursuant to Section 11.1(a)(i), a successor is not selected by the Unitholders as provided herein or the Partnership does not receive a Withdrawal Opinion of Counsel, the Partnership shall be dissolved in accordance with Section 12.1 unless the business of the Partnership is continued pursuant to Section 12.2. Any successor General Partner elected in accordance with the terms of this Section 11.1 shall be subject to the provisions of Section 10.2.

Section 11.2 Removal of the General Partner. The General Partner may be removed if such removal is approved by the Unitholders holding at least 66 2/3% of the Outstanding Units (including Units held by the General Partner and its Affiliates). Any such action by such holders for removal of the General Partner must also provide for the election of a successor General Partner by the Unitholders holding a majority of the Outstanding Common Units (including Units held by the General Partner and its Affiliates). Such removal shall be effective immediately following the admission of a successor General Partner pursuant to Section 10.2. The removal of the General Partner shall also automatically constitute the removal of the General Partner as general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. If a Person is elected as a successor General Partner in accordance with the terms of this Section 11.2, such Person shall, upon admission pursuant to Section 10.2, automatically become a successor general partner or managing member, to the extent applicable, of the other Group Members of which the General Partner is a general partner or a managing member. The right of the holders of Outstanding Units to remove the General Partner shall not exist or be exercised unless the Partnership has received an opinion opining as to the matters covered by a Withdrawal Opinion of Counsel. Any successor General Partner elected in accordance with the terms of this Section 11.2 shall be subject to the provisions of Section 10.2.

Section 11.3 Interest of Departing General Partner and Successor General Partner.

(a) In the event of (i) withdrawal of the General Partner under circumstances where such withdrawal does not violate this Agreement or (ii) removal of the General Partner by the holders of Outstanding Units under circumstances where Cause does not exist, if the successor General Partner is elected in accordance with the terms of Section 11.1 or Section 11.2, the Departing General Partner shall have the option, exercisable prior to the effective date of the withdrawal or removal of such Departing General Partner, to require its successor to purchase its General Partner Interest and its or its Affiliates’ general partner interest (or equivalent interest), if any, in the other Group Members (collectively, the “Combined Interest”) in exchange for an amount in cash equal to the fair market value of such Combined Interest, such amount to be determined and payable as of the effective date of its withdrawal or removal. If the General Partner is removed by the Unitholders under circumstances where Cause exists or if the General Partner withdraws under circumstances where such withdrawal violates this Agreement, and if a successor General Partner is elected in accordance with the terms of Section 11.1 or Section 11.2 (or if the business of the Partnership is continued pursuant to Section 12.2 and the successor General Partner is not the former General Partner), such successor shall have the option, exercisable prior to the effective date of the withdrawal or removal of such Departing General Partner (or, in the event the business of the Partnership is continued, prior to the date the business of the Partnership is continued), to purchase the Combined Interest for such fair market value of such Combined Interest. In either event, the Departing General Partner shall be entitled to receive all reimbursements due such Departing General Partner pursuant to Section 7.4, including any employee-related liabilities (including severance liabilities), incurred in connection with the termination of any employees employed by the Departing General Partner or its Affiliates (other than any Group Member) for the benefit of the Partnership or the other Group Members.

For purposes of this Section 11.3(a), the fair market value of the Combined Interest shall be determined by agreement between the Departing General Partner and its successor or, failing agreement within 30 days after the effective date of such Departing General Partner’s withdrawal or removal, by an independent investment banking firm or other independent expert selected by the Departing General Partner and its successor, which, in turn, may rely on other experts, and the determination of which shall be conclusive as to such matter. If such parties cannot agree upon one independent investment banking firm or other independent expert within 45 days after the effective date of such withdrawal or removal, then the Departing General Partner shall designate an independent investment banking firm or other independent expert, the Departing General Partner’s successor shall designate an independent investment banking firm or other independent expert, and such firms or experts shall mutually select a third independent investment banking firm or independent expert, which third independent investment banking firm or other independent expert shall determine the fair market value of the Combined Interest. In making its determination, such third independent investment banking firm or other independent expert may consider the value of the Units, including the then current trading price of Units on any National Securities Exchange on which Units are then listed or admitted to trading, the value of the Partnership’s assets, the rights and obligations of the Departing General Partner, the value of the General Partner Interest and other factors it may deem relevant.

(b) If the Combined Interest is not purchased in the manner set forth in Section 11.3(a), the Departing General Partner (and its Affiliates, if applicable) shall become a Limited Partner and the Combined Interest shall be converted into Common Units pursuant to a valuation made by an investment banking firm or other independent expert selected pursuant to Section 11.3(a), without reduction in such Partnership Interest (but subject to proportionate dilution by reason of the admission of its successor). Any successor General Partner shall indemnify the Departing General Partner as to all debts and liabilities of the Partnership arising on or after the date on which the Departing General Partner becomes a Limited Partner for purposes of this Agreement, conversion of the Combined Interest to Common Units will be characterized as if the Departing General Partner (and its Affiliates, if applicable) contributed the Combined Interest to the Partnership in exchange for the newly issued Common Units.

(c) If a successor General Partner is elected in accordance with the terms of Section 11.1 or Section 11.2 (or if the business of the Partnership is continued pursuant to Section 12.2 and the successor General Partner is not the former General Partner) and the option described in Section 11.3(a) is not exercised by the party entitled to do so, the successor General Partner shall cause this Agreement to be amended to reflect that, from and after the date of such successor General Partner’s admission, the successor General Partner’s interest in all Partnership distributions and allocations shall be its Percentage Interest.

Section 11.4 Withdrawal of Limited Partners. No Limited Partner shall have any right to withdraw from the Partnership; provided, however, that when a transferee of a Limited Partner’s Limited Partner Interest becomes a Record Holder of the Limited Partner Interest so transferred, such transferring Limited Partner shall cease to be a Limited Partner with respect to the Limited Partner Interest so transferred.

ARTICLE XII

DISSOLUTION AND LIQUIDATION

Section 12.1 Dissolution. The Partnership shall not be dissolved by the admission of additional Limited Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement. Upon the removal or withdrawal of the General Partner, if a successor General Partner is elected pursuant to Sections 11.1, 11.2 or 12.2, the Partnership shall not be dissolved and such successor General Partner is hereby authorized to, and shall, continue the business of the Partnership. Subject to Section 12.2, the Partnership shall dissolve, and its affairs shall be wound up, upon:

(a) an Event of Withdrawal of the General Partner as provided in Section 11.1(a) (other than Section 11.1(a)(ii)), unless a successor is elected and such successor is admitted to the Partnership pursuant to this Agreement;

(b) an election to dissolve the Partnership by the General Partner that is approved by a Unit Majority;

(c) the entry of a decree of judicial dissolution of the Partnership pursuant to the provisions of the Delaware Act; or

(d) at any time there are no Limited Partners, unless the Partnership is continued without dissolution in accordance with the Delaware Act.

Section 12.2 Continuation of the Business of the Partnership after Dissolution. Upon (a) an Event of Withdrawal caused by the withdrawal or removal of the General Partner as provided in Section 11.1(a)(i) or Section 11.1(a)(iii) and the failure of the Unitholders to select a successor to such Departing General Partner pursuant to Section 11.1 or Section 11.2, then within 90 days thereafter, or (b) an event constituting an Event of Withdrawal as defined in Section 11.1(a)(iv), Section 11.1(a)(v) or Section 11.1(a)(vi), then, to the maximum extent permitted by law, within 180 days thereafter, a Unit Majority may elect to continue the business of the Partnership on the same terms and conditions set forth in this Agreement by appointing as a successor General Partner a Person approved by a Unit Majority. Unless such an election is made within the applicable time period as set forth above, the Partnership shall conduct only activities necessary to wind up its affairs. If such an election is so made, then:

(i) the Partnership shall continue without dissolution unless earlier dissolved in accordance with this Article XII;

(ii) if the successor General Partner is not the former General Partner, then the interest of the former General Partner shall be treated in the manner provided in Section 11.3; and

(iii) the successor General Partner shall be admitted to the Partnership as General Partner, effective as of the Event of Withdrawal, by agreeing in writing to be bound by this Agreement; provided, that the right of a Unit Majority to approve a successor General Partner and to continue the business of the Partnership shall not exist and may not be exercised unless the Partnership has received an Opinion of Counsel that (x) the exercise of the right would not result in the loss of limited liability under the Delaware Act of any Limited Partner and (y) neither the Partnership nor any Group Member would be treated as an association taxable as a corporation or otherwise be taxable as an entity for U.S. federal income tax purposes upon the exercise of such right to continue (to the extent not already so treated or taxed).

Section 12.3 Liquidator. Upon dissolution of the Partnership, unless the business of the Partnership is continued pursuant to Section 12.2, the General Partner (or in the event of a dissolution pursuant to Section 12.1(a), a Unit Majority) shall select one or more Persons to act as Liquidator. The Liquidator (if other than the General Partner) shall be entitled to receive such compensation for its services as may be approved by holders of at least a majority of the Outstanding Common Units. The Liquidator (if other than the General Partner) shall agree not to resign at any time without 15 days’ prior notice and may be removed at any time, with or without cause, by notice of removal approved by holders of at least a majority of the Outstanding Common Units. Upon dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days thereafter be approved by holders of at least a majority of the Outstanding Common Units. The right to approve a successor or substitute Liquidator in the manner provided herein shall be deemed to refer also to any such successor or substitute Liquidator approved in the manner herein provided. Except as expressly provided in this Article XII, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the General Partner under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, other than the limitation on sale set forth in Section 7.3) necessary or appropriate to carry out the duties and functions of the Liquidator hereunder for and during the period of time required to complete the winding up and liquidation of the Partnership as provided for herein.

Section 12.4 Liquidation. The Liquidator shall proceed to dispose of the assets of the Partnership, discharge its liabilities, and otherwise wind up its affairs in such manner and over such period as determined by the Liquidator, subject to Section 17-804 of the Delaware Act and the following:

(a) The assets may be disposed of by public or private sale or by distribution in kind to one or more Partners on such terms as the Liquidator and such Partner or Partners may agree. If any property is distributed in kind, the Partner receiving the property shall be deemed for purposes of Section 12.4(c) to have received cash equal to its fair market value; and contemporaneously therewith, appropriate cash distributions must be made to the other Partners. The Liquidator may defer liquidation or distribution of the Partnership’s assets for a reasonable time if it determines that an immediate sale or distribution of all or some of the Partnership’s assets would be impractical or would cause undue loss to the Partners. The Liquidator may distribute the Partnership’s assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the Partners.

(b) Liabilities of the Partnership include amounts owed to the Liquidator as compensation for serving in such capacity (subject to the terms of Section 12.3) and amounts to Partners otherwise than in respect of their distribution rights under Article VI. With respect to any liability that is contingent, conditional or unmatured or is otherwise not yet due and payable, the Liquidator shall either settle such claim for such amount as it thinks appropriate or establish a reserve of cash or other assets to provide for its payment. When paid, any unused portion of the reserve shall be distributed as additional liquidation proceeds.

(c) All property and all cash in excess of that required to satisfy liabilities as provided in Section 12.4(b) shall be distributed to the Partners in accordance with, and to the extent of, the positive balances in their respective Capital Accounts, as determined after taking into account all Capital Account adjustments (other than those made by reason of distributions pursuant to this Section 12.4(c)) for the taxable period of the Partnership during which the liquidation of the Partnership occurs (with such date of occurrence being determined pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(g)), and such distribution shall be made by the end of such taxable period (or, if later, within 90 days after said date of such occurrence).

Section 12.5 Cancellation of Certificate of Limited Partnership. Upon the completion of the distribution of Partnership cash and property as provided in Section 12.4 in connection with the liquidation of the Partnership, the Certificate of Limited Partnership and all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Partnership shall be taken.

Section 12.6 Return of Contributions. The General Partner shall not be personally liable for, and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate, the return of the Capital Contributions of the Limited Partners or Unitholders, or any portion thereof, it being expressly understood that any such return shall be made solely from Partnership assets.

Section 12.7 Waiver of Partition. To the maximum extent permitted by law, each Partner hereby waives any right to partition of the Partnership property.

Section 12.8 Capital Account Restoration. No Limited Partner shall have any obligation to restore any negative balance in its Capital Account upon liquidation of the Partnership. The General Partner shall be obligated to restore any negative balance in its Capital Account upon liquidation of its interest in the Partnership by the end of the taxable period of the Partnership during which such liquidation occurs, or, if later, within 90 days after the date of such liquidation.

ARTICLE XIII

AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS; RECORD DATE

Section 13.1 Amendments to be Adopted Solely by the General Partner. Each Partner agrees that the General Partner, without the approval of any Partner, may amend any provision of this Agreement and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:

(a) a change in the name of the Partnership, the location of the principal place of business of the Partnership, the registered agent of the Partnership or the registered office of the Partnership;

(b) admission, substitution, withdrawal or removal of Partners in accordance with this Agreement;

(c) a change that the General Partner determines to be necessary or appropriate to qualify or continue the qualification of the Partnership as a limited partnership or a partnership in which the Limited Partners have limited liability under the laws of any state or to ensure that the Group Members will not be treated as associations taxable as corporations or otherwise taxed as entities for U.S. federal income tax purposes;

(d) a change that the General Partner determines (i) does not adversely affect the Limited Partners considered as a whole (or any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect (except as permitted by subsection (g) of this Section 13.1), (ii) to be necessary or appropriate to (A) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware Act) or (B) facilitate the trading of the Units (including the division of any class or classes of Outstanding Units into different classes to facilitate uniformity of tax consequences within such classes of Units) or comply with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are or will be listed or admitted to trading, (iii) to be necessary or appropriate in connection with action taken by the General Partner pursuant to Section 5.9 or (iv) is required to effect the intent expressed in the Registration Statement or the intent of the provisions of this Agreement or is otherwise contemplated by this Agreement;

(e) a change in the fiscal year or taxable period of the Partnership and any other changes that the General Partner determines to be necessary or appropriate as a result of a change in the fiscal year or taxable period of the Partnership including, if the General Partner shall so determine, a change in the definition of “Quarter” and the dates on which distributions are to be made by the Partnership;

(f) an amendment that is necessary, in the Opinion of Counsel, to prevent the Partnership, or the General Partner or its directors, officers, trustees or agents from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

(g) an amendment that sets forth the designations, preferences, rights, powers and duties of, or that the General Partner determines to be otherwise necessary or appropriate in connection with the creation, authorization or issuance of, any class or series of Partnership Interests and options, rights, warrants and appreciation rights relating to the Partnership Interests pursuant to Section 5.6;

(h) any amendment expressly permitted in this Agreement to be made by the General Partner acting alone;

(i) an amendment effected, necessitated or contemplated by a Merger Agreement approved in accordance with Section 14.3;

(j) an amendment that the General Partner determines to be necessary or appropriate to reflect and account for the formation by the Partnership of, or investment by the Partnership in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with the conduct by the Partnership of activities permitted by the terms of Section 2.4 or Section 7.1(a);

(k) any amendment, modification or other change to this Agreement that the General Partner believes, in its sole discretion, is necessary or advisable to effect the Initial Offering on terms and subject to conditions most favorable to the Partnership;

(l) a merger, conveyance or conversion pursuant to Section 14.3(d); or

(m) any other amendments substantially similar to the foregoing.

Section 13.2 Amendment Procedures. Amendments to this Agreement may be proposed only by the General Partner. To the fullest extent permitted by law, the General Partner shall have no duty or obligation to propose or approve any amendment to this Agreement and may decline to do so in its sole discretion free of any duty or obligation whatsoever to the Partnership, any Limited Partner or any other Person with an interest in a Partnership Interest or otherwise bound by this Agreement, and, in declining to propose or approve an amendment, to the fullest extent permitted by law shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any Group Member Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity. An amendment shall be effective upon its approval by the General Partner and, except as otherwise provided by Section 13.1 or Section 13.3, a Unit Majority, unless a greater or different percentage is required under this Agreement or by Delaware law. Each proposed amendment that requires the approval of the holders of a specified percentage of Outstanding Units shall be set forth in a writing that contains the text of the proposed amendment. If such an amendment is proposed, the General Partner shall seek the written approval of the requisite percentage of Outstanding Units or call a meeting of the Unitholders to consider and vote on such proposed amendment. The General Partner shall notify all Record Holders upon final adoption of any amendments. The General Partner shall be deemed to have notified all Record Holders as required by this Section 13.2 if it has either (i) filed such amendment with the Commission via its Electronic Data Gathering, Analysis and Retrieval system and such amendment is publicly available on such system or (ii) made such amendment available on any publicly available website maintained by the Partnership.

Section 13.3 Amendment Requirements.

(a) Notwithstanding the provisions of Section 13.1 and Section 13.2, no provision of this Agreement (other than Section 11.2 or Section 13.4) that establishes a percentage of Outstanding Units (including Units deemed owned by the General Partner) or requires a vote or approval of Partners (or a subset of Partners) holding a specified Percentage Interest required to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of reducing such percentage, unless such amendment is approved by the written consent or the affirmative vote of holders of Outstanding Units whose aggregate Outstanding Units constitute not less than the voting requirement sought to be reduced or the affirmative vote of Partners whose aggregate Percentage Interests constitute not less than the voting requirement sought to be reduced, as applicable.

(b) Notwithstanding the provisions of Section 13.1 and Section 13.2, no amendment to this Agreement may (i) enlarge the obligations of (including requiring any holder of a class of Partnership Interests to make additional Capital Contributions to the Partnership) any Limited Partner without its consent, unless such shall be deemed to have occurred as a result of an amendment approved pursuant to Section 13.3(c), or (ii) enlarge the obligations of, restrict, change or modify in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable to, the General Partner or any of its Affiliates without the General Partner’s consent, which consent may be given or withheld at its option.

(c) Except as provided in Section 14.3 or Section 13.1, any amendment that would have a material adverse effect on the rights or preferences of any class of Partnership Interests in relation to other classes of Partnership Interests must be approved by the holders of not less than a majority of the Outstanding Partnership Interests of the class affected. If the General Partner determines an amendment does not satisfy the requirements of Section 13.1(d)(i) because it adversely affects one or more classes of Partnership Interests, as compared to other classes of Partnership Interests, in any material respect, such amendment shall only be required to be approved by the adversely affected class or classes.

(d) Notwithstanding any other provision of this Agreement, except for amendments pursuant to Section 13.1 and except as otherwise provided by Section 14.3(b) and Section 14.3(f), no amendments shall become effective without the approval of the holders of at least 90% of the Percentage Interests of all Limited Partners voting as a single class unless the Partnership obtains an Opinion of Counsel to the effect that such amendment will not affect the limited liability of any Limited Partner under applicable partnership law of the state under whose laws the Partnership is organized.

(e) Except as provided in Section 13.1, this Section 13.3 shall only be amended with the approval of Partners (including the General Partner and its Affiliates) holding at least 90% of the Percentage Interests of all Limited Partners.

Section 13.4 Special Meetings. All acts of Limited Partners to be taken pursuant to this Agreement shall be taken in the manner provided in this Article XIII. Special meetings of the Limited Partners may be called by the General Partner or by Limited Partners owning 20% or more of the Outstanding Units of the class or classes for which a meeting is proposed. Limited Partners shall call a special meeting by delivering to the General Partner one or more requests in writing stating that the signing Limited Partners wish to call a special meeting and indicating the general or specific purposes for which the special meeting is to be called. Within 60 days after receipt of such a call from Limited Partners or within such greater time as may be reasonably necessary for the Partnership to comply with any statutes, rules, regulations, listing agreements or similar requirements governing the holding of a meeting or the solicitation of proxies for use at such a meeting, the General Partner shall send a notice of the meeting to the Limited Partners either directly or indirectly through the Transfer Agent. A meeting shall be held at a time and place determined by the General Partner on a date not less than 10 days nor more than 60 days after the time notice of the meeting is given as provided in Section 16.1. Limited Partners shall not vote on matters that would cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners’ limited liability under the Delaware Act or the law of any other state in which the Partnership is qualified to do business.

Section 13.5 Notice of a Meeting. Notice of a meeting called pursuant to Section 13.4 shall be given to the Record Holders of the class or classes of Units for which a meeting is proposed in writing by mail or other means of written communication in accordance with Section 16.1. The notice shall be deemed to have been given at the time when deposited in the mail or sent by other means of written communication.

Section 13.6 Record Date. For purposes of determining the Limited Partners entitled to notice of or to vote at a meeting of the Limited Partners or to give approvals without a meeting as provided in Section 13.11 the General Partner may set a Record Date, which shall not be less than 10 nor more than 60 days before (a) the date of the meeting (unless such requirement conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed or admitted to trading or U.S. federal securities laws, in which case the rule, regulation, guideline or requirement of such National Securities Exchange or U.S. federal securities laws shall govern) or (b) in the event that approvals are sought without a meeting, the date by which Limited Partners are requested in writing by the General Partner to give such approvals. If the General Partner does not set a Record Date, then (a) the Record Date for determining the Limited Partners entitled to notice of or to vote at a meeting of the Limited Partners shall be the close of business on the day next preceding the day on which notice is given, and (b) the Record Date for determining the Limited Partners entitled to give approvals without a meeting shall be the date the first written approval is deposited with the Partnership in care of the General Partner in accordance with Section 13.11.

Section 13.7 Adjournment. When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new Record Date need not be fixed, if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment shall be for more than 45 days. At the adjourned meeting, the Partnership may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 45 days or if a new Record Date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given in accordance with this Article XIII.

Section 13.8 Waiver of Notice; Approval of Meeting; Approval of Minutes. The transaction of business at any meeting of Limited Partners, however called and noticed, and whenever held, shall be as valid as if it had occurred at a meeting duly held after regular call and notice, if a quorum is present either in person or by proxy. Attendance of a Limited Partner at a meeting shall constitute a waiver of notice of the meeting, except when the Limited Partner attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened; and except that attendance at a meeting is not a waiver of any right to disapprove the consideration of matters required to be included in the notice of the meeting, but not so included, if the disapproval is expressly made at the meeting.

Section 13.9 Quorum and Voting. The holders of a majority, by Percentage Interest, of Partnership Interests of the class or classes for which a meeting has been called (including Partnership Interests deemed owned by the General Partner) represented in person or by proxy shall constitute a quorum at a meeting of Partners of such class or classes unless any such action by the Partners requires approval by holders of a greater Percentage Interest, in which case the quorum shall be such greater Percentage Interest. At any meeting of the Partners duly called and held in accordance with this Agreement at which a quorum is present, the act of Partners holding Partnership Interests that, in the aggregate, represent a majority of the Percentage Interest of those present in person or by proxy at such meeting shall be deemed to constitute the act of all Partners, unless a greater or different percentage is required with respect to such action under the provisions of this Agreement, in which case the act of the Partners holding Partnership Interests that in the aggregate represent at least such greater or different percentage shall be required; provided, however, that if, as a matter of law or amendment to this Agreement, approval by plurality vote of Partners (or any class thereof) is required to approve any action, no minimum quorum shall be required. The Partners present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough Partners to leave less than a quorum, if any action taken (other than adjournment) is approved by Partners holding the required Percentage Interest specified in this Agreement. In the absence of a quorum any meeting of Partners may be adjourned from time to time by the affirmative vote of Partners with at least a majority, by Percentage Interest, of the Partnership Interests entitled to vote at such meeting (including Partnership Interests deemed owned by the General Partner) represented either in person or by proxy, but no other business may be transacted, except as provided in Section 13.7.

Section 13.10 Conduct of a Meeting. The General Partner shall have full power and authority concerning the manner of conducting any meeting of the Limited Partners or solicitation of approvals in writing, including the determination of Persons entitled to vote, the existence of a quorum, the satisfaction of the requirements of Section 13.4, the conduct of voting, the validity and effect of any proxies and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting. The General Partner shall designate a Person to serve as chairman of any meeting and shall further designate a Person to take the minutes of any meeting. All minutes shall be kept with the records of the Partnership maintained by the General Partner. The General Partner may make such other regulations consistent with applicable law and this Agreement as it may deem advisable concerning the conduct of any meeting of the Limited Partners or solicitation of approvals in writing, including regulations in regard to the appointment of proxies, the appointment and duties of inspectors of votes and approvals, the submission and examination of proxies and other evidence of the right to vote, and the revocation of approvals in writing.

Section 13.11 Action without a Meeting. If authorized by the General Partner, any action that may be taken at a meeting of the Limited Partners may be taken without a meeting, without a vote and without prior notice, if an approval in writing setting forth the action so taken is signed by Limited Partners owning not less than the minimum percentage, by Percentage Interest, of the Partnership Interests of the class or classes for which a meeting has been called (including Partnership Interests deemed owned by the General Partner), as the case may be, that would be necessary to authorize or take such action at a meeting at which all the Limited Partners entitled to vote at such meeting were present and voted (unless such provision conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed or admitted to trading, in which case the rule, regulation, guideline or requirement of such National Securities Exchange shall govern). Prompt notice of the taking of action without a meeting shall be given to the Limited Partners who have not approved in writing. The General Partner may specify that any written ballot, if any, submitted to Limited Partners for the purpose of taking any action without a meeting shall be returned to the Partnership within the time period, which shall be not less than 20 days, specified by the General Partner. If a ballot returned to the Partnership does not vote all of the Units held by the Limited Partners, the Partnership shall be deemed to have failed to receive a ballot for the Units that were not voted. If approval of the taking of any action by the Limited Partners is solicited by any Person other than by or on behalf of the General Partner, the written approvals shall have no force and effect unless and until (a) they are deposited with the Partnership in care of the General Partner and (b) an Opinion of Counsel is delivered to the General Partner to the effect that the exercise of such right and the action proposed to be taken with respect to any particular matter (i) will not cause the Limited Partners to be deemed to be taking part in the management and control of the business and affairs of the Partnership so as to jeopardize the Limited Partners’ limited liability, and (ii) is otherwise permissible under the state statutes then governing the rights, duties and liabilities of the Partnership and the Partners. Nothing contained in this Section 13.11 shall be deemed to require the General Partner to solicit all Limited Partners in connection with a matter approved by the holders of the requisite percentage of Units acting by written consent without a meeting.

Section 13.12 Right to Vote and Related Matters.

(a) Only those Record Holders of the Outstanding Units on the Record Date set pursuant to Section 13.6 shall be entitled to notice of, and to vote at, a meeting of Limited Partners or to act with respect to matters as to which the holders of the Outstanding Units have the right to vote or to act. All references in this Agreement to votes of, or other acts that may be taken by, the Outstanding Units shall be deemed to be references to the votes or acts of the Record Holders of such Outstanding Units.

(b) With respect to Units that are held for a Person’s account by another Person (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), in whose name such Units are registered, such other Person shall, in exercising the voting rights in respect of such Units on any matter, and unless the arrangement between such Persons provides otherwise, vote such Units in favor of, and at the direction of, the Person who is the beneficial owner, and the Partnership shall be entitled to assume it is so acting without further inquiry. The provisions of this Section 13.12(b) (as well as all other provisions of this Agreement) are subject to the provisions of Section 4.3.

ARTICLE XIV

MERGER OR CONSOLIDATION

Section 14.1 Authority. The Partnership may merge or consolidate with or into one or more corporations, limited liability companies, statutory trusts or associations, real estate investment trusts, common law trusts or unincorporated businesses, including a partnership (whether general or limited (including a limited liability partnership)) or convert into any such entity, whether such entity is formed under the laws of the State of Delaware or any other state of the United States of America, pursuant to a written plan of merger or consolidation (“Merger Agreement”) or a written plan of conversion (“Plan of Conversion”) in accordance with this Article XIV.

Section 14.2 Procedure for Merger, Consolidation or Conversion.

(a) Merger, consolidation or conversion of the Partnership pursuant to this Article XIV requires the prior consent of the General Partner, provided, however, that, to the fullest extent permitted by law, the General Partner shall have no duty or obligation to consent to any merger, consolidation or conversion of the Partnership and may decline to do so free of any fiduciary duty or obligation whatsoever to the Partnership or any Limited Partner and, in declining to consent to a merger, consolidation or conversion, shall not be required to act in good faith or pursuant to any other standard imposed by this Agreement, any other agreement contemplated hereby or under the Delaware Act or any other law, rule or regulation or at equity.

(b) If the General Partner shall determine to consent to the merger or consolidation, the General Partner shall approve the Merger Agreement, which shall set forth:

(i) the name and jurisdiction of formation or organization of each of the business entities proposing to merge or consolidate;

(ii) the name and jurisdiction of formation or organization of the business entity that is to survive the proposed merger or consolidation (the “Surviving Business Entity”);

(iii) the terms and conditions of the proposed merger or consolidation;

(iv) the manner and basis of exchanging or converting the equity interests of each constituent business entity for, or into, cash, property or interests, rights, securities or obligations of the Surviving Business Entity; and (i) if any interests, securities or rights of any constituent business entity are not to be exchanged or converted solely for, or into, cash, property or interests, rights, securities or obligations of the Surviving Business Entity, then the cash, property or interests, rights, securities or obligations of any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity) which the holders of such interests, securities or rights are to receive in exchange for, or upon conversion of their interests, securities or rights, and (ii) in the case of equity interests represented by certificates, upon the surrender of such certificates, which cash, property or interests, rights, securities or obligations of the Surviving Business Entity or any general or limited partnership, corporation, trust, limited liability company, unincorporated business or other entity (other than the Surviving Business Entity), or evidences thereof, are to be delivered;

(v) a statement of any changes in the constituent documents or the adoption of new constituent documents (the articles or certificate of incorporation, articles of trust, declaration of trust, certificate or agreement of limited partnership, certificate of formation or limited liability company agreement or other similar charter or governing document) of the Surviving Business Entity to be effected by such merger or consolidation;

(vi) the effective time of the merger, which may be the date of the filing of the certificate of merger pursuant to Section 14.4 or a later date specified in or determinable in accordance with the Merger Agreement (provided, that if the effective time of the merger is to be later than the date of the filing of such certificate of merger, the effective time shall be fixed at a date or time certain and stated in the certificate of merger); and (vii) such other provisions with respect to the proposed merger or consolidation that the General Partner determines to be necessary or appropriate.

(c) If the General Partner shall determine to consent to the conversion, the General Partner shall approve the Plan of Conversion, which shall set forth:

(i) the name of the converting entity and the converted entity;

(ii) a statement that the Partnership is continuing its existence in the organizational form of the converted entity;

(iii) a statement as to the type of entity that the converted entity is to be and the state or country under the laws of which the converted entity is to be incorporated, formed or organized;

(iv) the manner and basis of exchanging or converting the equity interests of each constituent business entity for, or into, cash, property or interests, rights, securities or obligations of the converted entity;

(v) in an attachment or exhibit, the certificate of limited partnership of the Partnership;

(vi) in an attachment or exhibit, the certificate of limited partnership, articles of incorporation or other organizational documents of the converted entity;

(vii) the effective time of the conversion, which may be the date of the filing of the certificate of conversion or a later date specified in or determinable in accordance with the Plan of Conversion (provided, that if the effective time of the conversion is to be later than the date of the filing of such certificate of conversion, the effective time shall be fixed at a date or time certain at or prior to the time of the filing of such certificate of conversion and stated therein); and

(viii) such other provisions with respect to the proposed conversion that the General Partner determines to be necessary or appropriate.

Section 14.3 Approval by Limited Partners.

(a) Except as provided in Section 14.3(d), the General Partner, upon its approval of the Merger Agreement shall direct that the Merger Agreement and the merger, consolidation or conversion contemplated thereby, as applicable, be submitted to a vote of Limited Partners, whether at a special meeting or by written consent, in either case in accordance with the requirements of Article XIII. A copy or a summary of the Merger Agreement, as the case may be, shall be included in or enclosed with the notice of a special meeting or the written consent.

(b) Except as provided in Sections 14.3(d) and 14.3(e), the Merger Agreement shall be approved upon receiving the affirmative vote or consent of the holders of a Unit Majority unless the Merger Agreement contains any provision that, if contained in an amendment to this Agreement, the provisions of this Agreement or the Delaware Act would require for its approval the vote or consent of a greater percentage of the Outstanding Units or of any class of Limited Partners, in which case such greater percentage vote or consent shall be required for approval of the Merger Agreement.

(c) Except as provided in Sections 14.3(d) and 14.3(e), after such approval by vote or consent of the Limited Partners, and at any time prior to the filing of the certificate of merger, consolidation or conversion pursuant to Section 14.4, the merger, consolidation or conversion may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement.

(d) Notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted, without Limited Partner approval, to convert the Partnership or any Group Member into a new limited liability entity, to merge the Partnership or any Group Member into, or convey all of the Partnership’s assets to, another limited liability entity that shall be newly formed and shall have no assets, liabilities or operations at the time of such merger or conveyance other than those it receives from the Partnership or other Group Member if (i) the General Partner has received an Opinion of Counsel that the conversion, merger or conveyance, as the case may be, would not result in the loss of limited liability under the laws of the jurisdiction governing the other entity (if that jurisdiction is not Delaware) of any Limited Partner as compared to the limited liability under the Delaware Act of any Limited Partner or cause the Partnership or any Group Member to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (to the extent not already treated as such), (ii) the sole purpose of such conversion, merger, or conveyance is to effect a mere change in the legal form of the Partnership into another limited liability entity and (iii) the governing instruments of the new entity provide the Limited Partners and the General Partner with substantially the same rights and obligations as are herein contained.

(e) Additionally, notwithstanding anything else contained in this Article XIV or in this Agreement, the General Partner is permitted, without Limited Partner approval, to merge or consolidate the Partnership with or into another entity if (A) the General Partner has received an Opinion of Counsel that the merger or consolidation, as the case may be, would not result in the loss of limited liability under the laws of the jurisdiction governing the other entity (if that jurisdiction is not Delaware) of any Limited Partner as compared to the limited liability under the Delaware Act of any Limited Partner or cause the Partnership or any Group Member to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for U.S. federal income tax purposes (to the extent not already treated as such), (B) the merger or consolidation would not result in an amendment to this Agreement, other than any amendments that could be adopted pursuant to Section 13.1, (C) the Partnership is the Surviving Business Entity in such merger or consolidation, (D) each Partnership Interest outstanding immediately prior to the effective date of the merger or consolidation is to be an identical Partnership Interest of the Partnership after the effective date of the merger or consolidation, and (E) the number of Partnership Interests to be issued by the Partnership in such merger or consolidation does not exceed 20% of the Partnership Interests Outstanding immediately prior to the effective date of such merger or consolidation.

(f) Pursuant to Section 17-211(g) of the Delaware Act, an agreement of merger or consolidation approved in accordance with this Article XIV may (a) effect any amendment to this Agreement or (b) effect the adoption of a new partnership agreement for the Partnership if it is the Surviving Business Entity. Any such amendment or adoption made pursuant to this Section 14.3 shall be effective at the effective time or date of the merger or consolidation.

Section 14.4 Certificate of Merger. Upon the required approval by the General Partner and the Unitholders of a Merger Agreement, a certificate of merger, consolidation or conversion shall be executed and filed with the Secretary of State of the State of Delaware in conformity with the requirements of the Delaware Act.

Section 14.5 Effect of Merger or Consolidation or Conversion.

(a) At the effective time of the certificate of merger or consolidation:

(i) all of the rights, privileges and powers of each of the business entities that has merged or consolidated, and all property, real, personal and mixed, and all debts due to any of those business entities and all other things and causes of action belonging to each of those business entities, shall be vested in the Surviving Business Entity and after the merger or consolidation shall be the property of the Surviving Business Entity to the extent they were of each constituent business entity;

(ii) the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and is not in any way impaired because of the merger or consolidation;

(iii) all rights of creditors and all liens on or security interests in property of any of those constituent business entities shall be preserved unimpaired; and (iv) all debts, liabilities and duties of those constituent business entities shall attach to the Surviving Business Entity and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.

(b) At the effective time of the conversion:

(i) the Partnership shall continue to exist, without interruption, but in the organizational form of the converted entity rather than in its prior organizational form;

(ii) all rights, title, and interests to all real estate and other property owned by the Partnership shall continue to be owned by the converted entity in its new organizational form without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred, but subject to any existing liens or other encumbrances thereon;

(iii) all liabilities and obligations of the Partnership shall continue to be liabilities and obligations of the converted entity in its new organizational form without impairment or diminution by reason of the conversion;

(iv) all rights of creditors or other parties with respect to or against the prior interest holders or other owners of the Partnership in their capacities as such in existence as of the effective time of the conversion will continue in existence as to those liabilities and obligations and may be pursued by such creditors and obligees as if the conversion did not occur;

(v) a proceeding pending by or against the Partnership or by or against any of the Partners in their capacities as such may be continued by or against the converted entity in its new organizational form and by or against the prior Partners without any need for substitution of parties; and

(vi) the Partnership Interests that are to be converted into partnership interests, shares, evidences of ownership or other securities in the converted entity as provided in the Plan of Conversion shall be so converted, and Partners shall be entitled only to the rights provided in the Plan of Conversion.

ARTICLE XV

RIGHT TO ACQUIRE LIMITED PARTNER INTERESTS

Section 15.1 Right to Acquire Limited Partner Interests.

(a) Notwithstanding any other provision of this Agreement, if at any time Ultimate Parent and its controlled Affiliates hold more than 80% of the total Limited Partner Interests of any class then Outstanding, Ultimate Parent shall then have the right, which right it may assign and transfer in whole or in part to the Partnership or any controlled Affiliate of Ultimate Parent, exercisable in its sole discretion, to purchase all, but not less than all, of such Limited Partner Interests of such class then Outstanding held by Persons other than Ultimate Parent and its controlled Affiliates, at the greater of (x) the Current Market Price as of the date three days prior to the date that the notice described in Section 15.1(b) is mailed and (y) the highest price paid by Ultimate Parent or any of its controlled Affiliates for any such Limited Partner Interest of such class purchased during the 90-day period preceding the date that the notice described in Section 15.1(b) is mailed.

(b) If Ultimate Parent or any controlled Affiliate of Ultimate Parent elects to exercise the right to purchase Limited Partner Interests granted pursuant to Section 15.1(a), the General Partner shall deliver to the Transfer Agent notice of such election to purchase (the “Notice of Election to Purchase”) and shall cause the Transfer Agent to mail a copy of such Notice of Election to Purchase to the Record Holders of Limited Partner Interests of such class (as of a Record Date selected by the General Partner) at least 10, but not more than 60, days prior to the Purchase Date. Such Notice of Election to Purchase shall also be published for a period of at least three consecutive days in at least two daily newspapers of general circulation printed in the English language and published in the Borough of Manhattan, New York. The Notice of Election to Purchase shall specify the Purchase Date and the price (determined in accordance with Section 15.1(a))

at which Limited Partner Interests will be purchased and state that Ultimate Parent or its controlled Affiliate, as the case may be, elects to purchase such Limited Partner Interests, upon surrender of Certificates representing such Limited Partner Interests in the case of Limited Partner Interests evidenced by Certificates, in exchange for payment, at such office or offices of the Transfer Agent as the Transfer Agent may specify, or as may be required by any National Securities Exchange on which such Limited Partner Interests are listed or admitted to trading. Any such Notice of Election to Purchase mailed to a Record Holder of Limited Partner Interests at his address as reflected in the records of the Transfer Agent shall be conclusively presumed to have been given regardless of whether the owner receives such notice. On or prior to the Purchase Date, Ultimate Parent or its controlled Affiliate, as the case may be, shall deposit with the Transfer Agent cash in an amount sufficient to pay the aggregate purchase price of all of such Limited Partner Interests to be purchased in accordance with this Section 15.1. If the Notice of Election to Purchase shall have been duly given as aforesaid at least 10 days prior to the Purchase Date, and if on or prior to the Purchase Date the deposit described in the preceding sentence has been made for the benefit of the holders of Limited Partner Interests subject to purchase as provided herein, then from and after the Purchase Date, notwithstanding that any Certificate shall not have been surrendered for purchase, all rights of the holders of such Limited Partner Interests shall thereupon cease, except the right to receive the purchase price (determined in accordance with Section 15.1(a)) for Limited Partner Interests therefor, without interest, upon surrender to the Transfer Agent of the Certificates representing such Limited Partner Interests in the case of Limited Partner Interests evidenced by Certificates, and such Limited Partner Interests shall thereupon be deemed to be transferred to Ultimate Parent or its controlled Affiliate, as the case may be, on the record books of the Transfer Agent and Ultimate Parent or its controlled Affiliate, as the case may be, shall be deemed to be the owner of all such Limited Partner Interests from and after the Purchase Date and shall have all rights as the owner of such Limited Partner Interests.

(c) In the case of Limited Partner Interests evidenced by Certificates, at any time from and after the Purchase Date, a holder of an Outstanding Limited Partner Interest subject to purchase as provided in this Section 15.1 may surrender his Certificate evidencing such Limited Partner Interest to the Transfer Agent in exchange for payment of the amount described in Section 15.1(a), therefor, without interest thereon.

ARTICLE XVI

GENERAL PROVISIONS

Section 16.1 Addresses and Notices; Written Communications.

(a) Any notice, demand, request, report or proxy materials required or permitted to be given or made to a Partner under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Partner at the address described below or any method approved by the National Listing Exchange on which the Partnership Interests are listed. Any notice, payment or report to be given or made to a Partner hereunder shall be deemed conclusively to have been given or made, and the obligation to give such notice or report or to make such payment shall be deemed conclusively to have been fully satisfied, upon sending of such notice, payment or report to the Record Holder of such Partnership Interests at his address as shown on the records of the Transfer Agent or as otherwise shown on the records of the

Partnership, regardless of any claim of any Person who may have an interest in such Partnership Interests by reason of any assignment or otherwise. Notwithstanding the foregoing, if (i) a Partner shall consent to receiving notices, demands, requests, reports or proxy materials via electronic mail or by the Internet or (ii) the rules of the Commission shall permit any report or proxy materials to be delivered electronically or made available via the Internet, any such notice, demand, request, report or proxy materials shall be deemed given or made when delivered or made available via such mode of delivery. An affidavit or certificate of making of any notice, payment or report in accordance with the provisions of this Section 16.1 executed by the General Partner, the Transfer Agent or the mailing organization shall be prima facie evidence of the giving or making of such notice, payment or report. If any notice, payment or report given or made in accordance with the provisions of this Section 16.1 is returned marked to indicate that such notice, payment or report was unable to be delivered, such notice, payment or report and, in the case of notices, payments or reports returned by the United States Postal Service (or other physical mail delivery mail service outside the United States of America), any subsequent notices, payments and reports shall be deemed to have been duly given or made without further mailing (until such time as such Record Holder or another Person notifies the Transfer Agent or the Partnership of a change in his address) or other delivery if they are available for the Partner at the principal office of the Partnership for a period of one year from the date of the giving or making of such notice, payment or report to the other Partners. Any notice to the Partnership shall be deemed given if received by the General Partner at the principal office of the Partnership designated pursuant to Section 2.3. The General Partner may rely and shall be protected in relying on any notice or other document from a Partner or other Person if believed by it to be genuine.

(b) The terms “in writing”, “written communications,” “written notice” and words of similar import shall be deemed satisfied under this Agreement by use of e-mail and other forms of electronic communication.

Section 16.2 Further Action. The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 16.3 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 16.4 Integration. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

Section 16.5 Creditors. None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Partnership.

Section 16.6 Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.

Section 16.7 Third-Party Beneficiaries. Each Partner agrees that (a) any Indemnitee shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Indemnitee and (b) any Unrestricted Person shall be entitled to assert rights and remedies hereunder as a third-party beneficiary hereto with respect to those provisions of this Agreement affording a right, benefit or privilege to such Unrestricted Person.

Section 16.8 Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto or, in the case of a Person acquiring a Limited Partner Interest, pursuant to Section 10.1(a) without execution hereof.

Section 16.9 Applicable Law; Forum, Venue and Jurisdiction.

(a) This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

(b) Each of the Partners and each Person holding any beneficial interest in the Partnership (whether through a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing or otherwise):

(i) irrevocably agrees that any claims, suits, actions or proceedings (A) arising out of or relating in any way to this Agreement (including any claims, suits or actions to interpret, apply or enforce the provisions of this Agreement or the duties, obligations or liabilities among Partners or of Partners to the Partnership, or the rights or powers of, or restrictions on, the Partners or the Partnership), (B) brought in a derivative manner on behalf of the Partnership, (C) asserting a claim of breach of a duty (including any fiduciary duty) owed by any director, officer, or other employee of the Partnership or the General Partner, or owed by the General Partner, to the Partnership or the Partners, (D) asserting a claim arising pursuant to any provision of the Delaware Act or (E) asserting a claim governed by the internal affairs doctrine shall be exclusively brought in the Court of Chancery of the State of Delaware (or, if such court does not have subject matter jurisdiction thereof, any other court located in the State of Delaware with subject matter jurisdiction), in each case regardless of whether such claims, suits, actions or proceedings sound in contract, tort, fraud or otherwise, are based on common law, statutory, equitable, legal or other grounds, or are derivative or direct claims;

(ii) irrevocably submits to the exclusive jurisdiction of the courts of the State of Delaware (or, if such court does not have subject matter jurisdiction thereof, any other court located in the State of Delaware with subject matter jurisdiction) in connection with any such claim, suit, action or proceeding;

(iii) agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (A) it is not personally subject to the jurisdiction of the courts of the State of Delaware or of any other court to which proceedings in the Court of Chancery of the State of Delaware may be appealed, (B) such claim, suit, action or proceeding is brought in an inconvenient forum, or (C) the venue of such claim, suit, action or proceeding is improper;

(iv) expressly waives any requirement for the posting of a bond by a party bringing such claim, suit, action or proceeding;

(v) consents to process being served in any such claim, suit, action or proceeding by mailing, certified mail, return receipt requested, a copy thereof to such party at the address in effect for notices hereunder, and agrees that such services shall constitute good and sufficient service of process and notice thereof; provided, nothing in clause (v) hereof shall affect or limit any right to serve process in any other manner permitted by law; and

(vi) IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY SUCH CLAIM, SUIT, ACTION OR PROCEEDING.

Section 16.10 Invalidity of Provisions. If any provision or part of a provision of this Agreement is or becomes for any reason, invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions and part thereof contained herein shall not be affected thereby and this Agreement shall, to the fullest extent permitted by law, be reformed and construed as if such invalid, illegal or unenforceable provision, or part of a provision, had never been contained herein, and such provision or part reformed so that it would be valid, legal and enforceable to the maximum extent possible.

Section 16.11 Consent of Partners. Each Partner hereby expressly consents and agrees that, whenever in this Agreement it is specified that an action may be taken upon the affirmative vote or consent of less than all of the Partners, such action may be so taken upon the concurrence of less than all of the Partners and each Partner shall be bound by the results of such action.

Section 16.12 Facsimile Signatures. The use of facsimile signatures and signatures delivered by email in portable document format (.pdf) or other similar electronic format affixed in the name and on behalf of the Transfer Agent and registrar of the Partnership on Certificates representing Units is expressly permitted by this Agreement.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

GENERAL PARTNER:
USD PARTNERS GP LLC

By:
Name:
Title:

Signature Page to Third Amended and Restated

Agreement of Limited Partnership of USD Partners LP

EXHIBIT A

to the Third Amended and Restated

Agreement of Limited Partnership of

USD Partners LP

Certificate Evidencing Common Units

Representing Limited Partner Interests in

USD Partners LP

No.

Common Units

In accordance with Section 4.1 of the Third Amended and Restated Agreement of Limited Partnership of USD Partners LP, as amended, supplemented or restated from time to time (the “Partnership Agreement”), USD Partners LP, a Delaware limited partnership (the “Partnership”), hereby certifies that (the “Holder”) is the registered owner of Common Units representing limited partner interests in the Partnership (the “Common Units”) transferable on the books of the Partnership, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed. The rights, preferences and limitations of the Common Units are set forth in, and this Certificate and the Common Units represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Partnership Agreement. Copies of the Partnership Agreement are on file, and will be furnished without charge on delivery of written request to the Partnership, at the principal office of the Partnership located at 811 Main Street, Suite 2800, Houston, Texas 77002. Capitalized terms used herein but not defined shall have the meanings given them in the Partnership Agreement.

THE HOLDER OF THIS SECURITY ACKNOWLEDGES FOR THE BENEFIT OF USD PARTNERS LP THAT THIS SECURITY MAY NOT BE SOLD, OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED IF SUCH TRANSFER WOULD (A) VIOLATE THE THEN APPLICABLE FEDERAL OR STATE SECURITIES LAWS OR RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION, ANY STATE SECURITIES COMMISSION OR ANY OTHER GOVERNMENTAL AUTHORITY WITH JURISDICTION OVER SUCH TRANSFER, (B) TERMINATE THE EXISTENCE OR QUALIFICATION OF USD PARTNERS LP UNDER THE LAWS OF THE STATE OF DELAWARE, OR (C) CAUSE USD PARTNERS LP TO BE TREATED AS AN ASSOCIATION TAXABLE AS A CORPORATION OR OTHERWISE TO BE TAXED AS AN ENTITY FOR FEDERAL INCOME TAX PURPOSES (TO THE EXTENT NOT ALREADY SO TREATED OR TAXED). USD PARTNERS GP LLC, THE GENERAL PARTNER OF USD PARTNERS LP, MAY IMPOSE ADDITIONAL RESTRICTIONS ON THE TRANSFER OF THIS SECURITY IF IT DETERMINES, WITH THE ADVICE OF COUNSEL, THAT SUCH RESTRICTIONS ARE NECESSARY OR ADVISABLE (i) TO AVOID A SIGNIFICANT RISK OF USD PARTNERS LP BECOMING TAXABLE AS A CORPORATION OR OTHERWISE BECOMING TAXABLE AS AN ENTITY FOR U.S. FEDERAL INCOME TAX PURPOSES OR (ii) TO PRESERVE THE ECONOMIC UNIFORMITY OF THE LIMITED PARTNER

1

INTERESTS (OR ANY CLASS OR CLASSES THEREOF). THE RESTRICTIONS SET FORTH ABOVE SHALL NOT PRECLUDE THE SETTLEMENT OF ANY TRANSACTIONS INVOLVING THIS SECURITY ENTERED INTO THROUGH THE FACILITIES OF ANY NATIONAL SECURITIES EXCHANGE ON WHICH THIS SECURITY IS LISTED OR ADMITTED TO TRADING.

The Holder, by accepting this Certificate, (i) shall be admitted to the Partnership as a Limited Partner with respect to the Limited Partner Interests so transferred to such Person when any such transfer or admission is reflected on the books and records of the Partnership and such Limited Partner becomes the Record Holder of the Limited Partner Interests so transferred, (ii) shall become bound by the terms of the Partnership Agreement, (iii) represents that the transferee has the capacity, power and authority to enter into the Partnership Agreement and (iv) makes the consents, acknowledgements and waivers contained in the Partnership Agreement, with or without the execution of the Partnership Agreement by the Holder.

This Certificate shall not be valid for any purpose unless it has been countersigned and registered by the Transfer Agent. This Certificate shall be governed by and construed in accordance with the laws of the State of Delaware.

Dated:

USD Partners LP

By:
Name:
Title:

[Name]

By:
As Transfer Agent and Registrar
Name:
Title:

[Reverse of Certificate]

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as follows according to applicable laws or regulations:

TEN COM—as tenants in common

TEN ENT—as tenants by the entireties

UNIF GIFT/TRANSFERS MIN ACT

Custodian

JT TEN—as joint tenants with right of survivorship and not as tenants in common

(Cust) (Minor)

Under Uniform Gifts/Transfers to CD Minors Act

(State)

Additional abbreviations, though not in the above list, may also be used.

ASSIGNMENT OF COMMON UNITS OF

USD PARTNERS LP

FOR VALUE RECEIVED, hereby assigns, conveys, sells and transfers unto

(Please print or typewrite name and address of assignee) (Please insert Social Security or other identifying number of assignee)

Common Units representing limited partner interests evidenced by this Certificate, subject to the Partnership Agreement, and does hereby irrevocably constitute and appoint as its attorney-in-fact with full power of substitution to transfer the same on the books of USD Partners LP

Date:

NOTE: The signature to any endorsement hereon must correspond with the name as written upon the face of this Certificate in every particular, without alteration, enlargement or change.

THE SIGNATURE(S) MUST BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM), PURSUANT TO S.E.C. RULE 17Ad-15

(Signature)

(Signature)

Exhibit B

Assignment Agreement

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (this “Assignment”) is made and entered into this [    ] day of [    ], 2022, by and among USD North America GP LLC, a Delaware limited liability company (“USDNA GP”), USD North America LP, a Delaware limited partnership (“USDNA LP,” together with USDNA GP, the “Assignors”), USD Logistics Operations GP LLC, a Delaware limited liability company (“USDLO GP”), and USD Logistics Operations LP, a Delaware limited partnership (“USDLO LP,” together with USDLO GP, the “Assignees”), and is effective as of April 1, 2022 (the “Effective Date”). Assignors and Assignees are each referred to herein individually as a “Party” and collectively as the “Parties.”

Capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed to such terms in that certain Contribution, Conveyance and Assumption Agreement (the “Contribution Agreement”), dated as of March 27, 2022, by and among the Assignors, the Assignees, USD Partners LP, a Delaware limited partnership, USD Group LLC, a Delaware limited liability company, and USD Partners GP LLC, a Delaware limited liability company.

W I T N E S S E T H:

WHEREAS, USDNA GP owns the Hardisty GP Interest and USDNA LP owns the Hardisty LP Interest and the USDTC II Interest; and

WHEREAS, pursuant to the Contribution Agreement, (i) USDNA GP has agreed to contribute, assign, transfer and convey the Hardisty GP Interest to USDLO GP, and USDLO GP desires to effect such contribution, assignment, transfer and conveyance; and (ii) USDNA LP has agreed to contribute, assign, transfer and convey the Hardisty LP Interest and the USDTC II Interest to USDLO LP, and USDLO LP desires to effect such contribution, assignment, transfer and conveyance.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties do hereby agree as follows:

1.	Assignment. Subject to and in accordance with the terms of the Contribution Agreement, and effective as of the Effective Date,

(a)

USDNA GP hereby CONTRIBUTES, ASSIGNS, TRANSFERS AND CONVEYS to USDLO GP the Hardisty GP Interest, free and clear of all Encumbrances except for Permitted Encumbrances, and USDLO GP hereby accepts the same.

(b)

USDNA LP hereby CONTRIBUTES, ASSIGNS, TRANSFERS AND CONVEYS to USDLO LP the Hardisty LP Interest and the USDTC II Interest, free and clear of all Encumbrances except for Permitted Encumbrances, and USDLO LP hereby accepts the same.

2.	Substitution as Partners and Shareholder. From and after the Effective Date,

(a)

USDNA GP shall transfer its membership in USD Netherlands Coöperatief U.A., a Dutch excluded liability cooperative (the “Cooperative”) to UDSLO GP by a membership transfer agreement, governed by Dutch law and USDNA LP shall transfer its membership in the Cooperative to USDLO LP by a membership transfer agreement, governed by Dutch law. USDNA GP and USDNA LP shall therefore each cease to be a member of the Cooperative and shall have no right or power as a member of the Cooperative or with respect to the Hardisty GP Interest or the Hardisty LP Interest, respectively. The Parties confirm and, to the extent necessary, agree that the assignment of the Hardisty GP Interest and the Hardisty LP Interest, the admission of USDLO GP and USDLO LP as members of the Cooperative and the cessation of USDNA GP and USDNA LP as members of the Cooperative, shall not dissolve the Cooperative.

(b)

USDLO LP shall be substituted for USDNA LP as a shareholder of USD Terminals Canada II ULC, a British Columbia unlimited liability company (“USDTC II”). USDNA LP shall cease to be a shareholder of USDTC II and shall have no right or power as a shareholder of USDTC II or with respect to the USDTC II Interest. The Parties agree that the assignment of the USDTC II Interest, the admission of USDLO LP as a shareholder of USDTC II and the cessation of USDNA LP as a shareholder of USDTC II, shall not dissolve USDTC II.

3.	Disclaimer of Warranties.

(a)	THE ASSIGNORS ARE CONVEYING THE HARDISTY INTERESTS WITHOUT REPRESENTATION OR WARRANTY, EXCEPT AS PROVIDED IN THE CONTRIBUTION AGREEMENT.

(b)

The Assignors and the Assignees agree that the disclaimers contained in Section 3(a) herein, are “conspicuous” disclaimers. Any covenant implied by statute or law by use of the words “grant,” “contribute,” “transfer,” “assign” or “convey” or any of them are hereby expressly disclaimed, waived, and negated.

4.	General Provisions.

(a)	Binding Effect. This Assignment will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

(b)	Governing Law and Venue. The provisions of Section 9.3 of the Contribution Agreement are hereby incorporated by reference as if fully set forth herein, mutatis mutandis.

(c)	Amendment and Modification. This Assignment may be amended, modified or supplemented only by written agreement of the Parties.

(d)

No Third Party Rights. This Assignment shall be binding upon and inure solely to the benefit of the Parties and their respective successors and permitted assigns, and none of the provisions of this Assignment shall be for the benefit of or enforceable by any third party, including any creditor of any Party or any of their Affiliates. No such third party shall obtain any right under any provision of this Assignment or shall by reasons of any such provision make any claim in respect of any liability (or otherwise) against any other Party.

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(e)

Entire Agreement. This Assignment, together with the Contribution Agreement and the other Transaction Documents, constitute the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both oral and written, between the Parties with respect to such subject matter. In the event of a conflict or inconsistencies between the terms and conditions of this Assignment and the Contribution Agreement, the terms and conditions of the Contribution Agreement shall control.

(f)

Counterparts. This Assignment may be executed in one or more counterparts, including electronic, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

[Signature page follows.]

3

IN WITNESS WHEREOF, this Assignment has been duly executed by each of the Parties as of the Effective Date.

ASSIGNORS:

USD NORTH AMERICA GP LLC

By:
Name:
Title:

USD NORTH AMERICA LP

By:
Name:
Title:

ASSIGNEES:

USD LOGISTICS OPERATIONS GP LLC

By:
Name:
Title:

USD LOGISTICS OPERATIONS LP

By:
Name:
Title:

Signature Page to Assignment Agreement